EXHIBIT B

Written Appraisal Prepared by Mel Abraham

Exhibit B

VALUATION REPORT
FAFCO, INC.
JUNE 30, 2003

PREPARED BY:

MEL H. ABRAHAM, CPA, CVA, ABV, ASA

JULY 22, 2003

MEL H. ABRAHAM, CPA, CVA, ABV, ASA
VALUATION, LITIGATION & CONSULTING SERVICES
543 COUNTRY CLUB DRIVE, SUITE B-543
WOOD RANCH, CALIFORNIA 93065
805.578.1515
805.578.0090 FAX

Special Committee of the Board of Directors
FAFCO, Inc.
435 Otterson Drive
Chico, CA 95928

Dear Committee Members:

We have prepared and enclosed, herewith, our valuation report of FAFCO, Inc. The purpose of the valuation is to render an opinion of the fair market value of a one-share common equity interest (on a non-controlling, non-marketable interest basis) as of June 30, 2003.

The term “fair market value” is defined under Article 20.2031-1(b) of the Estate Tax Regulations, Article 25.2512-1 of the Gift Tax Regulations, Income Tax Regulation 1.170-1(c) and Revenue Ruling 59-60, 1959-1 C.B. 237 as follows:

“The price at which the property would change hands between a willing buyer and a willing seller, neither being under a compulsion to buy or sell and both having reasonable knowledge of relevant facts and the ability to buy or sell. Court decisions frequently state in addition that the hypothetical buyer and seller are assumed to be able, as well as willing, to trade and to be well informed about the property and concerning the market for such property.”

Our report is based on historical and prospective financial information provided to us by management and other third parties. Had we audited or reviewed the underlying data, matters may have come to our attention, which may have resulted in our using amounts, which differ, from those provided. Accordingly, we take no responsibility for the underlying data presented in this report. Users of this valuation report should be aware that valuations are based on future earnings potential that may or may not materialize. Therefore, the actual results achieved during the projection period may vary from the projections used in this valuation, and the variations may be material. Accordingly, this report and the information herein is for those whom are informed about valuations, the related industry, the entity and the inherent risks. Additionally, this valuation is based on those facts, which were considered known, knowable and foreseeable as of June 30, 2003.

Based on our study and analysis we have concluded that a reasonable opinion of the fair market value of a one-share common equity interest (on a non-controlling, non-marketable interest basis) as of June 30, 2003 in FAFCO, Inc. is $0.60, subject to the limiting conditions reflected in Appendix A of this report. Additionally, this value is appropriate to the extent that the rights associated with a one-share common equity interest (on a non-controlling, non-marketable interest basis) in FAFCO,

Inc. do not change as the ownership interest changes. We have no present or contemplated financial interest in FAFCO, Inc. Our fees for this valuation, are based upon our standard hourly billing rates, and are in no way contingent upon the results of our findings. We have no responsibility to update this report for events and circumstances occurring subsequent to the date of this report.

Our valuation and this report have been prepared in conformity with The Code of Professional Conduct of the American Institute of Certified Public Accountants, the National Association of Certified Valuation Analysts, and the Uniform Standards of Professional Appraisal Practice. We have considered various valuation approaches, including asset-based approaches, income-based approaches, and market-based approaches. The value estimates that resulted from each approach have been compared and a final value conclusion has been determined therefrom.

This report has been prepared for the specific purpose of valuing FAFCO, Inc. (on a non-controlling, non-marketable interest basis) as of June 30, 2003, which value is to be utilized in determining the value of the interest for establishing the value in conjunction with evaluating the possibility of deregistering the stock in FAFCO and buying back certain interests from shareholders. As such, this does not constitute a fairness opinion and we express no opinion on the fairness of any consummated transaction. This report is not to be duplicated or made available to any persons without the express written consent of Mel H. Abraham, CPA, CVA, ABV, ASA.

Mel H. Abraham, CPA, CVA, ABV, ASA

July 22, 2003

TABLE OF CONTENTS

		PAGE
I.	INTRODUCTION	1
	Subject Company
	Valuation Purpose
	Valuation Approach
	Standard of Value
II.	VALUATION METHODOLOGY	5
	Overview
	Revenue Ruling 59-60, 1959-1 C.B. 237
	Valuation Approaches
III.	BACKGROUND	11
	General
	Products and Services
	Customers and Competition
	Facilities
	Ownership
	Management and Employees
	Strengths and Weaknesses
	Environmental Considerations
IV.	NATIONAL ECONOMIC ANALYSIS	19
	General Economic Overview
	Inflation
	Employment and Labor
	Consumer Spending
	Construction and Housing Starts
	Manufacturing and Durable Goods
	Interest Rates and Financial Markets
	Summary and Conclusion
V.	REGIONAL ECONOMIC ANALYSIS	24
	Overview
	Summary and Conclusion
VI.	INDUSTRY INFORMATION	27
	Overview
	Summary and Conclusion

TABLE OF CONTENTS
CONTINUED

		PAGE
VII.	FINANCIAL ANALYSIS	32
	Overview
	Summary of Significant Accounting Policies
	Normalizing Adjustments
	Trend and Comparative Analysis
	Financial Analysis Summary
VIII.	ASSET-BASED APPROACH	40
	Book Value
	Adjusted Book Value
	Liquidation Value
IX.	INCOME-BASED APPROACH	43
	Estimating Earnings
	Understanding the Cost of Capital
	Discount and Capitalization Rates
	Cost of Equity Capital
	Capitalization of Earnings Method
	Capitalization of Excess Earnings Method
	Capitalization of Dividends
	Discounted Earnings Method
X.	MARKET-BASED APPROACH	60
	Transaction Value Method
	Industry Formula or Rule of Thumb
	Private Market Data Method
	Public Company Data Method
XI.	VALUATION METHOD SELECTED	65
XII.	VALUATION ADJUSTMENTS ANALYSIS	68
	Valuation Adjustments Overview
	Lack of Control Adjustment
	Lack of Marketability Adjustment
	Valuation Adjustment Summary
XIII.	CONCLUSION OF VALUE	94

APPENDIX A	Statement of General Assumptions and Limiting Conditions
APPENDIX B	Valuator’s Certification

EXHIBIT A	Historical Financial Statement Summaries
EXHIBIT B	Adjusted Financial Statement Summaries
EXHIBIT C	Common Size Summaries

EXHIBIT D	Ratio Analysis
EXHIBIT E	Comparative Analysis Information
EXHIBIT F	Valuation Analyst’s Qualifications
EXHIBIT G	Summary of Information and Data Sources

VALUATION SUMMARY

Report Summarized	The appraisal report summarized contains 94 pages plus Appendices and Exhibits and was issued on July 22, 2003. This report is subject to the Statement of Assumptions and Limiting Conditions included at Appendix A

Date of Valuation	June 30, 2003

Purpose of Valuation	Establish value of the interest in establishing the value in conjunction with evaluating the possibility of deregistering the stock in FAFCO and buying back certain interests from shareholders. As such, this does not constitute a fairness opinion and we express no opinion on the fairness of any consummated transaction.

Subject Interests Valued	One-share common equity interest in FAFCO, Inc.

Ownership Characteristics	Non-actively traded, non-controlling interest basis.

Standard of Value	Fair market value.

Premise of Value	As a going concern.

Indicated Enterprise Value and Prorata Value	$3,909,070 and $1.01, respectively.

Lack of Control Adjustment	25.0% of marketable, controlling interest.

Marketability/Liquidity Adjustment	20.0% of marketable, non-controlling interest.

Value Conclusion	$0.60 for the interest.

FAFCO, Inc.	Valuation Report

I – INTRODUCTION

Subject Company

FAFCO, Inc. (FAFCO) designs, develops, manufactures, and markets solar heating systems for swimming pools and thermal energy storage systems for commercial and industrial cooling. FAFCO, Inc. was incorporated under the laws of the State of California in 1972.

Valuation Purpose

The purpose of this report is to establish an opinion of the fair market value of a one-share common equity interest (on a non-controlling, non-marketable interest basis) as of June 30, 2003 in FAFCO, Inc. which value is to be utilized in determining the value of the interest for establishing the value in conjunction with evaluating the possibility of deregistering the stock in FAFCO and buying back certain interests from shareholders. As such, this does not constitute a fairness opinion and we express no opinion on the fairness of any consummated transaction.

Valuation Approach

Our approach has been to determine an opinion of fair market value, which would provide a fair and reasonable return on investment to an investor or owner, in view of the facts available to us at the valuation date. Our opinion is based on, among other things, our estimate of the risks facing FAFCO and the return on investment, which would be required on alternative investments with similar levels of risk.

Standard of Value

The standard of value is the definition of the specific value being sought. It answers the following general but very basic question: “Value to whom?”. Depending on the purpose of the valuation, one definition or standard of value may be more appropriate than another. For the tax-related purpose of this report we applied the standard of fair market value. The term “fair market value” is defined under Article 20.2031-1(b) of the Estate Tax Regulations, Article 25.2512-1 of the Gift Tax Regulations and Revenue Ruling 59-60, 1959-1 C.B. 237 as;

“The price at which the property would change hands between a willing buyer and a willing seller, neither being under a compulsion to buy or sell and both having reasonable knowledge of relevant facts and the ability to buy or sell. Court decisions frequently state in addition that the hypothetical buyer and seller are assumed to be able, as well as willing, to trade and to be well informed about the property and concerning the market for such property.”

There is considerable content in this brief definition, and an examination of the underlying conditions and assumptions follows to allow the reader to understand the context in which our report was prepared.

Mel H. Abraham, CPA, CVA, ABV, ASA	1

FAFCO, Inc.	Valuation Report

Price at Which Property Would Change Hands

The IRS Valuation Guide for Income, Gift and Estate Taxes (the IRS Guide) requires the valuator to “make a reasonable estimate of the hypothetical sale price.” This means that it is assumed that the property is put up for sale in a hypothetical context, whether or not the property will actually be sold.

In addition, the IRS Guide states the value “is the amount that the property would bring in a cash sale.” In other words, the opinion expressed assumes the seller will receive cash or cash equivalency at the valuation date. This is particularly relevant in the valuation of small, non-actively traded interests because very often the buyer makes a down payment at closing and finances the balance of the purchase price over time.

Between a Willing Buyer and a Willing Seller

The IRS Guide states, “The willing buyer and willing seller are hypothetical persons, not actual persons.” They are proxies for the participants in the hypothetical market. The market is the universe of all potential buyers and sellers for the same or similar property, and the market is in a state of equilibrium. In equilibrium, the market is not influenced by special motivations or unique characteristics not exhibited by typical buyers and sellers.

Not Under Compulsion to Buy or Sell

Neither the buyer nor the seller is compelled to be a party to the transaction. Thus, each has equal negotiating power, and the price is not the result of a specific impetus of one of the parties. A representative price would not be considered a fair market value if it were affected by a buyer’s or a seller’s unique motivations. However, the hypothetical willing buyer and the hypothetical willing seller are presumed to be dedicated to achieving the maximum economic advantage.

Fair market value also assumes that, given the absence of compulsion, the property is valued as a going concern, not in a liquidation scenario.

Both Having Reasonable Knowledge of All Relevant Facts

This concept assumes both parties are operating from the same basic level of information and relevant facts, including an understanding of prevalent economic and market conditions at the date of valuation. Identifying the circumstances that were reasonably foreseeable at the valuation date can be a source of confusion. The IRS Guide indicates, “The proper standard of reasonable knowledge is not what is actually known as of the valuation date; rather, it is proper to consider facts that are discoverable through reasonable investigation, as long as such facts existed as of the valuation date, even if they were not actually known at that time.”

Mel H. Abraham, CPA, CVA, ABV, ASA	2

FAFCO, Inc.	Valuation Report

Able, as Well as Willing to Trade

The first implication is that the hypothetical buyer must have the financial capacity to engage in the transaction. Therefore, the universe of such buyers would only include those investors who, in the context of diversified investment portfolios, would have the ability to purchase an investment in the subject company in the value range indicated by the analysis.

The second implication is that the buyer and seller must also be willing to trade. Thus, the hypothetical investors are rational investors, and they engage in transactions and approach the issue of price from a rational economic and financial perspective.

In Pabst Brewing Company v. Commissioner - T.C. Memo 1996-506, Judge Laro’s decision reinforced the definition of fair market value, stating in part:

1.	“The willing buyer and the willing seller are hypothetical persons, rather than specific individuals or entities and the characteristics of these hypothetical persons are not necessarily the same as the personal characteristics of the actual seller or a particular buyer.”

2.	“Fair market value is determined as of the valuation date, and no knowledge of unforeseeable future events which may have affected the value is given to the hypothetical persons.”

3.	“Fair market value equals the highest and best use to which property could be put on the valuation date, and fair market value takes into account special uses that are realistically available due to the property’s adaptability to a particular business .... Elements affecting value that depend upon events or a combination of occurrences which, while within the realm of possibility, are not reasonably probable, are excluded from this consideration.”

Summary

To specifically apply the above definition to the interest in question then, fair market value represents the cash price a hypothetical willing buyer would pay to purchase a one-share common equity interest (on a non-controlling, non-marketable interest basis) as of June 30, 2003 in FAFCO, Inc., on a going-concern basis, from a hypothetical willing seller.

Alternatively, fair market value also represents the cash price a hypothetical willing seller would sell a one-share common equity interest (on a non-controlling, non-marketable interest basis) as of June 30, 2003 in FAFCO, Inc., on a going-concern basis, to a hypothetical willing buyer.

Mel H. Abraham, CPA, CVA, ABV, ASA	3

FAFCO, Inc.	Valuation Report

Based on a different valuation purpose, or a different standard of value, or as of a different valuation date, another value could be associated with FAFCO, Inc. (on a non-controlling, non-marketable interest basis). Accordingly, the use of this report for other than the above-stated purpose may result in invalid conclusions.

The regulations further state that the interest held in the estate at the moment of death or the interest, which is transferred through gift, donation, spin-off or held by an ESOP is the interest, which must be valued. Accordingly we will examine the rights, restrictions and obligations associated with the interest in question.

We have analyzed various valuation methods in estimating the fair market value of a one-share common equity interest (on a non-controlling, non-marketable interest basis) as of June 30, 2003 in FAFCO, Inc. to determine which method generates the most reasonable opinion of fair market value under the facts and circumstances specific to this case. After careful consideration of each method’s underlying assumptions and variables utilized, we have concluded that the capitalization of benefits method is the most appropriate method, resulting in a fair market value of $0.60 for FAFCO, Inc. (on a non-controlling, non-marketable interest basis) as of June 30, 2003. Please refer to the section entitled “Conclusion of Value” of this report.

Mel H. Abraham, CPA, CVA, ABV, ASA	4

FAFCO, Inc.	Valuation Report

II – VALUATION METHODOLOGY

Overview

Business valuation methodology is based on two principles: “the principal of substitution” and “the principal of future benefits”. The principle of substitution states that the value of property tends to be determined by the cost of acquiring an equally desirable substitute. In other words, a person will not purchase a particular asset if such a substitute can be purchased at a lower price.

The principal of future benefits states that the economic value of an investment reflects anticipated future benefits, not for past performance. Although the past may serve as a proxy for the future, a business that has had poor earnings in the past but bright future prospects will be worth more than a business that has been successful in the past but is not expected to be as profitable in the future.

The fair market value of securities trading on an active public market is determined by actual market quotations on a particular date, unless the market for a security is affected by some abnormal influence or condition. Determination of fair market value of securities of non-actively traded corporations, however, cannot be as precisely determined, thus creating the need for alternative valuation methodologies. Section 3.01 of Revenue Ruling 59-60 acknowledges the disparate results that may then occur:

A determination of fair market value, being a question of fact, will depend upon the circumstances in each case. No formula can be devised that will be generally applicable to the multitude of different valuation issues arising in estate and gift tax cases. Often, an appraiser will find differences of opinion as to the fair market value of a particular stock. In resolving such differences, he should maintain a reasonable attitude in recognition of the fact that valuation is not an exact science. A sound valuation will be based upon all the relevant facts, but the elements of common sense, informed judgement and reasonableness must enter into the process of weighting those facts and determining their aggregate significance.

Both internal and external factors, which influence the value of FAFCO, Inc. are analyzed and interpreted. Internal factors include FAFCO’s financial position, results of operations and the size and marketability of the interest being valued. External factors include, among other things, the status of the portfolio of assets, the economic factors affecting the portfolio of assets and the various risk factors involved (both internal and external).

Further, since there is no single, generally accepted formula for establishing the fair market value of a non-actively traded corporation, Revenue Ruling 59-60 sets forth a list of factors to consider (listed below). It generally applies to all valuations of interests in non-actively traded businesses lacking a public market for their securities for income, gift, and estate tax purposes. Thus, the scope of our work considered all the elements of a business valuation listed in Section 4 of that Ruling.

Mel H. Abraham, CPA, CVA, ABV, ASA	5

FAFCO, Inc.	Valuation Report

Revenue Ruling 59-60, 1959-1 C.B. 237

The purpose of Revenue Ruling 59-60, 1959-1 C.B. 237 was “...to outline and review in general the approach, methods, and factors to be considered in valuing shares of capital stock of non-actively traded corporations for estate tax and gift tax purposes. The methods discussed herein will apply likewise to the valuation of corporate stocks on which market quotations are either unavailable or are of such scarcity that they do not reflect fair market value.”

This ruling states that “...a sound valuation will be based upon all the relevant facts, but the elements of common sense, informed judgment, and reasonableness must enter into the process of weighing those facts and determining their aggregate significance.” According to the Ruling, factors to be considered in the valuator’s analysis include:

1.	The nature of the business and the history of the enterprise from its inception.

2.	The economic outlook in general and the condition and outlook for the specific industry in particular.

3.	The book value of the stock and the financial condition of the business.

4.	The earning capacity of the company.

5.	The dividend paying capacity of the company.

6.	Whether or not the enterprise has goodwill or other intangible value.

7.	Sales of the stock and the size of block to be valued.

8.	The market price of stocks of corporations engaged in the same or similar line of business having their stocks traded in a free and open market, either on an exchange or over-the-counter.

Below, we have excerpted specific detail related to each of these factors directly from Revenue Ruling 59-60, 1959-1 C.B. 237:

The nature of the business and the history of the enterprise from its inception

The history of a corporate enterprise will show its past stability, its growth or lack of growth, the diversity or lack of diversity of its operations, and other facts needed to form an opinion to the degree of risk involved in the business. For an enterprise, which changed its form of organization but carried on the same or very similar operations of its predecessor, the history of the former enterprise should be considered. The detail to be considered should increase with approach to the required date of appraisal, since recent events are of greatest help in predicting the future; but a study of gross and net income, and of dividends covering a long prior period, is highly desirable. The history to be studied should include, but need not be limited to, the nature of the business, its products or services, its operating and investment assets, capital structure, plant facilities, sales records and management, all of which should be considered as of the date of the appraisal, with due regard for recent significant changes. Events of the past that are unlikely to recur in the future should be discounted, since value has a close relation to future expectancy.

Mel H. Abraham, CPA, CVA, ABV, ASA	6

FAFCO, Inc.	Valuation Report

The economic outlook in general and the condition and outlook of the specific industry, in particular

A sound appraisal of a closely held stock must consider current and prospective economic conditions as of the date of appraisal, both in the national economy and in the industry or industries with which the corporation is allied. It is important to know that the company is more or less successful than its competitors in the same industry, or that it is maintaining a stable position with respect to competitors. Equal or even greater significance may attach to the ability of the industry with which the company is allied to compete with other industries. The public’s appraisal of the future prospects of competitive industries or of competitors within an industry may be indicated by price trends in the markets for commodities and for securities.

The book value of the stock and the financial condition of the business

Balance sheets should be obtained, preferably in the form of comparative annual statements for two or more years immediately preceding the date of appraisal, together with a balance sheet at the end of the month preceding that date, if corporate accounting will permit. Any balance sheet descriptions that are not self-explanatory, and balance sheet items comprehending diverse assets or liabilities, should be clarified in essential detail by supporting supplemental schedules. These statements usually will disclose to the appraiser:

•	Liquid position (ratio of current assets to current liabilities)

•	Gross and net book value of principal classes of fixed assets

•	Working capital

•	Long-term indebtedness

•	Capital structure

•	Net worth

Consideration should also be given to any assets not essential to the operation of the business, such as investments in securities, real estate, etc. In computing the book value per share of stock, assets of the investment type should be re-valued on the basis of their market price and the book value adjusted accordingly.

The earning capacity of the company

Detailed profit-and-loss statements should be obtained and considered for a representative period immediately prior to the required date of appraisal, preferably five or more years. Such statements should show i) gross income by principal items; ii) principal deductions from gross income including major prior items of operating expenses, interest and other expense on each item of long term debt, depreciation and depletion if such deductions are made, officers’ salaries, in total if they appear to be reasonable; iii) cash flow available for

Mel H. Abraham, CPA, CVA, ABV, ASA	7

FAFCO, Inc.	Valuation Report

dividends, and; iv) rates and amounts of dividends paid on each class of stock.

The dividend-paying capacity of the company

Primary consideration should be given to the dividend-paying capacity of the company rather than to dividends actually paid in the past. Recognition must be given to the necessity of retaining a reasonable portion of profits in a company to meet competition. Dividend-paying capacity is a factor that must be considered in an appraisal, but dividends actually paid in the past may not have any relation to dividend-paying capacity. Specifically, the dividends paid by a closely held family company may be measured by the income needs of the stockholders or by their desire to avoid taxes on dividend receipts, instead of by the ability of the company to pay dividends. Where an actual or effective controlling interest in a corporation is to be valued, the dividend factor is not a material element, since the payment of such dividends is discretionary with the controlling stockholders. The individual or group in control can substitute salaries and bonuses for dividends, thus reducing net income and understating the dividend-paying capacity of the company. It follows, therefore, that dividends are less reliable criteria of fair market value than other applicable factors.

Whether or not the enterprise has goodwill or other intangible value

In the final analysis, goodwill is abased upon earning capacity. The presence of goodwill and its value, therefore, rests upon the excess of net earnings over and above a fair return on the net tangible assets. While the element of goodwill may be based primarily on earnings, such factors as the prestige and renown of the business, the ownership of a trade or brand name, and a record of successful operation over a prolonged period in a particular locality, also may furnish support for the inclusion of intangible value.

Sales of the stock and the size of the block of stock to be valued

Sales of stock of a closely held corporation should be carefully investigated to determine whether they represent transactions at arm’s length. Forced or distress sales do not ordinarily reflect fair market value nor do isolated sales in small amounts necessarily control the measure of value. This is especially true in the valuation of a controlling interest in a corporation. Since in the case of closely held stocks, no prevailing market prices are available, there is no basis for making an adjustment for blockage. It follows, therefore, that such stocks should be valued upon a consideration of all the evidence affecting the fair market value. The size of the block of stock itself is a relevant factor to be considered. Although it is true that a minority interest in an unlisted corporation’s stock is more difficult to sell than a similar block of listed stock, it is equally true that control of a corporation, either actual or in effect, representing as it does an added element of value, may justify a higher value for a specific block of stock.

The market price of stocks of corporations engaged in the same or similar line of business having

Mel H. Abraham, CPA, CVA, ABV, ASA	8

FAFCO, Inc.	Valuation Report

their stocks actively traded in a free and open market, either on an exchange or over-the-counter

Section 2031(b) of the Code states, in effect, that in valuing securities the value of stock or securities of corporations engaged in the same or a similar line of business which are listed on an exchange, should be taken into consideration along with all other factors. An important consideration is that the corporations to be used for comparisons have capital stocks, which are actively traded by the public. The essential factor is that whether the stocks are sold on an exchange or over-the-counter, there is evidence of an active, free public market for the stock as of the valuation date. In selecting corporations for comparative purposes, care should be taken to use only comparable companies. Although, the only restrictive requirement as to comparable corporations specified in the statute is that their lines of business be the same or similar, it is obvious that consideration must be given to other relevant factors in order that the most valid comparison possible is obtained. A company with a declining business and decreasing markets is not comparable to one with a record of current progress and market expansion.

Mel H. Abraham, CPA, CVA, ABV, ASA, while considering all of the factors noted above, attributes varying weights to each factor depending upon the particular circumstances unique to the entity. In that regard, it is important that all of the relevant factors be considered in the valuation process.

Valuation Approaches

The value of a non-publicly traded business, then, is determined with a view towards the intrinsic value of the assets, the value of the income flow, the value of the equity in the marketplace, and other facts and circumstances which a knowledgeable buyer and seller would consider. Thus, the above principles and factors have evolved to form the basis for three broad approaches used in valuing a business:

1.	Asset-Based Approach

2.	Income-Based Approach

3.	Market-Based Approach

Within each of these approaches there are different methods for determining a business value. The applicability of each approach and the subset of methods contained thereunder must be assessed, given the nature and purpose of the particular valuation assignment.

Sections III, IV, V, VI and VII of our report analyze the background and financial condition of FAFCO, the general economic and specific industry outlooks, and other facts and circumstances that a knowledgeable buyer and seller would consider based on the factors of Revenue Ruling 59-60. Sections VIII, IX, X, XI and XII of the report discuss the different approaches, methods and other factors we considered in forming our valuation conclusion, also based on the factors of the Revenue Ruling.

Mel H. Abraham, CPA, CVA, ABV, ASA	9

FAFCO, Inc.	Valuation Report

III - BACKGROUND

General

FAFCO, Inc. (FAFCO) designs, develops, manufactures, and markets solar heating systems for swimming pools and thermal energy storage systems for commercial and industrial cooling. FAFCO, Inc. was incorporated under the laws of the State of California in 1972. FAFCO successfully went public in 1981. However, the stock experiences very little trading on a sporadic basis through the pink sheets. As such, the stock, for all intents and purposes, is not as freely tradable as other publicly traded securities.

Markets, Products and Services

Swimming Pool Heating

FAFCO offers a range of products designed for heating swimming pools using solar energy. Low temperature solar applications developed because of the cost effectiveness of solar systems in heating a large volume of water to produce a small temperature change.

FAFCO solar pool heating system is composed of six to twelve solar collectors, a sun sensor, an automatic control, and associated accessories. The collectors and sensor are typically mounted on the roof of a pool owner’s home and connected to the pool pump and to an automatic control.

The customer sets the automatic control for the desired water temperature and, when the sensor detects that there is sufficient solar energy for the system to function efficiently, the automatic control directs the flow of water from the pool to the collectors. The water absorbs heat as it passes through the collectors and then flows back to the pool. When the desired water temperature is achieved or when there is insufficient solar energy, the automatic control redirects the flow of water back to the pool and water is drained from the collectors. When the water temperature drops and there is sufficient solar energy, the system is reactivated automatically.

In February 1996, FAFCO introduced a version of its solar pool heating system specifically designed for above-ground swimming pools. This system is composed of one or two solar collectors optimized for use in heating aboveground swimming pools and designed to lie flat on the ground or to be mounted on a rack on the ground. The system was designed for the do-it-yourself market and can be installed in less than 30 minutes.

In May 1996, FAFCO introduced a new and improved version of its solar collector that has a higher thermal performance due to its unique heat exchanger tube design. The tube design incorporates molded indentations, which enhance the heat transfer coefficient by increasing fluid turbulence.

FAFCO’s solar collectors are composed entirely of a polyolefin material (a high molecular weight polymer compound) and made up of small round tubes formed side by

Mel H. Abraham, CPA, CVA, ABV, ASA	10

FAFCO, Inc.	Valuation Report

side in a rectangular shape either one-by-two meters, four-by-eight feet, four-by-ten feet, four-by-twelve feet or four-by-twenty feet in size, with sub manifolds and header pipes thermoformed on each end. This design provides for a maximum heating surface and even water flow in order to transfer 75% to 90% of the available solar energy to the pool water. The polyolefin material, which has been specially formulated by FAFCO, is black in color (to optimize solar energy absorption) and has the inherent advantages over other possible materials of lower cost, lighter weight, and higher resistance to the corrosive effects of pool chemicals and degradation resulting from ultraviolet radiation, heat, and other environmental effects.

FAFCO markets its solar systems in the United States through independent distributors who sell directly to end-users. Distributors generally have sales, installation, and service personnel who are supported by extensive FAFCO marketing and technical materials as well as in-depth factory and field training programs.

The majority of sales personnel employed by the typical distributor are assigned to retrofit sales, which are sales to existing pool owners. Retrofit sales are generated through direct mail, customer referrals, canvassing, and, to a lesser extent, selected media advertising. The balance of the typical distributor’s sales personnel is generally assigned to contractor accounts and seeks referrals for new construction sales.

FAFCO usually provides direct mail literature and other advertising materials to distributors and mails or places these materials with local advertisers on the distributors’ behalf and partially at the distributors’ expense. In certain instances, distributors will also engage in direct mailing and advertising. In addition, FAFCO recently established a sales office in Florida to serve the local market.

In the past, FAFCO has canceled several distributor agreements for reasons of inadequate performance by the distributor, primarily for failure to provide adequate sales, installation and service support for FAFCO’s products. In such instances, FAFCO has generally been able to find qualified replacements.

All work relating to the installation of FAFCO solar systems is covered by a full one-year warranty provided by the distributor. FAFCO’s solar collectors are covered by a variety of warranties ranging from a ten-year limited to a fifteen-year full, depending on the product. FAFCO warranties cover defects in materials and workmanship provided that the related products are used for their intended purpose.

FAFCO solar systems are designed to require only minimal maintenance, which can be performed either by the consumer using an owner’s manual or by the distributor’s service personnel.

Thermal Energy Storage

FAFCO also designs, develops, manufactures, and markets a static, glycol ice builder for the thermal energy storage market. Since the product’s introduction, FAFCO has sold

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“ice banks” primarily to the commercial air conditioning market for use in peak load-shifting air conditioning systems.

FAFCO’s thermal energy storage (“IceStor”) systems utilize nighttime electric capacity to create stored cooling energy. Inexpensive “off-peak” energy is stored in the form of either chilled water or ice. During peak hours, stored cooling capacity is used in conjunction with a building’s air conditioning equipment to significantly reduce electrical power requirements for cooling and reduce overall power costs.

Thermal energy storage systems also offer electric utilities a solution to a fundamental, long-term problem: increased peak demand for power during periods of limited available capacity (i.e., during business hours). IceStor technology products shift power consumption to off-peak periods when there is available capacity and lower demand.

FAFCO markets its IceStor products through independent contractors who design and build heating and cooling systems for commercial and industrial applications. FAFCO has also licensed its IceStor products for sale overseas, to design-and-build, heating, ventilating, and air-conditioning companies in Taiwan, Korea, Japan, and The Peoples Republic of China. These licensing agreements provide for licensees’ assembly, sales, support, and maintenance of IceStor products in those countries.

Manufacturing, Customers and Competition

FAFCO’s customers are primarily a network of solar dealers direct selling to pool owners and contractors on the pool heating business. The thermal energy storage business is typically through a network of HVAC reps across the country. The three largest customers of FAFCO are:

1.	Ebara –	17.5% of revenues

2.	Florida Solar –	7.7 % of revenues

3.	Sierra Pacific –	5.5 % of revenues

FAFCO’s manufacturing activities consist primarily of the production of polyolefin heat exchangers used in solar heating applications and off-peak cooling applications and associated accessories. A total system approach is emphasized in order to ensure the effectiveness and reliability of FAFCO’s products after they have been installed, eliminating the need for distributors to rely upon materials from other suppliers.

FAFCO’s heat exchangers are produced from polyolefin resins using a patented extrusion and thermoforming process. Substantially all equipment used in these processes has been designed and built by FAFCO’s research and development engineers.

The resins employed by FAFCO are a petroleum by-product. The market price of these resins has fluctuated over the years with an increase in 1990 and early 1991 due to tensions in the Middle East, followed by stabilization after the completion of Desert Storm. It is expected that

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the price of the resins will continue to fluctuate as a result of domestic and international political and economic conditions.

FAFCO has qualified multiple sources of supply for all of its resins, materials, and subassemblies. However, certain materials and subassemblies are currently obtained from single sources. FAFCO believes these items could be supplied by FAFCO’s other qualified sources if sufficient lead-time were provided. FAFCO attempts to maintain additional inventory of such materials to mitigate the risk of supply shortages; however, any prolonged inability to obtain such items would have a material adverse effect on FAFCO’s results of operations. To date, FAFCO has not experienced any significant manufacturing problems or delays due to shortages of materials.

Quality assurance is performed by FAFCO at its manufacturing facility. Test and inspection procedures are a part of substantially all production and assembly operations. In addition, FAFCO uses it own diagnostic equipment and laboratory to continually test and inspect raw materials, work in process, and finished goods.

FAFCO’s solar heating products currently compete directly with solar heating products offered by other domestic and international manufacturers of solar heating systems, and indirectly with conventional heating systems.

FAFCO believes that the principal competitive factors in the markets for FAFCO solar products are:

1.	product performance and reliability;

2.	marketing and technical support from the manufacturer for distribution channels;

3.	selling, installation, and service capabilities of distribution channels; and

4.	price.

FAFCO believes that it competes favorably with respect to all of these factors. However, certain of its competitors may have greater financial, marketing, and technological resources than those of FAFCO.

A number of companies in the United States manufacture thermal energy storage systems of various types similar to FAFCO’s IceStor product. The industry is in the early stages of development and additional competitors are expected to enter the market over time.

At the present time, FAFCO believes that the main competitive factors in the thermal energy storage market are performance, reliability, and price. FAFCO believes that it competes favorably with respect to these factors. However, several of its competitors have greater financial, marketing, and technological resources than those of FAFCO.

FAFCO currently holds four United States patents and has two patents pending relating to certain aspects of its products and manufacturing technology. These patents expire at various times between July 2003 and December 2017. However, FAFCO believes that patent protection is secondary to such factors as ongoing product development and refinement, the knowledge and

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experience of its personnel, and their ability to design, manufacture, and successfully market FAFCO’s products.

From time to time, FAFCO has registered as trademarks certain product names and marks in order to preserve its right to those product names and marks. FAFCO has granted licenses to assemble and sell IceStor systems in Taiwan, Korea, Japan, and the Peoples Republic of China to local manufacturers.

Although FAFCO’s operations are not directly subject to extensive governmental regulations, the existence or lack of federal, state, and local tax incentives for the sale and installation of solar systems could have a substantial impact on FAFCO’s business. There is currently no federal tax credit for solar heating systems and state solar tax credits are available only in a few states. FAFCO does not anticipate that solar tax credits will become available for solar heating systems in any additional states, nor does it anticipate a significant increase in sales due to existing or future tax credits.

Facilities

FAFCO’s principal executive offices and manufacturing facilities for its products are located in a single 57,500 square foot facility that FAFCO owns in Chico, California. In addition, FAFCO leases a 5,840 square foot sales office in Tampa, Florida. This lease expires in August 2006.

FAFCO believes that its current facilities are adequate to meet its requirements for space in the near future. Manufacturing space is being fully utilized at the present time. However, adding additional employee shifts can accommodate additional demand.

Ownership

FAFCO, Inc. has 10,000,000 shares of $0.125 per share par value common stock authorized and 3,891,529 shares issued and outstanding at June 30, 2003. At June 30, 2003, the principal shareholders of FAFCO’s common stock were:

	Number
Beneficial Owner	of Shares	Percent

Freeman A. Ford	1,998,846	51.4%
Alex N. Watt	22,186	0.6%
David K. Harris	14,249	0.4%
Nancy I Garvin	12,107	0.3%
David F. Ford	50,988	1.3%
Robert W. Selig, Jr.	38,528	1.0%
Williiam F. Chisholm	18,750	0.5%
William A. Berry	7,500	0.2%
Other Shareholders	1,728,375	44.4%

Totals	3,891,529	100.0%

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Additionally, there are no shareholder or employment agreements existing as of June 30, 2003.

Management and Employees

The principal management of FAFCO is performed by the Executive Management team, which consists of the following:

Freeman A. Ford - age 62, Chairman of the Board, President, and Chief Executive Officer. Mr. Ford, a co-founder of FAFCO, has served as Chairman of the Board since 1972, as Chief Executive Officer of FAFCO since May 1979, and as President since September 1984. Mr. Ford is also a Director of H.B. Fuller Company.

Alex N. Watt - age 61, Executive Vice President and Secretary. Mr. Watt joined FAFCO as its Vice President-Finance and Chief Financial Officer in July 1984, and has served as Secretary since March 1985.

David Harris - age 47, Vice President, Sales. Mr. Harris joined FAFCO in August 1981 as a sales representative and has held the positions of Pool Builder Manager, National Sales Manager-Pool Products, Pacific Northwestern Region Sales Manager, National Sales Manager-Solar Division, National Sales Manager, Vice President-Sales and Marketing (from June 1988 until April 1993) and President-Pool Products Division (from May 1993 until May 1995).

Nancy I. Garvin - age 57, Vice President, Finance. Ms. Garvin joined FAFCO in May 1974 as an accounting clerk and has since held the positions of Accounting Manager and Controller with FAFCO.

The Board of Directors is responsible for developing FAFCO’s strategic plan and measuring management’s performance against that plan. Also, all major financial and business decisions are required to be presented to the Board of Directors for approval prior to implementation. The Board is comprised of the following:

William A. Berry - age 64, Senior Vice President and Chief Financial Officer of the Electric Power Research Institute, an energy industry research consortium. Mr. Berry has served as a Director of FAFCO since 1974 and is also a member of the Audit Committee.

Robert W. Selig, Jr. - age 63, President of Davis Instruments Corporation, a manufacturer and distributor of marine and weather equipment. Mr. Selig has served as a Director of FAFCO since 1974 and is also a member of the Audit Committee.

William F. Chisholm - age 34, Partner at Symphony Technology Group, a venture capital firm. Mr. Chisholm has served as a Director of FAFCO since 1999.

David F. Ford, age 35 - President of Danger! Books, a book publisher and distributor. Mr. Ford has served as a Director of FAFCO since 1999.

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David Ford and William Chisholm are the son and son-in-law, respectively, of Freeman A. Ford.

Staff

At December 31, 2002, FAFCO had a total of 62 regular personnel and 16 “contract personnel” for a total of 78 full-time personnel in the Chico, California facility. The personnel included 6 in marketing, 2 in research and development, 50 in manufacturing, and 20 in general management and administration. The Company also uses temporary personnel from agencies to fill seasonal needs. The Company has never had a work stoppage. To FAFCO’s knowledge, no employees are represented by a labor organization.

At December 31, 2002, FAFCO had a total of 19 contract personnel at its Tampa, Florida sales office.

There are no collective bargaining or employment agreements. All employees receive a regular compensation package including medical benefits and 401k after one year of employment.

Strengths and Weaknesses

FAFCO’s management perceives its strengths as follows:

•	FAFCO has the highest performing collectors in the industry;

•	FAFCO has loyalty of customers;

•	FAFCO is one of the oldest and largest solar manufacturer in the U.S.;

•	Longevity and loyalty of employees;

•	Ability to reactively reduce costs in downturns;

•	Proprietary processes for manufacturing of the products;

•	Name and reputation recognition in the market place.

FAFCO’s management perceives its weaknesses as follows:

•	FAFCO’s pricing is higher than the industry;

•	FAFCO has dependence on certain economic trends for growth that are not directly in their control (i.e. pool construction, energy costs, etc.);

•	The expiration of tax incentives for incorporating alternative energy solutions in businesses and households;

•	Subject to the impact of industry trends, legislative changes and weather conditions on installations that are not within FAFCO’s influence and control;

•	FAFCO’s historical inability to penetrate new markets or achieve a sustained growth in sales.

Additionally, those factors that would a major impact on future growth of FAFCO are as follows:

•	General economic conditions

•	Technological changes

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•	Product pricing

•	Product differentiation

•	Environmental factors

Environmental Considerations

A determination of any liabilities of the property related to environmental issues other than those reflected in the appraisal is outside the scope of this engagement. Inquiries were made with the owners regarding the compliance with various environmental and hazardous waste laws. The owners indicated that they were not in violation of any laws or regulations.

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IV - NATIONAL ECONOMIC ANALYSIS

The following discussion and analysis of the national economy for the second quarter of 2003 is based upon a review of current economic statistics, articles in the financial press and economic reviews found in current business periodicals. The purpose of the review is to provide a representative “consensus” review of the condition of the national economy and its general outlook at the end of the second quarter of 2003.

General Economic Overview

Beginning in the second half of 2003, the economy benefits from four winning elements according to analysis prepared by Wachovia Economics Group:

1.	The private sector adjustments that will move growth up a notch independent of any policy action of the federal government. Consumer spending should pick up as seen by the recent improvement in consumer confidence. Capital goods orders are up over 12 percent in the last three months and inventory shipment ratios appear to have bottomed out, suggesting that the correction in this area is over.

2.	The financial markets are showing growth. Increased debt issuance along with a stronger private placement market suggests firms may be financing for expansion.

3.	Deflation fears appear overblown as supply managers in the manufacturing sector reported that the prices they pay for commodities rose for the 16th straight month.

4.	Short-term interest rates appear to be steady for the foreseeable future. The Federal Reserve seems to be more concerned with the downside risks to the economy than with inflation.

The 50 economists that make up the panel at the Blue Chip newsletter project U.S. gross domestic product will advance by 3.6 percent in the third quarter and 3.8 percent in the fourth quarter. This forecast, prepared at the end of the second quarter, was up from the June projection of 3.5 percent and 3.7 percent respectively. The slight improvement in the forecast is based on several factors, including an expectation that tax cuts, low interest rates, and a cheaper dollar would combine to produce a boost to growth.

The U.S. economy will likely expand at a slower rate in 2003 than predicted just three months ago, according to 37 forecasters surveyed by the Federal Reserve Bank of Philadelphia. The forecasters now expect year-over-year growth in real Gross Domestic Product (GDP) to average 2.2 percent in 2003, down from their previous prediction of 2.5 percent. Much of the downward revision comes from a cut in the projection for growth in the second quarter, now expected to average 1.8 percent at an annual rate, down from 2.7 percent in the survey 3 months ago. The second half of the year continues to look brighter with a projected rebound and growth averaging 3.4 percent at an annual rate in each of the last two quarters.

Table 1: Real GDP (%)

		Previous	New

Annual	Average	2.5	2.2
2003
Annual	Average	3.5	3.6
2004

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Source: Survey of Professional Forecasters, May 20, 2003

Inflation

The Consumer Price Index (CPI) was flat in May, but core CPI rose 0.3 percent, its largest increase since last August. As a result, the trailing 12-month increase for the core edged up 1.6 percent instead of falling 1.4 percent as many people were forecasting. Core inflation is trending lower at a gradual pace, not a rapid pace. Recently, Don Kohn, a Federal Reserve governor, observed that inflation was decelerating at a faster pace than their models showed.

The forecasters surveyed by the Federal Reserve Bank of Philadelphia see prices rising at a slightly higher rate this year and then declining slightly next year, a change from the previous projection. Measured on a fourth-quarter over fourth-quarter basis, CPI inflation will average 2.4 percent in 2003, up from 2.2 percent previously, and 2.3 percent in 2004, down from 2.4 percent.

Table 2: Inflation Forecast (%)

CPI Inflation

2000 to 2001	2.4
2001 to 2002	2.3
2002 to 2003	2.4
2003 to 2004	2.3

Source: Survey of Professional Forecasters, May 20, 2003

Expectations for long-term inflation, measured by the annual average rate of change in the CPI over the next 10 years, remain the same from one year ago at 2.50 percent. The Federal Reserve believes that for the near-term future, lower inflation is more likely than higher inflation. Wage increases are moderating; productivity growth has been remarkably strong, and businesses lack pricing power. The dollar’s fall has raised prices of non-oil imports a little, but not enough to offset the market forces pushing inflation lower.

Employment and Labor

June employment fell 30,000 and 122,000 for the second quarter. Manufacturing was hard hit with a decline of 179,000 jobs during the quarter. Job declines were also reported for wholesale trade, transportation and retail sectors. On a positive note, there were job gains in financial activities, health care and leisure/hospitality sectors. According to the Federal Reserve Board’s Beige Book, most Districts continue to report that labor markets are soft. District reports suggest little pressure on wages, although benefit costs continue to increase.

The Survey of Professional Forecasters anticipates a 5.9 percent rate of unemployment for the year-unchanged from three months ago. On the other hand, the forecasters predict a higher rate for unemployment next year due to slower growth of the economy. The current unemployment rate estimate for 2004 stands at 5.7 percent-marking an upward revision from 5.5 percent.

Table 3: Unemployment Rate Forecast (%)

	2001	2002	2003	2004

Unemployment	4.8	5.8	5.9	5.7

Source: Survey of Professional Forecasters, May 20, 2003

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Consumer Spending

Consumer spending was lackluster in April and May. Retail sales picked up some after subdued sales in March, but most reports indicated that sales remained below the level of a year ago. The outlook for consumer spending was described as cautiously optimistic. The Boston District reported that most contacts are less concerned about economic uncertainties than in previous months and anticipate that sales will increase modestly in the next few months.

Retail sales rose by only 0.1 percent last month, with the ex-auto component up by the same amount. April retail sales were revised down to –0.3 percent from –0.1 percent, leaving the recent trajectory of the series softer than originally assumed. In May’s report, auto sales were down 0.2 percent, while department store sales rose by 0.7 percent. Building materials, which had declined 0.7 percent in April, failed to rebound in May. The overall tone of retail sales does not indicate any visible underlying improvement in labor market conditions and consumer spending patterns.

Construction and Housing Starts

Residential real estate markets and construction activity strengthened in Atlanta, Chicago, Cleveland, Kansas City, New York, Philadelphia, Richmond, and St. Louis Districts. For example, many homebuilders in the Cleveland District reported sales increases of more than 10 percent over the high level of sales one year ago. However, inventories of unsold homes in late April and May were higher than a year ago in cities in the Kansas City District and were at record levels in Denver. Overall commercial real estate continued to be weak, with only scattering reports of conditions stabilizing at a low level.

New home sales surged 12.5 percent in May to 1.157 million, highlighting the impressive state of the housing market. Sales were up sharply in the West and South (19.7 percent and 15.9 percent respectively), with the Midwest turning out a modest gain of 1.6 percent and the Northeast a decline of 9.0 percent. Record low mortgage rates have helped drive the yields across the curve down to 50-year lows. Analysis prepared by Wachovia predicts new home sales will remain relatively robust for the foreseeable future.

Existing home sales rose by 1.2 percent in May to 5.92 million. This level is close to the high of 6.1 million reached in January and confirms the robust momentum of the housing sector. The Northeast and Midwest showed moderate increases, while the South and West turned out small declines. Record low interest rates and a lack of attractive alternative investments continue to prop up the housing market and make housing a very affordable investment option.

Housing starts rebounded 6.0 percent to a 1.73 million unit annual rate in May. This was slightly stronger than the consensus was looking for. The housing sector has a lot going for it now: increasing consumer confidence, remarkably low financing costs, and household balance sheets that are being somewhat repaired by a comeback in stocks.

Primarily the multi-family market drove housing starts gains during the month of May. Permits increased 18.1 percent for structures with five units or more and 4.9 percent for two to four unit

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homes. Single unit permits increased just 0.3 percent. The Mortgage Bankers Association of America forecasts a slight decrease in total housing starts in 2003-from 1,705,000 in 2002 to 1,691,000 in 2003 (see Table 4).

Table 4: Housing Starts Forecast (000)*

	Year to Year	Year to Year	Year to Year	Year to Year
	2000	2001	2002	2003

Total Starts	1,569	1,603	1,705	1,691
Single-Family	1,231	1,273	1,358	1,372
Multi-Family	338	330	346	319
Existing Home Sales	5,152	5,295	5,567	5,749
New Home Sales	877	909	972	1,018
Existing Home Prices (000s)	138.4	146.5	157.7	165.2
New Home Prices (000s)	166.5	172.6	185.0	190.7

*Shown as a level. Averages for the four quarters. Source: Mortgage Bankers Association of America

Existing home prices and new home prices are median prices.

Manufacturing and Durable Goods

The 0.3 percent decline in durables in May is quite disappointing, as it comes on the heels of a sharp drop of 2.4 percent in April. Transportation orders were a key adverse factor, declining 1.6 percent. Excluding transportation, durables were up a modest 0.2 percent for the month. Several key categories (communications equipment, primary metals, machinery orders, electrical equipment) were down, while fabricated metals and electronics showed gains. Recent reports about durable goods suggest that any improvement in this sector in the coming months is more likely to be gradual rather than dramatic.

ISM’s (Institute for Supply Management, formally National Association of Purchasing Management) Purchasing Managers Index (PMI) was 49.8 percent in June, an increase of 0.4 percentage points from the May report. The Production Index rose 1.4 percentage points from 51.5 percent in May to 52.9 percent in June. The New Orders Index rose to 0.3 percent from 51.9 percent in May. “While the overall economy appears to be in recovery, the manufacturing sector failed to grow in June. However, the improved showing of the New Orders, Production, and Purchasing Managers’ Indexes is encouraging as it appears that manufacturing is posed for a recovery in the second half of the year.” states Norbert J. Ore, chair of the ISM’s Manufacturing Business Survey Committee and group director of strategic sourcing and procurement, Georgia-Pacific Corporation.

Comments from purchasing and supply managers are still mixed. Companies’ capital equipment purchases appear to be lagging, while the metal fabricators see signs of improvement. Strength in the housing sector was mentioned by a number of respondents. The major concern for manufacturers this month is the cost of natural gas.

Reports to the Federal Reserve Board show the manufacturing activity remains mixed nationwide. Three Districts-New York, Minneapolis, and Cleveland-reported an increase in manufacturing activity in April and May although three others-Philadelphia, Richmond, and Boston-indicated deterioration since the last report. The remaining six Districts reported little change in conditions that continue to be characterized as “sluggish,” “weak,” “soft,” or “mixed.”

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Boston, Atlanta, and Dallas noted that production related to defense and construction activity remained among the bright spots in the manufacturing sector. At the same time, Richmond District’s traditional manufacturing industries-textiles and furniture-recorded particularly sharp declines in April and May. The Chicago District reported that automakers said sales of light vehicles slowed nationwide in May and inventories remained high.

Interest Rates and Financial Markets

Banks kept the prime rate at 4.25 percent even though market rates fell 20-30 basis points in June when the Federal Reserve Board announced that it would cut credit costs again if necessary to avoid deflation. Banks are now more likely to give lenders a bigger discount or smaller premium. If the economic recovery resumes, raising inflation slightly, the next prime rate move will be up. This change could occur by year’s end.

The Federal Reserve Bank of Philadelphia Survey of Forecasters expects interest rates over the next two years to be at levels lower than predicted three months ago.

Table 5: Interest Rates and Stock Prices - Forecasts

	July 2003	Sep 2003	Dec 2003

Prime Interest Rate	4.00	4.00	4.25
30-Year Treasury Bond Yield	4.96	4.87	4.69
1-year Treasury Securities	1.47	1.83	0.92
Stock Prices (S&P)	973	858	857

Source: The Financial Forecast Center, July 6, 2003

Summary and Conclusion

The National Association of Business Economists (NABE) President and Chief Economist at BMO Financial Group, Tim O’Neill states, “There is good news for the economic recovery as industry demand bounces back from a weak first quarter, while capital spending rose modestly after eight quarters of decline and is projected to continue strengthening through the end of the year. The news for labor is more somber as employment fell again and is expected to decline further in the next six months. Wage increases also posted their weakest result in the 21-year history of the survey. The economy continues to display its “split personality” of the last three years-strong finance and services sectors while goods producing and other firms are contracting.

FAFCO is indirectly affected by general economic conditions. As such the somewhat pessimistic general economic outlook provides a foundation for little, if any short-term appreciation. Further, the current volatility of the markets and the questions as to what will happen with interest rates by the FOMC could have a depressing effect on the economy and indirectly the buying preferences of the consumer. Consequently, these risk factors are to be considered in the underlying valuation and risk assessment of FAFCO.

Source: Tudor Research – 2nd Quarter 2003

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V - REGIONAL ECONOMIC ANALYSIS

Overview

Since the 2000 peak, employment and economic conditions have soured greatly for three metropolitan statistical areas (MSAs) in the region: Seattle, Portland, and San Francisco. Between January 1995 and December 2000, all three of these MSAs enjoyed the best of times, with private nonagricultural payrolls increasing 24% in the Bay Area, 19% in the Portland area, and 22% in the Seattle area. These gains outstripped the national average gain of 14%.

The worst of times for these three MSAs began in 2001 and have continued. Employment in the San Francisco Bay Area fell the most, plunging 9.2%, with a loss of 340,000 jobs. The stories for Portland and Seattle are not as bad: employment dropped about 51/2% in both areas, with Portland losing 53,000 jobs and Seattle losing 79,000 jobs. In contrast, overall employment in the region contracted just 1.4% during the same period, while payrolls in the entire country fell 1.8%.

The reasons behind the large employment run-up and subsequent losses vary by area. The San Francisco Bay Area at first benefited and then suffered from swings in the information technology (IT) sector, which includes manufacturing and services. In fact, 44% of the collapse in Bay Area employment was in the IT industry. Outside of the IT sector, job losses were dispersed across a wide range of industries.

The Portland area experienced less of a high-tech hangover than the Bay Area, in part because its high-tech binge in the late 1990s was not as great. About one-fourth of Portland’s job losses have been in the IT sector. Like other areas of the country, Portland has lost many jobs in durable and nondurable manufacturing industries. A similar story holds for the Seattle area: the IT sector has accounted for about 1 in 5 job losses since the peak, and the non-IT manufacturing sector’s woes have accounted for about 2 in 5. Seattle’s IT sector has been helped by relatively stable employment in software publishing, while the manufacturing sector continues to feel the cutbacks in the aerospace industry.

There is little sign that employment is picking up significantly in any of these three MSAs. The employment outlook for the sectors that generated the initial gains and the subsequent pains is not bright for the near term. Despite a pickup in IT investment, the employment outlook in the IT sector remains weak, in part because of continued strong productivity gains and an increasing reliance on overseas production.

On the aerospace side, Boeing’s commercial aircraft production is at its lowest pace since the mid-1990s, and the company continues to shed jobs. New orders for Boeing aircraft are coming in very slowly, hurt by depressed demand for air travel worldwide, competition, and the poor financial condition of many airlines.

Looking further ahead in the aircraft industry, Washington is among several states vying to land the production site for Boeing’s new wide-body commercial jet, the 7E7. The state has signed into law a package that provides substantial incentives to the aerospace industry if the 7E7 is produced in Washington. Reportedly, approximately ten states are considering making offers to

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Boeing, with California and Arizona as other region contenders.

The region’s economic expansion appears to have slowed in recent months. After climbing back into positive terrain in late 2002 and peaking in early 2003, region growth in total nonfarm employment took a turn for the worse in the past few months, especially in California. Relative to a year earlier, California has lost a small number of jobs that offset slight gains in the remainder of the region. For the first four to five months of 2003, the region has seen slight job losses on net, although Arizona, Nevada, and Utah have seen modest expansion. The anemic job market has helped keep region unemployment rates at high levels, levels that have been above those of the rest of the nation.

An additional indication of California’s challenging labor market is that about 25% of the unemployed this year have been without work for six months or more. This rate exceeds the national average by several percentage points and stands well above the 15% rate of early 2002. The fraction of unemployed due to involuntary job loss also is higher in California than in the nation as a whole. California’s long-term unemployed job losers are concentrated in the Bay Area. Although similar figures for other region states are not available, states with high unemployment, such as Oregon and Washington, are likely experiencing a similar pattern of rising long-term involuntary unemployment.

Nationwide, new orders and shipments for computers and peripheral equipment increased slightly this year. Demand for communications equipment seems to have stabilized, albeit at very low levels, after plummeting in 2001 and 2002. Correspondingly, worldwide sales of semiconductors have eked out gains this year, although the strength of those gains appears to be waning somewhat.

In the region, the pace of IT job growth flattened in recent months, especially in California, after showing steady improvement since early 2002. In the latest example of job cuts in the IT industry, on June 12 the San Francisco Bay Area company 3Com, a major manufacturer of computer networking hardware, announced plans to eliminate 10% of its 3,900-person workforce; most of the cuts are slated for its Silicon Valley facility.

The mixed demand for U.S.-produced IT goods has resulted in very low levels of capacity utilization for parts of the IT manufacturing industry. In May, utilization of semiconductor fabrication plants was about 16 points below the long-term average. Consequently, new orders and shipments for equipment used by semiconductor makers have been stagnant. Several of the larger semiconductor equipment firms are based in the region.

A trend that has already hurt parts of the IT sector and may act as a drag going forward is an increased reliance on low-cost overseas production. This trend, along with other factors, has resulted in an increase in the U.S. trade deficit for manufactured IT goods; in 1997, the deficit stood at $12 billion and by 2002, it had increased to $43 billion.

The IT trade imbalance has shifted significantly across U.S. trading partners. The U.S. still holds a trade surplus in manufactured IT goods with Europe, although the surplus has dwindled to some extent. By contrast, our trade deficit with Japan has improved. Outside of Japan, the IT trade balance with Asia has deteriorated significantly, especially with China, which accounted

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for nearly half of the total IT trade deficit in 2002.

The increasing trade imbalance with China and other Asian nations reflects several factors, including the shifting of production overseas and changes in foreign and domestic demand for various IT goods. For instance, during the current downturn in the U.S., consumer demand for electronic goods (such as DVD players) has been very robust, while demand from businesses for more sophisticated IT products (such as computers) has been severely depressed. If Asian countries have a greater advantage in producing consumer electronics than in producing more sophisticated business computers, then strong U.S. demand for consumer electronics could increase the IT trade deficit. It is likely that both changes in demand and a shift to overseas production have played a part in the current trade deficit increases. In fact, changes in the U.S. trade deficit with China depict this combination: the trade deficit with China has increased for consumer electronics (reflecting the demand effect), and the trade deficit also has increased for computers (reflecting the shift to overseas production effect).

Looking at region export figures, exports from region states to China, Japan, and the rest of Asia. IT exports to the rest of Asia fell sharply since 2000, as exports from California tumbled nearly 40% and exports from the other region states fell almost 20%. On a brighter note, China has become a steadily increasing-albeit still small- consumer of region exports. California leads the other region states in IT exports to China, but the other states, especially Arizona and Oregon, have seen large increases in their IT sales in the past several years.

Because California has yet to pass its FY2003 – 04 budget, the state has had to raise external funds and defer payments in order to meet the budget shortfall. On June 18, the state received $11 billion from the sale of instruments called Revenue Anticipation Warrants. Including fees, credit enhancement, and interest, the cost of raising these funds was 1.91%. If a budget is not passed by September, the state likely once again will have to borrow short-term funds.

With the budget resolution still pending, Moody’s downgraded California’s general obligation bond rating on June 16 to A2 –, citing “the magnitude of the budget deficit and the politically polarized nature of the current legislative debate.” The immediate effect of this downgrade on the market for California bonds appears to have been limited; in the days immediately following the downgrade, California bond rates tended to move with those of other longer-term tax-exempt bonds.

Summary and Conclusion

FAFCO is further affected by general regional economic conditions due to the nature of the entity and its business. The national economy may have a much broader affect on FAFCO and its value. However, the regional economy does have an impact on the valuation factors in this case due to the impact on labor pool and such. Consequently, these factors need to be considered in the underlying valuation and risk assessment of FAFCO.

Source: Western Economic Developments – June 2003

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VI - INDUSTRY INFORMATION

Overview

FAFCO is affected indirectly by the construction industry trends. Accordingly, we have analyzed this industry sector below.

The construction industry as a whole grew from that point in the early 90s to the present. The demographic phenomenon of the Baby Boomers drove the market for larger homes and for second homes as this age group moved into prime earning years.

Office and industrial construction benefited from massive injections of investment capital into many industries, including telecommunications, information technology, manufacturing, and energy transmission. And, year after year, consumer spending drove large increases in retail construction. Then, in 2001, things changed. Confidence in the “New economy,” stock prices, and consumer optimism all declined in the face of terrorism, plummeting corporate profits, and corporate accounting scandals. Fortunately, the sputtering commercial construction sector passed the baton to the residential and public construction sectors. Primarily due to near record-low mortgage rates, residential construction posted spectacular gains and led the economy out of recession in the first quarter of 2002.

In 2003, unfortunately, the construction industry will likely not share in the recovery-year growth and will post modest declines in the value of construction built. Though residential market fundamentals remain sound, few expect 2003 to match surprising current results because home affordability may fall due to rising mortgage rates.

And, in such a scenario, residential construction will neither be able to pass the baton back to a still-weak commercial construction sector nor to a civil construction sector likely to be constrained by recession wrecked state budgets and fiscally conservative political leadership.

The economy grew at an inflation adjusted annual rate of 4.0% in the third quarter of 2002 compared to 1.3% in the second quarter, according to the Bureau of Economic Analysis. The economy functions like an engine, with six pistons pumping alternatively, propelling the economy forward. The U.S. economic engine may again stall if looked to components, especially consumer spending and business investment, don’t perform as hoped in coming months. The U.S. economic recovery stands at a crossroads, with business owners hoping for a better year than last. But that hope is tempered by crucial consumer and business spending indicators - such as employment and consumer confidence levels - that remain weak.

Although the economy should enjoy a new expansion in 2003, construction volume will not grow faster, or even as fast, as the overall economy as it usually does during the early years of a new business cycle. Therefore, we are looking for 3.2% GDP growth, and yet we are forecasting a slight decline in total construction volume in 2003. During the first 11 months of this year $782 billion of construction was put in place, 0.3% above the $780 billion for the same period in 2001.

Residential construction will be most to blame for this drop because it is likely that home purchase financing rates will climb enough to chill the market and will probably be driven by

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moderate increases in inflation and in Treasury bond yields. Analysts are projecting a 4% drop in residential volume from 2002’s levels, which would still be historically very good. Commercial construction is not likely to recover quickly from a disastrous 2002 because it will be constrained by continued anemic corporate profits and high vacancy rates in office and industrial-space markets.

However, we look for most commercial sectors to begin turning this around in the middle of next year. There is reason to hope that the capital investment overhang compiled in the late 1990s is nearly drawn down since the drop in construction volume from the height of the boom to the current level has been more severe than usual. In addition, the U.S. House of Representatives approved a terrorism insurance bill in November. This will give insurers a federal backstop of tens of billions of dollars to help cover terrorism and will make terrorism insurance easier and cheaper for real estate developers to obtain. Nonresidential building construction was at a rate of $158.7 billion in November, .1% below the revised October estimate of $158.9 billion.

Public-sector construction should perform similarly to residential construction in that we expect a strong year but one with some volume decreases in sectors such as highway spending. These decreases will be driven by growing federal deficits, severely strapped state budgets, and a Republican Congress that is more likely to tighten purse strings.

Historically, housing has often been one of the hardest-hit sectors in slow economic periods, but residential investment has been spectacular in 2002 and strong-but-lower sales, not a crash, are likely in 2003. 4th quarter 2002 results are mixed -

•	The Value of spending for residential construction put in place was at a seasonally adjusted annual rate of $303.4 billion in November, 1.5 percent above the revised October estimate of $299.1 billion.

•	U.S. housing starts rose 2.4% in November after plunging 11.4% in October when starts posted their biggest monthly drop since January 1994 and erasing a big 13.3% gain in September, according to the Census Bureau. November 2002 housing starts resulted in a seasonally adjusted annual rate of 1.66 million units.

•	Housing permits, a good indicator of future building activity, decreased by 2.7% in November after rising by 1.7% in October. November’s estimate came in at a seasonally adjusted rate of 1.73 million units. Single-family permits rose .1% to 1.37 million units.

•	Sales of new single-family homes reached a seasonally adjusted annual rate of 1.069 million units in November, up 5.7%. This was the fourth consecutive month in which new-home sales have broken the million-unit pace.

•	Sales of existing U.S. homes declined 3.5 percent in November after rising an unexpectedly strong 6.1% in October, according to the National Association of Realtors (NAR), as low interest rates fueled home buying.

After a great period of growth in 2002, some observers are expecting a ‘bubble burst’ in the housing market in 2003 - a reasonable expectation since many past recessions have been combined with housing construction downturns. But these drops were precipitated by inaccessibility to financing caused by high interest rates or by constricted bank lending stemming from losses. Fortunately, looking forward to 2003, neither of these conditions seems likely to occur.

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Housing construction is very closely tied to how many people can afford to buy a home, and recently many have been able to. Personal incomes have been growing a respectable .4% a month since the spring, and high rates of worker productivity should help this income growth to continue. Worker productivity posted the largest 12-month increase since 1973, according to the Department of Labor.

Perhaps as surprising as the residential market itself, the U.S. commercial banking industry has performed remarkably well. Commercial banks’ domestic operations continued to demonstrate earnings strength in the third quarter of 2002, as the industry posted its second-best quarterly net income ever, remaining on pace to set a full year earnings record according to the FDIC. Third-quarter net income of $23.3 billion was slightly below the record $23.4 billion banks earned in the second quarter, but it represented a 34.4% improvement from their net income in the third quarter of 2001.

Despite soft conditions in some markets, most areas enjoyed a strong construction market for apartments in the fourth quarter 2002. According to the National Multi Housing Council (NMHC), 28% of association members surveyed for the latest index reported higher sales volume from July 2002 to October 2002. Just 12% said ales volume in their markets had declined the lowest figure in the survey’s three-and-a-half year history. As a result, the Sales Volume Index rose to 58, its highest reading ever. (A Sales Volume Index above 50 means sales volume increases was more common than decreases.) Capital investors - looking for a “port in a storm” given the bearish stock market, low bond yields, and a weak commercial construction market - have looked increasingly to multifamily housing despite high vacancy rates and flat rents in many areas. Surprisingly, investors are pricing up properties even in this turbulent market because, with lower borrowing costs, they are able to pay more for their investment and yet consider it profitable. In addition, both lending and capital investment conditions are more favorable now than earlier in the year. NMHC’s Debt Financing Index rose from 76 in July to 80. (A reading above 50 indicates that, on balance, borrowing conditions are improving.)

As is the case in the hot residential market, households are turning to residential repair, additions, and alterations as a solid investment during economically uncertain times. And, like their home purchase, they have been able to profitably leverage this investment with bargain financing or with equity from cashed-out home refinancing. Analysts projects this dynamic to be the case in 2003, but, like new residential construction, at a lower volume worsened by drying-up refinancing cash-outs and slightly higher lending rates. Residential repair and maintenance conditions deteriorated somewhat in the third quarter of 2002 from the first half of the year’s heated levels of remodeling, according to the National Association of Home Builders’ most recent Remodeling Market Index (RMI). Both the index for current market conditions and the future market index slipped by several points from the second quarter this year to just below the 50-point mark.

Despite slowing market conditions, estimates from the Census Bureau indicate that total consumer spending on remodeling materials has been brisk. October retail sales at home and garden stores rose by 11.3% from last year, according to the Commerce Department. Home Depot, Inc., reported 9% sales growth and higher profits in the third quarter 2002, and earnings rose to $940 million, or 40 cents a share, from $778 million, or 33 cents a share, a year earlier. However, Home Depot cut its earnings outlook for fiscal 2002, citing lower-than-expected

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holiday sales of power tools and hardware, and said it faced a “challenging environment” well into fiscal 2003. Lowe’s, the No. 2 home improvement retailer behind Home Depot, reported nearly 18% sales growth and increased profits. For the third quarter ended November 1, Lowe’s had a profit of $339 million, or 43 cents a share, compared with $250.5 million, or 32 cents a share, a year earlier.

Store construction should revive somewhat in mid-2003 because construction volume has declined moderately despite steadier consumer spending than during any of the past five recessions. While it’s true that retail construction hasn’t declined as much as some other commercial sectors and owners’ profits have been squeezed, consumption is significantly ahead of 2001’s pace and early holiday retail figures give reason to hope that this trend will continue.

The value of U.S. store construction increased both in November and October after decreasing for six straight months. These increases could be attributed to the renewed appeal of neighborhood and community shopping. Many of these projects are smaller than average and are connected with the recently-hot multifamily residential construction sector.

For 2003, analysts’ forecasts slightly lower healthcare construction activity after the sector enjoyed one of the strongest years among commercial building sectors in 2002. The reason for the projected letdown is that approximately three-quarters of healthcare construction is private and will experience growth limitations due to lending and capital moving away from healthcare and toward other, neglected sectors that will begin recovering during the year. Strained state and local finances will further limit growth. On top of huge budget shortfalls, Medicaid expenditures continue to take up more of the state expenditure total - now up to 20% of state expenditures (or two thirds of state expenditures spent on healthcare), according to the National Governors Association’s The Fiscal Survey of States 2002.

During this growth period in hospital construction, a surprising finding has surfaced. Better designed, more-comfortable, and more-attractive surroundings have been found to actually save hospitals money by reducing treatment expenses such as pain medication. In addition, converting from shared to private rooms has reduced expenses stemming from patient-to-patient exposure to infection and better-designed nursing stations have increased staff efficiency. This positive trend is likely to benefit the hospital construction sector for many years as rising healthcare costs become more and more of an issue.

For the industrial builder, another sign that the worst is over for the industrial construction sector is the recent (if spotty) pick-up in business spending on equipment and durable goods. Increased structural investment normally follows equipment investment and should show up in 2004. Economic activity in the manufacturing sector grew for the first time in four months during December, according to the Institute for Supply Management (ISM). It jumped 5.5 points to 54.7 in December from 49.2 percent in November and 48.5 percent in October. Any reading below the key 50 level indicates the sector comprising one-fifth of the economy is shrinking. A reading above 50 percent indicates that the manufacturing economy is generally expanding.

The huge structural investment decrease of 2002 is being driven y factory capacity-utilization rates that are lower now than even during the 1991 recession. These low levels of capacity in use cast doubt over companies’ plans for capital investment. Without strong demand from

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consumers, companies have been hesitant to invest in new equipment or to hire new workers and instead have been trying to squeeze more production from existing resources. The resulting impact on national industrial space is a vacancy rate at 11.5% in the third quarter, up from 9.5% a year earlier, according to CB Richard Ellis. Factories will see more orders when their customers start rebuilding inventories. Wholesale and retail inventory-to-sales ratios are also much lower now than during the past recession. But this situation must change because, even with no pick-up in consumer demand, wholesalers and retailers need to replenish their stocks. This situation is compounded by manufacturers’ very low inventory-to-sales ratios. Factory inventory levels have not been this low since 1995, even though many must now carry a larger share of the supply chain’s inventory burden.

Government budget crunches often follow behind overall economic recessions, and 2003 will almost certainly not be an exception. Considering this likely crunch, along with the Republican capture of Congress, it appears likely that public-sector construction growth will slow as some funds earmarked for new projects are used to complete those in progress. In addition, restoration of full federal highway funding, as stipulated in TEA-21, remains very uncertain and, as a result, we look for 2% to 4% less highway construction put in place in 2003. In October, the estimated seasonally adjusted annual rate of public construction put in place was $205.4 billion, 0.4% below the revised September estimate of $206.1 billion.

It is likely that the U.S. economy will continue its expansion in fits and starts in 2003, with a quarter or two of negative GDP growth very possible. And the construction industry will labor along with it. Like the beginning of a new year, this start to a new economic expansion has begun with a sober-eyed wake up from 1990s’ excesses like Enron and other corporate accounting scandals. And it has also begun with an effort to better position ourselves for future prosperity by making resolutions to increase productivity, become more competitive, and raise the ethical bar on our decision making. For we go about these tasks with the hard-learned knowledge that, in the real world of 2003, good jobs are difficult to keep and profits are hard to come by.

Summary and Conclusion

FAFCO may be indirectly affected by the business cycles of the construction industry. In that regard, the industry has shown some decline and cost pressures, which is expected to continue. However, the relatively low barriers to entry create a highly competitive environment, which can jeopardize the margins and growth of FAFCO. These elements have an impact on the risks associated with FAFCO. Accordingly, these factors are considered in the formulation of the underlying capitalization/discount rate used in the calculation of value

Source: FMI Construction Outlook 1st Quarter 2003

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VII - FINANCIAL ANALYSIS

Overview

An essential step in the valuation of any company is an analysis of its financial performance over time. Analyzing a company’s financial statements provides an indication of historical growth, liquidity, leverage, and profitability - all of which influence the value of a company’s equity.

FAFCO reports its financial results on a calendar year basis. Accordingly, we relied on the audited financial information for the years ended December 31, 1998 through December 31, 2002 and the filed 10Q for the six months ended June 30, 2003 as provided by management for the necessary financial information to conduct our valuation. Accordingly, we believe this period is adequate to identify the financial and operational trends that may affect our opinion of value and was the appropriate period upon which to base our valuation conclusion, and it is for this time span that we performed our financial statement analysis.

Included in Exhibits A and B are various summaries of financial data (historical and adjusted) that were generated in our financial analysis process. The following comments are what we consider representative of the financial position and results of operations of the FAFCO as of the date of valuation and the period analyzed.

The historical and adjusted financial information discussed and/or presented in this section and various attached schedules is included solely to assist in the development of the value conclusion for this report, and it should not be used to obtain credit or for any other purpose. Because of the limited purpose of this presentation, the financial information may be incomplete and contain departures from generally accepted accounting principles. We have not audited or reviewed this presentation and express no assurance on it.

Summary of Significant Accounting Policies

Summaries of significant accounting policies used by FAFCO in preparing its historic financial statements are as follows:

Principles of Consolidation: The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant inter-company balances and transactions have been eliminated in consolidation. The subsidiary currently has no ongoing business activities.

Revenue Recognition: Revenue on sales of products or services is recognized when persuasive evidence of an arrangement exists, delivery occurs or services are rendered, the sale price is fixed or determinable and collectability is reasonably assured. Product is considered delivered, and revenue is recognized when title and risk of loss have been transferred to the customer. Under the terms and conditions of the sale, this may occur either at the time of shipment or when product is delivered to the customer. Product revenue consists mainly of revenue from the Pool products and the thermal energy storage products

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(IceStor). Service revenue consists mainly of revenue from time and material contracts which are recognized as services are rendered.

Use of Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ materially from those estimates.

Allowance for Doubtful Accounts: The provision for doubtful accounts represents the Company’s best estimate of the doubtful accounts for each period. Management specifically analyzes accounts receivable, historical bad debts, customer credit – worthiness and customer payment trends when evaluation the adequacy of the allowance for doubtful accounts.

Cash and Cash Equivalents: For purposes of reporting cash flows, cash and cash equivalents include highly liquid investments with maturity of three months or less.

Inventories: Inventories are stated at the lower of cost or market determined using the first in, first out [FIFO] method.

Property, Plant, and Equipment: Property, plant and equipment are estimated based on historical cost adjusted for accumulated depreciation. Depreciation and amortization of plant and equipment, excluding the building, vehicles and leasehold improvements, are determined using accelerated methods. For the building, vehicles and leasehold improvements, the straight-line method is used. The estimated useful lives of the assets, with the exception of the building and leasehold improvements range between three and ten years. The estimated useful life of the building and leasehold improvements is thirty-nine and a half years. Minor replacements, improvements, maintenance, and repairs are expensed as incurred. Major replacements and improvements are capitalized and depreciated over the remaining useful life of the related asset. Gains and losses on sales and retirement of plant and equipment are credited or charged to income.

Accounting for the Impairment of Long-lived Assets and for Long-lived to be disposed of: Long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Impairments are recorded when indications of impairments are present and the undiscounted cash flows estimated to be generated by those assets are less than the asset’s carrying value.

Income Taxes: Deferred tax assets and liabilities are recognized for the tax consequences of temporary differences between the financial reporting and tax basis of assets and liabilities.

Earnings per Common Share: Basic earnings [loss] per common share are computed using the weighted average number of shares outstanding. Diluted earnings [loss] per common share are computed using the weighted average number of shares outstanding adjusted for potentially dilutive incremental shares attributed to outstanding options and warrants to

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purchase common stock and shares issuable upon conversion of certain convertible securities.

Warranties: In the normal course of business, the Company makes certain warranties as to workmanship and materials. Product warranty periods range from two to fifteen years for full coverage. The estimated future expense of these warranties is accrued at the time of sale. The estimates inherent in accounting or such warranties are reviewed and revisions to previous estimates are made as required reflecting the most current information available.

Normalizing Adjustments

The reported operating results and financial condition of any company are subject to random fluctuations as well as external and internal shocks. Thus, certain items of income and expense and related assets and liabilities are typically adjusted in a valuation.

With respect to operating results, a normalization procedure is generally applied to smooth the data series and reveal the underlying, stabilized trend in earnings and be reflective of the economic benefits of ownership. Thus, “normalizing” adjustments remove the effects of unusual and/or non-recurring items that have impacted a company’s earnings history and/or earnings capacity. Then, normalized earnings are analyzed to eliminate random fluctuations in any particular year and to project the company’s recurring earning power. This step in the valuation process is to adjust or normalize the historical financial information in order to better estimate the “representative level of earnings” which can be expected to be derived from the entity. Similarly, “fair market value” adjustments restate assets and liabilities recorded at historical cost to current fair market values at the valuation date.

In that regard, the balance sheets and income statements are typically normalized to eliminate the effects of any nonrecurring and nonoperating items. We have considered many types of adjustments as part of this process. Accordingly, we have made the following normalizing adjustments:

•	The removal of all real estate related items including the asset, associated debt, rent income, depreciation and interest expense as if FAFCO did not own the real estate. Additionally, we added in additional rent expense at market rates as provided by a real estate broker/developer as if all real estate was rented to FAFCO. The net equity of the real estate was treated as a nonoperating asset and added back to the value derived under the income and market based methods;

•	The elimination of certain relocation expenses and reimbursements incurred and realized in 2000 that were considered nonrecurring in nature.

Trend and Comparative Analysis

To gain an additional perspective of FAFCO’s financial condition and operating results, we compared FAFCO’s performance to itself over time and to other companies in its industry as of the valuation date. Comparative industry information was obtained from the Annual Statement Studies published by Robert Morris Associates, which compiles data from financial information submitted to banks and other

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financial institutions during the process of obtaining loans, lines of credit, letters of credit, and other financial transactions. This data is generally accepted as being representative of the industries on which it reports, including operations such as FAFCO’s, and, therefore, is a reasonable source of financial data for comparative analysis purposes.

For purposes of the following discussion, references to an “industry average” or “industry median” denote respective measures for Air Conditioning & Warm Air Heating Equipment (SIC Code 3585) with total revenues between $10 million and $25 million as categorized in the Annual Statement Studies.

Our trend and comparative analysis was accomplished by performing the following analysis.

1.	The 1998-2002 historical and adjusted income statements and balance sheets were recast in terms of their common size, whereby income statement line items are shown as a percentage of total revenues and balance sheet line items are shown as a percentage of total assets (Exhibit C).

2.	Condensed 1998-2002 adjusted common size income statements and balance sheets were compared to industry averages for companies of similar size.

3.	A multi-year average and compound growth rate analysis of key income statement line items experienced during the valuation period was prepared.

4.	Selected financial and operating performance ratios were calculated and compared to industry medians for companies of similar size (Exhibit D and E).

Based on our analysis of the financial information and our discussions with management, the following observations were made:

Financial Condition. At June 30, 2003, FAFCO had $ 2,268,800 in net working capital and a financial structure consisting of 20.1% current liabilities, 39.4% long-term debt and equity of 40.5% on a historical unadjusted basis and including the ownership interest in the building. These results are consistent with an entity that has experienced profitability on a historical basis and carries a substantial investment in property, plant and equipment. Historical (unadjusted) book value of equity as of June 30, 2003 was $4,111,200 on a historic basis.

As a percentage of total assets, the major assets are Cash (2.3%), Accounts Receivable (25.2%), Inventory (10.1%), Net Fixed Assets (55.9%) and Other Assets (6.5%). Similarly, the major liabilities are Accounts Payable and Accrued Liabilities (18.6%), Line of Credit, Current Maturities (1.5%) and Long Term Debt (39.4%).

Revenues and Margins. Total revenues have been consistent during the most recent three years ranging from a low of approximately $10.6 million in 1999 to a high of $14.9 million in 2002. Additionally, revenue for the six months ended June 30, 2003 was $8.2 million. This demonstrates managements’ ability to operate FAFCO on an ongoing basis through economic downturns in a consistent manner. However, although not presented here prior years were at much lower revenue levels and FAFCO has not been able to sustain long-term growth or market penetration. Accordingly,

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this may increase the financial risk associated with FAFCO.

FAFCO’s financial statements reflected amounts as cost of goods sold that fluctuated slightly over time. This was primarily due to the shifting of product mix from year to year based upon demand. These costs on an unadjusted basis, ranged between 56% and 64%. Additionally, FAFCO’s percentages are slightly lower than the industry primarily due to the fact that FAFCO is operating in a narrow niche of a larger market and their operations may not be entirely comparable to the market data.

	June 2003	2002	2001	2000	1999	1998

Adjusted cost of sales.	57.6%	60.1%	58.9%	64.3%	60.5%	60.4%
Historic cost of sales	57.6%	60.1%	58.9%	64.3%	60.5%	60.4%
Industry average	N/A	69.8%	74.0%	72.0%	73.9%	73.2%

N/A – Not available

FAFCO’s operating expense ratio has consistently been higher than the industry average. However, this may due to the fact that certain expenses are reflected as operating expenses on FAFCO’s books whereas they are recorded as cost of sales in the industry information. Accordingly, when the costs of sales for FAFCO are combined with the operating expenses on a percentage basis, they are more consistent with the industry averages.

	June 2003	2002	2001	2000	1999	1998

Adjusted operating exp.	31.1%	32.5%	37.8%	37.0%	37.0%	32.1%
Historic operating exp.	29.9%	31.2%	36.2%	37.0%	37.0%	32.1%
Industry average	N/A	25.6%	20.1%	24.1%	22.1%	21.7%

N/A – Not available

On a combined basis the cost structure is as follows:

	June 2003	2002	2001	2000	1999	1998

Adjusted costs	88.7%	92.6%	96.7%	101.3%	97.5%	92.5%
Historic costs	87.5%	91.3%	95.1%	101.3%	97.5%	92.5%
Industry average	N/A	95.3%	94.1%	96.1%	96.0%	94.9%

N/A – Not available

Much like the operating expense ratios, the pretax profit has shown some degree of volatility over the analysis period due to the operations and revenues. Additionally, the operating profits have been for the most below the industry averages. This demonstrates FAFCO’s ability to adjust costs and operations over the analysis period during a decline in economic conditions. Accordingly, this may decrease the perception of risk to an investor as it may increase the investor confidence in the management of FAFCO.

	June 2003	2002	2001	2000	1999	1998

Adjusted pre-tax margin	10.2%	6.7%	2.4%	(3.1%)	1.8%	6.5%
Historic pre-tax margin	9.7%	6.0%	1.3%	(0.4%)	1.8%	6.5%
Industry average	N/A	2.6%	4.9%	3.2%	3.5%	4.9%

N/A – Not available

Liquidity. Liquidity ratios are indicative of working capital weakness as well as illiquidity with respect to FAFCO’s short-term operating needs. The current ratio, which equals current assets divided by

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current liabilities, is a reflection of how well a company can cover its short-term liabilities with assets that are expected to be turned into cash within one operating cycle. A ratio greater than 2.0 is considered a healthy sign and FAFCO’s ratio over the analysis period has been above 1.0. The 2002 current ratio of 1.8 was below the industry median of 2.5.

Revenues divided by working capital ties the income statement and balance sheet together and measures the amount of working capital required to support sales. FAFCO’s working capital turnover ratio is 8.6 due to its relative revenue level and lower working capital position.

Asset Management. Asset management ratios measure a company’s success in generating sales and profits from its asset base. For example, the accounts receivable turnover ratio shows the relationship between sales and accounts receivable. The ratio is calculated by dividing end-of-year receivables into sales and indicates how many times a company turns over its receivables each year. FAFCO’s accounts receivable turnover ratio for 2002 was 7.6.

A related measure is days sales outstanding, which is calculated by dividing the receivable turnover ratio into 365 days. This measure reflects the average number of days it takes for a company to convert its receivables into cash. Relatively speaking, slower collections reduce cash flow, increase the need for borrowing, and may result in larger bad debts expense; the opposite would be true of faster collections. Accordingly, the 2002 days outstanding ratio for FAFCO was 48.1.

The accounts payable turnover ratio shows the relationship between cost of sales and accounts payable. The ratio is calculated by dividing end-of-year payables into cost of sales. The related days of payables is calculated by dividing the payable turnover ratio into 365 days. This latter measure reflects the average number of days it takes for a company to pay its bills. In utilizing FAFCO’s 2002 Accounts Payable and Accrued Expenses balances as well as their total adjusted operating expenses we found that their number of days was approximately 78.0. When compared to the days outstanding ratio for accounts receivable of 48.1 this demonstrates that FAFCO is effectively managing their cash flow and timing their bill payments such that there should not be a cash shortfall.

The asset turnover ratio generally reflects how well the total asset base is managed. By dividing revenues by total assets, the income statement and balance sheet are again tied together, and the ratio shows the amount of dollar revenues that are generated by each dollar of assets. Averaging about 1.5 during the analysis period, FAFCO’s asset turnover ratio has been relatively consistent during the analysis period but had dropped after acquiring the building which would be expected.

Another measure that can be utilized to measure asset management is the net fixed asset turnover ratio. This ratio is calculated by dividing total revenues by the net fixed assets and reflects how well the net fixed assets are utilized. This ratio appears to be inconsistent but the reality is that the fluctuations are primarily caused by the inconsistent reporting periods of the historical data and lack of dependency on fixed assets. Additionally, FAFCO’s 2002 ratio of 2.6 is lower than the industry median of 14.8, which is reflective of a higher investment in fixed assets (primarily the building) or a lower utilization of assets for producing revenues.

Debt Management. The use of debt creates two kinds of risk: default risk and earnings variability. Generally, the more debt a company has, the greater its risk of not meeting the principal and interest

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payments. Earnings variability may result during downturns when management is unable to control a fixed interest expense. Debt management ratios reflect a company’s use of leverage and assess its degree of financial risk. For example, the total debt to total assets ratio measures the relative amount of claims that creditors (including vendors) have against a company’s assets. FAFCO’s total debt to total assets ratio was 62.2% in 2002 versus the industry median of 61.3%.

The debt to equity ratio indicates a company’s capital structure by expressing the relative size of total debt to total equity. A debt to equity ratio of 2.0 indicates there is $ 2 of debt for every $ 1 of equity in the capital structure. This 2002 ratio for FAFCO is 1.12.

Profitability. Profitability may be the most important financial element for owners since it measures how much of each sales dollar a company is able to retain. Profitability ratios reflect the aggregate effect of liquidity, asset management, and debt management ratios. Over the analysis period, there was a considerable disparity between the industry median measures of pre-tax return on equity (ROE) and pre-tax return on assets (ROA). In fact FAFCO’s returns have been well above the industry information during the analysis period reflecting a more efficient and profitable utilization of assets and equity.

	June 2003	2002	2001	2000	1999	1998

Adjusted pre-tax ROE	N/M	26.2%	8.9%	(7.8%)	6.3%	25.4%
Historic pre-tax ROE	N/M	23.5%	4.8%	(1.3%)	6.3%	25.4%
Industry median	N/A	12.2%	30.7%	15.6%	18.6%	25.4%
Adjusted pre-tax ROA	N/M	10.0%	2.9%	(2.5%)	3.9%	13.7%
Historic pre-tax ROA	N/M	9.0%	1.5%	(0.4%)	1.8%	6.5%
Industry median	N/A	4.3%	13.7%	6.1%	4.2%	10.1%

N/M – Not meaningful, N/A – Not available

Financial Analysis Summary

The nature of the financial statement adjustments we considered is typical for valuations of small non-actively traded businesses. At the same time the management structure of FAFCO has provided a higher level of sophistication than most closely held businesses. As such the reliance on audited financial statements as well as the detailed review of financial information, budgets and other information should provide an investor a higher comfort level as to the accuracy of the data.

In summary, FAFCO, Inc. appears to have experienced some growth but has had little consistency in its operations. Their level of profitability and cash flows has varied throughout the analysis period. During 2000 FAFCO relocated interrupting the operations further. This makes the 2000 operating results not consistent with other years. Alternatively, FAFCO is in a new state of the art facility with lower labor costs and higher capacity providing it opportunity to grow as well as cut operating costs. It appears as though FAFCO has typically operated close to or just below the industry medians and although FAFCO is subject to a high degree of competitive pressures they have managed to weather the downturns and fluctuations in the marketplace. Additionally, FAFCO currently carries a $1,000,000 key person life insurance policy on its founder providing it some capital to operate from should the founder pass away. Lastly, FAFCO does not anticipate substantial growth in the near-term which can further impact FAFCO’s financial position. This indicates a higher level of financial risks associated with the entity. These factors have been

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factored into the risk-adjusted rate of return as well as the projected cash flows utilized in this valuation.

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VIII - ASSET-BASED APPROACH

In some situations, underlying asset values may represent the value of an enterprise. The following conditions, as summarized in the Guide to Business Valuations, would indicate the appropriateness of using an asset-based approach:

1.	The company has no earnings history, or its operations cannot be reliably estimated;

2.	The company depends heavily on competitive contract bids, and there is no consistent, predictable customer base;

3.	The company has little or no value from labor or intangible assets;

4.	A significant portion of the company’s assets are composed of liquid assets or other investments;

5.	It is relatively easy to enter the industry;

6.	There is a significant chance of losing key personnel, which could have a substantial negative effect on the company.

In relating these conditions to FAFCO, we believe the use of a purely asset-based valuation method is not appropriate as long as some profitability can be sustained. Further, we considered several asset-based methods as required by Revenue Ruling 59-60. However, we will discuss several asset-based methods below.

Book Value

Book value represents the “accounting value” of assets minus liabilities at the balance sheet date. Because balance sheets are normally prepared in accordance with generally accepted accounting principles, the book value of a company does not consider the fair market value of underlying net assets nor its economic earnings capacity. Thus, book value may not be indicative of the fair market value of a business, but it may serve as a measure of its minimum value. Book value at the valuation date was $ 4,111,200 on a historical basis.

Adjusted Book Value

The adjusted book value or adjusted net assets of a company is represented by total equity as shown on its historic balance sheet, with adjustments for the fair market value of tangible assets and liabilities at the balance sheet date. Any off-balance sheet and/or contingent assets and liabilities would also be included at their fair market values. FAFCO carried the following assets as of the valuation date:

Cash – FAFCO had cash balance in the amount of $237,500 as of June 30, 2003. Cash is stated at its current fair market value and therefore typically no adjustment to this amount is necessary. However, if it is deemed that the amount of cash is in excess of the ongoing capital needs of the entity in order to sustain growth and profitability an adjustment may be necessary under certain valuation methodologies (primarily income and market approaches). This is not the case in the context of this valuation. This was based upon discussions with management as well their desired cash reserves. Accordingly, no adjustment to this amount is necessary.

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Accounts Receivable – FAFCO carried accounts receivable of $2,551,700 as of the valuation date. This amount is considered fully collectable and the balance sheet was adjusted to reflect this amount. However, an additional amount may become uncollectible in the future but is also subject to a personal guarantee of the owners of the customer’s business.

Inventory – FAFCO carried inventory of $1,020,300 as of the valuation date. This amount is considered to be stated at its current value. Accordingly, no adjustment has been made for valuation purposes.

Prepaids and Other Assets – FAFCO carried prepaids and other assets of $666,800 as of the valuation date. These amounts are considered to be transferable or refundable and therefore stated at their current fair market value. Accordingly, no adjustment was made for this method.

Property, Plant and Equipment – FAFCO carried various fixed assets in the net amount of $1,092,700 (not including real estate) as of June 30, 2003. These consisted primarily of office equipment, machinery, furniture and vehicles. This amount is considered to be stated at its current fair market value. Accordingly, no adjustment was made for purposes of this method.

Real Estate – FAFCO owns the facility which houses its headquarters and manufacturing plant. The facility consists of a 50,000 square foot building with tilt-up construction. The building exists on an oversized lot with additional development capacity. Additionally, the building has had numerous special improvements specific to FAFCO’s needs. The value improvements may not have any additional value on the marketplace unless a specific buyer or tenant can be found which can utilize the improvements. As such, we had discussions with Bill Brouard of Ingram Realty regarding the appropriate value as well as the market rate of rent that would be paid for a building such as this – taking into consideration the inability to utilize all of the improvements. In that regard, he determined the value based upon the ability to recover fifty percent of these improvements to be $3,100,000. We have treated this real estate as a separate asset on a nonoperating basis under the income based method. Accordingly, we have made an adjustment to fair market for purposes of this method based upon the following:

Building & Land	$1,850,000
Excess land	250,000
Additional Improvements	1,000,000

$3,100,000

Accounts Payable, Accrued Liabilities and Other Current Liabilities - FAFCO owed and carried certain liabilities on their books as of the date of valuation. These amounts reflected amounts owed to service providers, payroll taxes, notes payable and vendors as of the valuation date. The total amount of liabilities as of June 30, 2003 was $2,040,500. This amount is reflected at its fair market value and no adjustment is required for the valuation.

Long Term Liabilities - FAFCO owed and carried long-term liabilities on their books of $3,994,100 as of June 30, 2003. This amount consisted of third-party obligations and reflected at its fair market value. Accordingly, no adjustment is required for the valuation. Of this

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amount $3,325,100 was associated with the real estate.

The total adjusted net assets (at fair market value) of the FAFCO, Inc. as of the valuation date can be summarized as follows:

	Historic	GAAP	Valuation	Adjusted
	3/31/03	Adjustment	Adjustment	3/31/03

ASSETS
Current Assets:
Cash	$237,500	$—	$—	$237,500
Accounts receivable	2,551,700	—	—	2,551,700
Inventory	1,020,300	—	—	1,020,300
Other receivables	11,800	—	—	11,800
Prepaid and other	281,800	—	—	281,800
Deferred tax asset	206,200	—	—	206,200

Total current assets	4,309,300	—	—	4,309,300

Property and equipment:
Building	$3,679,100	—	(1,129,500)	2,549,600
Land	550,400	—	—	550,400
Machinery & Equipment	2,718,000	—	—	2,718,000
Office Equipment	508,200	—	—	508,200
Improvements	599,800	—	(599,800)	—
Vehicles	333,600	—	—	333,600

	$8,389,100	—	$(1,729,300)	$6,659,800
Less: Accum. depreciation	$(2,719,600)	—	252,500	(2,467,100)

Property and equipment, net	5,669,500	—	(1,476,800)	4,192,700

Other assets	$167,000	—	—	167,000
Non-operating assets	$—	—	—	—

Total Assets	$10,145,800	$—	$(1,476,800)	$8,669,000

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$1,128,800	$—	$—	$1,128,800
Line of Credit	—	—	—	—
Current maturities of LTD	149,200	—	—	149,200
Accrued expenses and other	762,500	—	—	762,500

Total current liabilities	2,040,500	—	—	2,040,500

Long-term debt	3,994,100	—	—	3,994,100
Other liabilities	—	—	—	—
Non-operating liabilities	—	—	—	—

Total liabilities	6,034,600	—	—	6,034,600

Shareholders’ equity:
Note Receivable	(75,100)	—	75,100	—
Common stock	486,400	—	2,148,000	2,634,400
Paid-in capital	5,139,100	—	(5,139,100)	—
Retained earnings	(1,439,200)	—	1,439,200	—

	4,111,200	—	(1,476,800)	2,634,400
Less: Treasury stock	—	—	—	—

Shareholders’ equity	4,111,200	—	(1,476,800)	2,634,400

Total Liabilities and Equity	$10,145,800	$—	$(1,476,800)	$8,669,000

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Liquidation Value

Liquidation value is not normally applicable in the valuation of a typical going concern. However, if the company is worth more in liquidation, and the holder of the appraised interest can force such an action to occur, the liquidation value of assets less liabilities would be an appropriate measure of value. Depending on the existence and value of goodwill, this may in fact be the case. As of the valuation date there was no evidence that Management intended to wind down the operations of FAFCO as a “quitting concern” in either an orderly or forced liquidation. Thus, we did not explore this method.

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IX - INCOME-BASED APPROACH

This approach generally considers the company being valued, as though it was an investment mechanism whose purpose is to produce a monetary return for its owners. Application of income-based methods involves establishing an income (return) figure for the company (investment) being valued, determining the appropriate relationship between income and value, and converting the estimated income into an estimate of value. Further, the consideration of the elements of an income approach is required by Revenue Ruling 59-60, 1959-1 C.B. 237.

Estimating Earnings

During a valuation an estimate of the expected representative level of the “future amount” of earnings needs to be made. The valuation profession has developed various methods to be used in this process. Below are four of the most commonly used methods:

•	Specific Year’s Earnings

•	Simple Average Method

•	Weighted Average Method

•	Projected Growth Rate Method

Specific Year’s Earnings

In the case of LeFrak vs. Commissioner - T.C. Memo 1993-526 the court stated “...use of a single year’s income and expense results in applying the capitalization of income method is permissible provided such year’s results are representative and provide a reliable basis for predicting future earnings...”. Accordingly, the most recent or a specific year’s earnings may be used if it is considered to representative of the expected level of earnings in the future. This method is most appropriately used for estimating the amount of future earnings when there is no apparent pattern in the past earnings history, or if it appears that an existing pattern cannot be reasonably expected to continue and a specific year’s earnings is considered to be representative of the future earnings.

Simple Average Method

The simple average method, sometimes referred to as the “average method” of estimating expected future earnings, is based on the simple average or arithmetic mean of the historical economic earnings, which is calculated by taking the sum of a set of values, and dividing the sum by the number of values used in deriving the sum.

The simple average of the historical economic earnings, is most appropriately used for estimating the amount of future earnings when there is no apparent pattern in the past earnings history, or if it appears that an existing pattern cannot be reasonably expected to continue.

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Weighted Average Method

The weighted average method of estimating the expected future earnings, is based on the average or arithmetic mean, which is calculated by taking the sum of a set of values which have been multiplied by some index or weighing factor, and then dividing the sum of these products by the sum of the weights.

The weighted average of historical economic earnings is most appropriately used for calculating future earnings when there appears to be a pattern that may be projected into the future. It may be appropriate to apply a heavier weight to the most recent year’s earnings and a lesser weight to the earlier years, or visa-versa.

Projected Growth Rate

The projected growth rate method, sometimes referred to as the “projection method” in estimating future earnings, is usually determined as follows:

•	Determine the annual compounded (or average) growth rate in earnings based on the last five years or more historical economic earnings.

•	Apply the same growth rate to the latest year’s earnings, and continue this process over the following four or more consecutive years.

•	Alternatively projections can be made in discrete amounts on a year by year basis.

The projected growth rate method is applied to the latest year’s historical economic earnings for estimating future earnings, and is most appropriately used when historical economic earnings suggest a consistent trend, that has a high probability of continuing (such is the case where existing contracts are already in place). Further, it may be used when preparing discrete annual projections.

Based upon the nature of the company, the historical operations and the inability to accurately project earnings into the future we have utilized the average of the net equity cash flows for the years ended December 31, 2001 and December 31, 2002 as well as the six months ended June 30, 2003.

We believe that this most appropriately captures the representative level of benefits a hypothetical buyer can expect to receive based upon the facts known, knowable and foreseeable as of the valuation date. Lastly, this will reflect the operations after FAFCO’s relocation to the new more efficient facility in 2000 which impacted FAFCO operations during that year. As a result of the relocation FAFCO’s historical cost structure was not representative of the ongoing cost structure after the relocation. The calculation of average normalized net equity cash flows is as follows:

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	2001	2002	2003

Adjusted pre-tax earnings	$286,900	$1,003,600	$823,600
Weights applied (number of months)	12	12	6

Weighted adjusted pre-tax earnings	3,442,800	12,043,200	4,941,600

Weighted average adjusted pre-tax earnings			$680,920
Less: Estimated State income taxes at 9.3%			63,326

Income before Federal income taxes			617,594
Less: Estimated Federal income taxes (see below)			209,982

Projected after-tax earnings			$407,612

Effective federal and state tax rate			40.1%

C-corporation Federal income tax calculation:

Taxable Income

	But Not		% on	Of Amount	Tax
Over	Over	Pay +	Excess	Over	Calculation

$ —	$50,000	$—	15%	$—	$—
50,000	75,000	7,500	25%	50,000
75,000	100,000	13,750	34%	75,000
100,000	335,000	22,250	39%	100,000
335,000	—	113,900	34%	335,00	$209,982

Projected after-tax earnings		$407,612
Add:	Depreciation and amortization (average over same time period)	427,880
Less:	Capital expenditures (expected on an ongoing basis)	(50,000)
Less:	Increase in working capital requirements (expected on an ongoing basis)	0
Add:	Increase in long-term debt (expected on an ongoing basis)	0

Projected after-tax net equity cash flow		$785,492

Understanding the Cost of Capital

The “appropriate relationship” mentioned above is referred to as the cost of capital. A cost of capital estimate attempts to compute the expected return on an investment in a security, firm, division, or project. One of the most often cited sources of cost of capital data has been published since 1983 by Ibbotson Associates, Inc., a Chicago-based financial consulting firm. It provides financial information to business valuation, corporate finance, and investment analysts and

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publishes cost of capital data in its annual Stocks, Bonds, Bills & Inflation TM (SBBITM) Yearbook. From the 2003 Yearbook:

The cost of capital ... can be viewed from three different perspectives. On the asset side of a firm’s balance sheet, it is the rate that should be used to discount to a present value the future expected cash flows. On the liability side, it is the economic cost to the firm of attracting and retaining capital in a competitive environment, in which investors (capital providers) carefully analyze and compare all return-generating opportunities. On the investor’s side, it is the return one expects and requires from an investment in a firm’s debt or equity. While each of these perspectives might view the cost of capital differently, they are all dealing with the same number.

The term “cost” refers to the expected rate of return that the “market” requires in order to attract funds to a particular investment. Thus, the cost of capital is a long-term, forward-looking concept. While the past performance of an investment may serve as a guide as to its future performance, the expectations of future events are the only factors that actually determine the cost of capital. For example, an investor contributes capital to a firm with the expectation that the business’ future performance will provide a fair return on the investment. Finally, the “market” refers to the universe of all investors who are candidates to provide funds for a particular investment.

Several factors affect the cost of capital. These include general economic conditions, market conditions, the subject company’s operating and financing decisions and the amount of financing required. General economic conditions include the demand for and supply of capital within the economy and the expected level of inflation. The cost of capital is usually expressed in percentage terms, i.e., the annual return that an investor expects or requires to be realized divided by the dollar amount invested. The cost of capital, then, is an expected or required rate of return and has three elements:

1.	The “real” rate of return investors expect to obtain in exchange for letting someone else use their funds on a riskless basis.

2.	Expected inflation, or the expected depreciation in purchasing power while investors’ funds are tied up.

3.	Risk, or the uncertainty as to when and how much cash flow (or other measure of economic income) will be received.

While these expectations may be different for different investors, the market tends to form a consensus with respect to a particular investment or category of investments. That consensus determines the cost of capital for investments of varying levels of risk. Thus, companies do not set their own cost of capital; rather, the cost of capital comes from the marketplace. Also, it is clear from above that the “cost” is expressed in nominal terms, i.e., the cost of capital includes an inflation estimate.

Finally, the term “capital” refers to the components of a company’s capital structure, including long-term debt, preferred stock, and common equity. When the cost of ownership capital (equity) is discussed, the phrase “cost of equity capital” is normally used. When the cost of capital to the overall firm is referred to, the phrase “weighted average cost of capital” is usually employed.

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Discount and Capitalization Rates

An important consideration of the income-based approach and the methodologies thereunder is the discounting or capitalization of some measure of economic income. A discount rate is the cost of capital that converts all of the expected future benefits on an investment to a present value. The expected returns include annual cash flows realized by an investor while holding the investment, as well as proceeds to the investor upon liquidation of the investment. A capitalization rate is a yield rate of return that converts a single point estimate of an investment’s normalized historical benefits to a present value.

In many instances, a discount or capitalization rate is developed based on what an external investor would expect the rate of return to be for a particular investment. The difference between the two rates is the annually compounded percentage growth rate built into the projected earnings stream that is not reflected in the single measure of projected earnings. In other words, assuming stable long-term growth in the cash flows available to the investment being valued, the capitalization rate equals the discount rate minus the expected long-term growth rate, thus:

c = k - g

where	c	= capitalization rate
	k	= discount rate (cost of capital)
	g	= expected long-term sustainable growth rate of investment return

The difference between discounting and capitalizing, then, is in how the changes in expected future cash flows are reflected over time. In discounting, each future increment of return is specifically estimated. In capitalizing, estimates of changes in future returns are lumped into one annually compounded growth rate, which is then subtracted from the discount rate. The critical assumption in the above formula is that the growth in the investment return is relatively constant over the long term. If such is the case, the process of capitalizing becomes a shorthand formula of discounting.

Both the discount rate and the capitalization rate attempt to assess the risk associated with a subject investment achieving the estimates of projected future earnings. As was discussed earlier, FAFCO’s future economic returns will be estimated by averaging its adjusted after-tax net equity cash flow, and a capitalization rate will be developed to estimate the required rate of return consistent with the economic income being valued.

Cost of Equity Capital

The capital asset pricing model (“CAPM”) is widely used as a method of measuring the cost of equity capital, and it provides a reasonable economic model that is generally accepted by practitioners. Developed in the mid-1960s, the principal insight of the CAPM is that the expected return on an investment is related to its risk and is based on the theory that investors in “risky” assets require a rate of return above and beyond a risk-free rate as compensation for bearing the risk associated with holding the investment. As stated by Shannon Pratt in Cost of Capital: Estimations and Applications:

CAPM’s relevance to business valuations ... is that businesses, business interests, and business investments are a subset of the investment opportunities available in the total capital market; thus, the

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determination of the prices of businesses theoretically should be subject to the same economic forces and relationships that determine the prices of other investment assets.

The CAPM breaks up the total risk of an investment, i.e., the variability of its returns, into two parts: systematic risk and unsystematic risk. Systematic risk is unavoidable and pervades every asset in the economy (to a greater or lesser extent) and every claim on those assets (such as stock). Systematic risk generally springs from external, macroeconomic factors that affect all companies in a particular fashion, albeit it with different magnitudes. In contrast, unsystematic risk is that portion of total risk that can be avoided by investment diversification. Unsystematic risk stems from company specific factors unique to that enterprise. The CAPM concludes that systematic risk is rewarded with a risk premium while unsystematic risk is not because it can be diversified away.

The CAPM assumes that there is a risk-free rate of return that can be earned on a hypothetical investment with returns that do not vary. For a particular risky investment, the CAPM indicates that the size of the risk premium (the investment’s return in excess of the risk-free rate of return) is proportionate, in a linear fashion, to the amount of systematic risk assumed by the investor. This linear relationship between expected return and systematic risk is called the security market line, which is depicted below.

The risk-free rate forms the y-intercept of the security market line and represents the expected return on an asset with no systematic risk (beta equal to zero). The market portfolio, by definition, has a beta equal to one. Drawing a line that passes through the risk-free asset and the market portfolio forms the security market line. Theoretically, to be fairly priced, every stock or portfolio of stocks should fall on the security market line.

Beta measures the volatility of a security as compared to the market and incorporates the general industry risk of that security as well. The CAPM states that where a security falls on the security

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market line is dependent upon its beta. Numerically, beta has the following interpretations:

Beta > 1.0 When the market moves up or down, a security will move in the same direction but with greater magnitude.

Beta = 1.0 When the market moves up or down, a security will move in the same direction and with the same magnitude.

Beta < 1.0 When the market moves up or down, a security will move in the same direction but with lesser magnitude.

It should be noted that there can be differences between betas for the same security based on the underlying data used by the different financial reporting services. The choice of data in four variables would account for differences in beta measurement:

1.	The length of the time period over which the returns are measured.

	•	Most services use a two- to five-year measurement period, with five years being the most common.

2.	The frequency of measurement within that period.

	•	Daily, weekly, monthly, quarterly, or yearly data may be measured; monthly measurement is the most common

3.	The choice of an index to use as a market proxy.

	•	The market index used in deriving beta could be the: S&P 500; NYSE; NYSE and ASE; NYSE, ASE, and OTC; or Value Line Index.

4.	The risk-free rate above which the excess returns are measured.

	•	Either the 30-day Treasury bill rate or the income return only from Treasury bonds is generally used to compute excess returns.

Original CAPM. In its original form, the CAPM is described mathematically by the following equation for a straight line:

E(Rj) = RF + (ßj * ERPm)

where	E(Rj)	= expected return of security j
	RF	= risk-free rate on 30-day Treasury bills
	ßj	= beta of security j
	ERPm	= equity risk premium of the market, i.e., in excess of RF

In words, the equation states that the expected return of a security is equal to the risk-free rate plus the product of the security’s beta multiplied by the market risk premium.

Modified CAPM. Subsequent empirical studies have indicated that realized returns on smaller companies have been greater over a longer period of time than the original CAPM would have predicted. That is, while betas for small companies tend to be greater than those for large companies, these higher betas do not account for all of the returns earned by investors in small companies. Since greater returns are accompanied by greater risks, the original CAPM model has been modified to incorporate additional risk factors as follows:

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E(Rj) = RF + (ßj * ERPm) + SRPj + SCRj

where	RF	= risk-free rate on long-term U.S. government bonds
	SRPj	= size risk premium associated with security j
	SCRj	= specific company risks associated with security j

As will be discussed below, the market capitalization of the subject company will determine the relevant size premium while the specific company risks are assessed based on the valuator’s subjective judgment.

CAPM is fairly easy to employ in practical situations. However, it is best suited for larger publicly traded companies because betas cannot be calculated for smaller privately held companies. If the private company is large enough, reference can be made to betas for comparable public companies or industry averages to determine a proxy beta. As will be discussed in a subsequent section of the report, however, we did not believe that comparisons to public companies were appropriate due to FAFCO’s relatively small size.

Our computation for estimating the required cost of equity is based on a generally accepted quantitative build-up model. We have calculated this cost and developed the model below including explanatory notes. It is an additive model in which the return on a security is estimated as the sum of a risk-free rate and certain risk premia. Each premium represents the reward an investor receives for taking on a specific risk. The various rates are arithmetically summed to form an estimate of the cost of equity capital appropriate for a company of FAFCO’s size and character.

Risk-free long-term U.S. government bond rate		4.52%	A
Add: Equity risk premium	7.00%		B
Size risk premium	3.53%		C

Equals: Return in excess of risk-free rate		10.53%
Add: Risk premium for other, specific risk factors of subject company		7.00%	D

Equals: After-tax net cash flow discount rate		22.05%
Less: Long-term sustainable growth rate		3.00%	E

Equals: After-tax net cash flow capitalization rate for next year		19.05%
Divide by: One plus the growth rate		1.030

Equals: After-tax net cash flow capitalization rate for current year		18.50%

Equals: After-tax net cash flow capitalization rate for current year - rounded		19.00%

After-tax net cash flow discount rate for current year - rounded		22.00%

Notes:

A.	20-year yield to maturity on U.S. government bonds from www.bog.frb.fed.us/releases/h15/data/b/tcm20y.txt as of June 30, 2003

B.	Long horizon expected equity risk premium, from Stocks, Bonds, Bills, and Inflation: [Valuation Edition] 2003 Yearbook, Copyright © 1983-2003 Ibbotson Associates, Inc.

C.	Expected 9th/10th decile equity size premium, from Stocks, Bonds, Bills, and Inflation: [Valuation Edition] 2003 Yearbook, Copyright © 1983-2003 Ibbotson Associates, Inc.

D.	Subjective risk premium for company-specific risks, including [earnings volatility, management depth and key person, customer/supplier concentration, and competition].

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E.	Long-term sustainable growth rate of economic equity returns based on industry outlook and discussions with management.

The above capitalization rate would convert to a price/cash flow ratio of 5.26 (the reciprocal of the capitalization rate equals the price/cash flow ratio).

It should be noted that the risk-free rate and the various risk premiums used in the build-up model are unique to the moment in time being considered, i.e., the valuation date. Thus, Notes A through E are further explained below.

Risk-Free Rate. The risk-free rate is that rate available on instruments considered to have virtually no possibility of default, such as U.S. Treasury obligations. The ultimate riskless security is considered to be the 30-day U.S. Treasury Bill. However, most analysts use a 20-year yield-to-maturity since published equity risk premium data is calculated relative to a 20-year Treasury coupon bond. Also, a 20-year time period more closely matches the often-assumed perpetual lifetime horizon of an equity investment.

Equity Risk Premium. The equity risk premium is the additional return that investors expect to earn on equities in excess of long-term Treasury securities to compensate for the additional risk, or the degree of uncertainty, that the expected future equity returns will not be realized. It is a forward-looking concept in that the discount rate should reflect what investors think the risk premium will be going forward.

A common method of estimating the expected equity risk premium is to compute the equity risk premium as the average excess return of the broad stock market over U.S. Treasuries, over some historical time period. A key assumption is that the amount of excess return that investors expect for investing in stocks for the future time period is approximately equal to the excess returns that have actually been achieved in the broad stock market in the historical period for which the equity risk premium was computed.

Ibbotson Associates’ annual SBBITM Yearbook contains a history of U.S. capital market returns. According to the Yearbook, the long-horizon equity risk premium is the arithmetic mean total return (i.e., income plus price appreciation) for the S&P 500 less the arithmetic mean income returns of 20-year Treasury bonds, from 1926 to the present. It is commonly accepted that:

1.	The S&P 500 is used to represent the market because it is a readily-available, broad-based, market-value-weighted index of large company stock performance. As of December 31, 1993, 88 separate industry groups were included in the index, and its composition has not changed since.

2.	Only the income portion of the total bond return is used since it represents the truly riskless portion of the return.

3.	The time series data starts in 1926 because this is when good quality data became available. This period was also chosen because it includes one full business cycle before the 1929 market crash.

4.	A proper estimate of the equity risk premium requires a data series long enough to give a reliable average without being unduly influenced by very good and very poor short-term

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returns. The period since 1926 is considered to be relevant because it is representative of what can happen, i.e., the type of different economic shocks that have occurred since that time.

5.	The arithmetic mean (as opposed to the geometric mean) is the appropriate measure of return and is to be interpreted as follows: If an investor purchased a security represented by one of the Ibbotson time series on January 1 and sold it on December 31 of any of the last 70-plus years, on average, the investor would have realized a total return of x%.

Note that at this point, the build-up model explicitly assumes a beta of 1.0 (the market) for FAFCO. Thus, the equity risk premium in the build-up model is not adjusted for beta as it is in the CAPM.

Size Risk Premium. The average market return determined above represents a rate of return that an average investor would consider adequate for a portfolio of S&P 500 stocks. However, over long periods of time, small public company stocks have been shown to have significantly higher average annual rates of total returns than have larger public companies. This size phenomenon was first identified by Rolf Banz in 1981 (“The Relation Between and Market Value of Common Stocks”, Journal of Financial Economics, 1981, vol. 9, pp. 13-18). One explanation for this effect is that smaller size is associated with increased risk (higher betas) and, therefore, a higher required rate of return (greater cost of capital).

Market evidence of this “size effect” is revealed in M&A transactions where significantly smaller P/E multiples are paid for companies as the size of the deal decreases. A recent tabulation of these results appeared in the January 2000 issue of Mergerstat.

For the 12 months ended June 30, 2000

Deal Size	No. of Deals	Average P/E

Over $1 Billion	194	33.2
$500 M to $999.9 M	166	26.3
$250 M to $499.9 M	258	24.7
$100 M to $249.9 M	470	22.8
$50 M to $99.9 M	425	22.6
$25 M to $49.9 M	482	24.7
$10 M to $24.9 M	566	21.5
Under $10 M	772	18.4
Source: Mergerstat, January 2000

The relationship of smaller size, higher required rate of return has been empirically examined in two published studies. One study by Roger Grabowski, ASA, and David King, CFA, King (originally published as “New Evidence on Size Effects and Equity Returns”, Business Valuation Review, September 1996 and subsequently updated in “Size Effect and Equity Returns: An Update”, Business Valuation Review, March 1997 and “New Evidence on Equity Returns and Company Risk”, Business Valuation Review, September 1999) found a clear and strong statistical relationship between company size and rates of return. Encompassing the period from 1963 to 1996, Grabowski and King separated NYSE, AMEX, and NASDAQ stocks into 25 distinct groupings by size and showed the small stock effect was evident regardless of whether size was defined by market value of equity, book value of equity, market value of invested capital, total assets, sales,

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EBITDA, five-year average net income, and number of employees.

We relied on a second study that utilizes the Ibbotson Associates data to estimate the size risk premium of FAFCO. This was accomplished by drawing on additional information from the Yearbook that details the difference in total returns between “small” stocks and the S&P 500 stocks. The return on small stocks is derived from an annually updated study of NYSE-listed securities going back to 1926. Companies on the NYSE are ranked by the combined market capitalization of their eligible equity securities; the companies are then split into ten equally populated deciles. The ninth and tenth deciles stocks (also known as micro-cap stocks) represent small stocks.

The size premium we selected was for the tenth deciles stocks in excess of the risk-free rate less the equity risk premium. Returns from the tenth decile group were used because it contains a sample of companies that are more closely similar to FAFCO.

Further, since we used the build-up method with its underlying assumption of a beta equal to 1.0, i.e., no more risk/volatility than is present in the total market, the size risk premium also captures the excess returns generally attributed to the higher betas of small companies.

Risk Premium for Other Factors. In most situations, privately-held companies have risk factors which are greater than those of publicly-traded ones. Consequently, the investor-required rate of return for companies such as FAFCO is normally higher, even after considering the size risk factors that would already be included in the stocks of the NYSE and tenth deciles. Thus, the additional, or specific company, risks we considered to have the greatest impact on FAFCO and which are incremental to that which has been captured by the Ibbotson data, are listed below. Their aggregate effect incorporates a rational investor’s assessment of the greater risk of investing in one small company as compared to investing in a diversified list of small publicly-traded companies. Hence, the more volatile the outlook for one private company, the riskier it is compared to taking a portfolio approach to investment.

Positive Factors:

1.	FAFCO has the highest performing collectors in the industry;

2.	FAFCO has loyalty of customers;

3.	FAFCO is one of the oldest and largest solar manufacturers in the U.S.;

4.	Longevity and loyalty of employees;

5.	Ability to reactively reduce costs in downturns;

6.	Proprietary processes for manufacturing of the products;

7.	Name and reputation recognition in the market place.

Negative Factors:

1.	FAFCO’s pricing is higher than the industry;

2.	FAFCO has dependence on certain economic trends for growth that are not directly in their control (i.e. pool construction, energy costs, etc.);

3.	The expiration of tax incentives for incorporating alternative energy solutions in businesses and households;

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4.	FAFCO is subject to the impact of industry trends, legislative changes and weather conditions on installations that are not within FAFCO’s influence and control;

5.	FAFCO’s historical inability to penetrate new markets or achieve a sustained growth in sales.

In addition, FAFCO is significantly smaller than the micro-cap stocks used as a proxy for the size risk premium, and we believe an additional increment of risk for this factor is appropriate as evidenced in the analysis below.

The following table presents a recent history of the size of the companies falling within the two decile groupings commonly used when valuing small, non-actively traded businesses. As can be seen, even those companies considered to be “small” are still considerably larger than FAFCO. For example, in the 2003 Yearbook the size of the ninth and tenth deciles was represented by stocks having a market capitalization of less than $ 314,042 million. This is much larger than FAFCO, such that an incremental risk factor for size is reasonable. As of December, 2002, the market capitalization of the smallest company in the tenth decile is $ 0.5 million.

	9th/10th Decile (Micro-Cap)			10th Decile

		Largest			Largest
As	Number of	Market	Avg. Market	Number of	Market	Avg. Market
of	Companies	Capitalization	Capitalization	Companies	Capitalization	Capitalization
9/30	In Decile	($000s)	($000s)	In Decile	($000s)	($000s)

1995	339	$158,063	$87,933	170	$86,222	$48,354
1996	357	195,411	98,925	179	93,979	52,135
1997	372	230,472	139,064	186	130,402	68,390
1998	379	252,109	101,351	190	123,872	56,654
1999	369	214,640	97,030	185	97,914	50,256
2000	2,796	192,598	68,310	1,927	84,521	38,553
2001	2,822	269,275	63,830	2,056	104,356	35,388
2002	N/A	314,042	N/A	N/A	141,459	N/A

With due consideration given to all of the above, i.e., the assessment of specific factors affecting FAFCO, including its industry and operating environment, and FAFCO’s significantly smaller size than the NYSE’s smallest stock portfolios, we considered a 9.5% specific company risk premium was appropriate given the type of service/product, the entity dynamics, management structure, risk of achieving the projections, the sustainability of the projections, current economic conditions as well as global concerns and future prospects for growth.

Long-Term Sustainable Growth Rate. In a single period capitalization model, converting a discount rate to a capitalization rate involves subtracting an estimate of the long-term sustainable growth rate. One approach to estimating the long-term growth rate is to estimate the overall economic growth rate. This growth is composed of two parts: expected inflation and expected.

There are several approaches to estimate expected inflation. Surveys tend to focus on the short term, and therefore, are not representative of long-term expectations. However, a market consensus long-term inflation estimate can be obtained by analyzing the conventional bond market. According to Ibbotson Associates:

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The market consensus forecast of inflation is embedded into the long-term yields of Treasury bonds. The yield on a Treasury bond can be broken down into three components:

                    Yield = Expected Inflation Rate + Expected Real Riskless Rate of Return + Horizon Premium

None of the three components are observable. Estimates of the expected real riskless rate and the horizon premium are formed from statistical relationships evident in forward rates and historical data. These estimates are then subtracted from the observed market yield to obtain the expected inflation rate.

At June 30, 2003 the long-term government bond had a yield of 4.52%, the expected real rate of return was 1.3%, and the expected horizon premium was 1.4%. The long-term inflation estimate is then 2.83%.

The growth rate in real GDP for the 1926-2002 period was approximately 3.5%. With a few exceptions, growth in real GDP has been reasonably stable over time; thus, its historical performance is a good estimate of expected long-term (future) performance. By combining the inflation estimate with the real growth estimate, a long-term estimate of nominal growth is 6.3%.

Because the capitalization process is calculated into perpetuity, a long-term growth rate in excess of this level is unrealistic and illogical as it would assume a company will always achieve growth in excess of the industry average and perpetually gain market share. Although future growth rates do not have to be the same for every year into perpetuity, the “average” rate should be equal to the perpetual rate.

We selected a growth rate of 3.0% based on various factors, including the industry overview, demographics, focus and the historical operations of FAFCO as well as the projected growth rates utilized in the detailed projections of FAFCO.

Perspective for the Calculated Cost of Equity Capital

The relative cost of equity can be best appreciated and gauged by examining the implied agreement equity investors make when they provide funds. This agreement is described below.

Characteristic	Risk to Equity Investor

Safety of principal	No principal protection.

Income	Dividend payments dependent upon financial condition, management preferences, and board approval.

Liquidation preference	Last priority in liquidation after all creditors and other equity holders.

Management control	Degree of control depends on size of interest, voting rights, and legal restrictions and agreements.

Appreciation	Potential for return limited only by company performance, which may vary depending upon degree of control, ownership structure, and legal restrictions and agreements.

Because returns on equity investments are more volatile than returns on debt instruments, their cost is more difficult to accurately explain. Since business valuation commonly assumes a long-term perspective, a continuum of long-term equity discount rates can be portrayed as follows, based on data

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extracted from the 2003 Yearbook.

Large Cap	Mid Cap and			Venture Capitalist and
Stocks	Lower Cap	Micro Cap	Larger/Stronger	Smaller/Weaker
(S&P 500)	Stocks	Stocks	Private Company	Private Company

10%	15%	20%	25%	30% - 40%

Thus, we believe it is unreasonable for a specific small business to have a cost of equity capital lower than 18% to 25% unless there are special mitigating factors. As an additional reasonableness check, we accept that mezzanine investors, who provide subordinated debt and equity financing, usually require a rate of return of about 25%. At the other end of the spectrum, venture capitalists funding start-ups expect rates of return above 40%.

Based on all of the above analysis and discussion, the cost of equity capital calculated for FAFCO is 22.05% (the sum of the rates with the Notes A through D in the build-up model). To put this figure in proper perspective, the Ibbotson data show that small capitalization stocks have returned, on average, about 10.53% annually in excess of the risk-free rate (the sum of the rates with the Notes B and C in the model). Add to this the risk-free rate of 4.52% as of the valuation date, and a total return/cost of equity capital of about 15.05% for small capitalization stocks is indicated. However, this result is before considering the following two key elements:

1.	“Small capitalization stocks” are public companies with 2002 market values of less than $ 314,042 million based on the 9th/10th size decile in the table above.

2.	The rate of return assumes and reflects a fully diversified investment portfolio of which FAFCO would only be a small component therein.

So the typical small business can be expected to have a cost of equity capital in the range of 25% to 40%. Obviously, an established small business like FAFCO is not a start-up, even though it still has significant specific company risks. The cost of capital we calculated for FAFCO falls within this range, and we believe the rate is reasonable for a company of FAFCO’s size, character, and past/expected operating history.

Capitalization of Earnings Method

The capitalization of earnings method is an “income oriented” approach. This method is used to value a business based on the future estimated earnings to be generated by the company. These estimated future earnings are capitalized by an appropriate capitalization/discount rate. This method assumes that all of the assets, tangible or intangible, are indistinguishable parts of the business, and does not attempt to separate the values of the two. In other words, the critical component to the business’ value is its earnings.

This method is more theoretically sound in valuing a profitable business where the investor’s intent is to provide for a return on investment, over and above a reasonable amount of compensation. It is also a powerful method for estimating the value of businesses that are not capital intensive. Therefore, this method may not be appropriate for businesses that are considered capital intensive or experiencing substantial growth, decline or expected erratic future earnings.

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This method determines the value of a business or other contemplated investment by establishing a relationship between (1) normalized historic earnings (a proxy for expected future earnings), (2) the expected or required yield or rate of return (capitalization rate) on comparable investments of similar risk, and (3) the estimated value of the subject business. This relationship is modeled below:

     Economic Income / Capitalization Rate = Estimated Value

The method assumes that all of the assets, tangible and intangible, are indistinguishable parts of the business and does not attempt to separate the values of the two. Lastly, it assumes that a “single point” estimate of earnings will be achieved consistently in perpetuity.

The operating company value (before nonoperating assets and liabilities) of FAFCO is $ 3,909,070 as indicated by using the capitalization of earnings method calculated as follows:

Projected after-tax net equity cash flow		$785,492
Divide by: Capitalization rate		19.0%

Indicated value of operating equity		$4,134,170
Add: Non-operating assets	$3,100,000
Less: Non-operating liabilities	(3,325,100)	$(225,100)

Indicated value of entity on a marketable, controlling interest basis		$3,909,070

This indicated value is calculated on a marketable, controlling-interest basis before consideration of the nonoperating assets. The premise for this conclusion is that the value is determined from (1) a capitalization rate derived from rates of return on publicly-traded investments having instant marketability/liquidity and (2) an adjusted earnings stream that a controlling shareholder and/or responsible management would have a fiduciary duty to maximize for the benefit of non-controlling shareholders.

We have considered utilizing this method to value the operating entity in this case. In that regard, this method may appropriately reflect the earnings capacity of an organization such as FAFCO.

Capitalization of Excess Earnings Method

Though often considered to be an asset-based valuation methodology, we included the excess earnings method under the income-based approach so that the appropriate understanding of cost of capital and discount and capitalization rates could be developed. This method acquired its name from the IRS in ARM 34 and Revenue Ruling 68-609.

Unlike all of the other methods discussed thus far, this method is an “income and asset” oriented approach to arrive at a value for non-actively traded businesses. It is based on the argument that the total estimated value of a business is the sum of the values of the adjusted net assets (as determined by the adjusted net asset method) and the value of the intangible assets.

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Net tangible assets are comprised of the fair market value of total assets minus total liabilities. Intangible assets, primarily going concern value and goodwill, are calculated by capitalizing earnings which exceed a “reasonable” rate of return on the adjusted net tangible operating assets by an “excess” earnings capitalization rate.

The premise of this methodology is that an entity is producing earnings in excess of a “reasonable” rate of return on the tangible assets. Further it is also derivative of a single-period capitalization model discussed above and as such theoretically would not result in a value any different than the capitalization of earnings would. Lastly, Revenue Ruling 68-609 states, that this method should only be used if there is no other more appropriate method available. In that regard, for these reasons we did not consider the use of this method any further.

Capitalization of Dividends

FAFCO does not have any history of paying dividends, however, we considered the capitalization of dividends method as required by Revenue Ruling 59-60. More relevant than dividends actually paid in the past is the ability to pay dividends in the future. Such future capacity to pay dividends must also consider the need to retain a reasonable portion of profits in the business to finance future growth.

We did not specifically employ this method for three reasons. First, we could not find comparable publicly-traded companies to determine an appropriate guideline dividend payout percentage and dividend yield rate. Second is the lack of dividend payments or distributions. Third, FAFCO’s history of not paying dividends or distributions outweighs its ability to pay dividends. This issue was discussed in the Estate of Davis (110 TC No. 35, 1998) where the Court found “that a hypothetical willing seller and a hypothetical willing buyer would have no reason to believe on the valuation date that 45-year history of not paying dividends was likely to change.”

Discounted Earnings Method

The discounted earnings method is often referred to as the “discounted cash flow” method, which suggests that the only “type” of earnings that should be applied with this method would be some definition of cash flow (i.e., operating cash flow, after-tax cash flow, or discretionary cash flow). The discounted earnings method however, is more limited in its definition as to the “type” of earnings that can be applied.

The discounted future benefits method is based on the concept that the total value of a business is the present value of its projected economic income plus the present value of a “terminal value”. This method requires that economic income be projected for a given number of years and that a terminal value assumption be made. Each year’s projected economic income and the terminal value are discounted to the present, using an appropriate discount rate. This rate assesses the risk associated with a company achieving the estimates of the projected economic income. This relationship is modeled below:

Economic Income n Terminal Value

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Estimated Value = Σ		+
	(1 + k) [n]		(1 + k) n+1

where n = number of years in the forecast period
k = discount rate (cost of capital)

The discounted future benefits method assumes that all of the assets, tangible and intangible, are indistinguishable parts of the business and does not attempt to separate the values of the two.

This valuation method is used when a company’s historical benefit stream is not indicative of its most likely future economic income, usually due to a period of expected near-term “super-growth”. The number of years in the forecast period is typically the period of time required before the company reaches a long-term sustainable growth rate. The terminal value is customarily the next forecasted year’s economic income capitalized into perpetuity and discounted back to a present value.

Buyers and sellers of businesses most often use this method. Additionally, this method may be most appropriate when the entity is expected to experience either a substantial or erratic growth or decline in the future as well as when the entity’s historical performance is not indicative of the anticipated future performance.

This method was not considered in this case due to the fact that we could accurately project the specific earnings amounts in the future as well as the fact that there has been a historically profitable base of earnings on a consistent basis from which to extrapolate a representative level of earnings in a single-period capitalization model.

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X - MARKET-BASED APPROACH

These methods represent a market-oriented approach to estimating value by comparing the company being valued to ownership interests in similar companies, public and/or private, that have actually been sold to determine a value estimate. The market comparison approach is contingent upon the availability of exchanges (and information thereon) involving reasonably comparable businesses in a free and active marketplace. There are four methods we considered in applying this approach:

1.	Transaction Value Method

2.	Industry Formula or Rule-of-Thumb Method

3.	Private Market Data Method

4.	Public Market Data Method (Guideline Company Method)

Transaction Value Method

Transaction value is the value at which shares of FAFCO were recently sold. A recent sale of a security is an indicator of value for both legal and economic purposes. If an examination of all of the relevant facts reveals that the transaction took place at arm’s-length, i.e., that neither buyer nor seller was forced to deal, that both had adequate information, and that the transaction was for reasonable consideration, the value established by such a transaction should be considered.

Under certain circumstances, a valid stockholders’ agreement may create a market for securities in a non-actively traded company. Thus, the market approach would also encompass transactions that have occurred or could occur pursuant to the terms of such an agreement. No transactions have occurred in connection with any agreement.

In light of the fact that FAFCO is a registered security on an exchange there have been some transactions in the stock in close proximity to the valuation date. However, these transaction are in very small blocks and sporadic in occurrence. The following table summarizes the trading activity from October 1, 2002 through May 1, 2003:

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				Percent of
	Volume	Price	Value	Outstanding

23-Jun-03	100	$0.4100	$41.00	0.0026%
09-Jun-03	200	$0.4100	$82.00	0.0051%
02-Jun-03	100	$0.4100	$41.00	0.0026%
21-May-03	400	$0.4100	$164.00	0.0103%
14-May-03	200	$0.8500	$170.00	0.0051%
12-May-03	5,400	$0.4100	$2,214.00	0.1388%
01-May-03	400	$0.5700	$228.00	0.0103%
17-Apr-03	400	$0.4500	$180.00	0.0103%
09-Apr-03	100	$0.4500	$45.00	0.0026%
08-Apr-03	2,000	$0.7700	$1,540.00	0.0514%
07-Apr-03	100	$0.4300	$43.00	0.0026%
04-Apr-03	5,800	$0.5915	$3,430.70	0.1490%
02-Apr-03	1,100	$0.3600	$396.00	0.0283%
01-Apr-03	700	$0.3000	$210.00	0.0180%
28-Mar-03	1,000	$0.3000	$300.00	0.0257%
10-Mar-03	200	$0.2000	$40.00	0.0051%
26-Feb-03	200	$0.3000	$60.00	0.0051%
06-Feb-03	100	$0.3000	$30.00	0.0026%
03-Feb-03	3,500	$0.3500	$1,225.00	0.0899%
20-Dec-02	1,000	$0.3500	$350.00	0.0257%
19-Dec-02	300	$0.3500	$105.00	0.0077%
10-Dec-02	2,000	$0.3500	$700.00	0.0514%
31-Oct-02	100	$0.3500	$35.00	0.0026%
28-Oct-02	100	$0.3500	$35.00	0.0026%
25-Oct-02	200	$0.3500	$70.00	0.0051%
16-Oct-02	3,200	$0.3500	$1,120.00	0.0822%
14-Oct-02	1,000	$0.0010	$1.00	0.0257%

Totals	29,900		$12,855.70	0.7683%

Weighted Average Price			$0.4300

The above analysis demonstrates the lack of trading activity as well as the volatility in the trading price at extremely low trading volumes. As such, a liquid market for the FAFCO stock due to the fact that it is publicly registered is virtually nonexistent. Accordingly, we will use the above analysis as a benchmark for our analysis but will not primarily rely on the trading volumes or prices for our conclusion. Further we will consider the lack of a liquid and active market in the context of our conclusion.

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Industry Formula or Rule of Thumb

This method calculates the value of a business based on a standard industry formula or a rule of thumb. These formulas are theoretical market-driven measures of comparison and are derived from multiple transactions in a particular industry occurring over an extended period of time.

The difficulty in applying rules of thumb is the lack of information that usually surrounds the transactions, which make up the formulas. This leaves the appraiser unable to evaluate the appropriateness of the multiplier and/or to make adjustments for its proper utilization. Thus, value estimates using formulas are not accorded substantial weight unless it can be established that knowledgeable buyers and sellers place substantial reliance on them. Otherwise, formulas are normally used to support values determined by other methods. Additionally, many rules of thumb are simplistic formulae, which do not consider the operating overhead structure nor management effectiveness and operating efficiency.

We were unable to locate any specific industry formula or rule of thumb that was relevant to FAFCO’s business. Thus, we did not employ this method. Further, the application of any such formula would be generally considered to yield a controlling interest value since only a shareholder/owner having control could sell a company to realize the value calculated by this method. This method is also inappropriate for valuing the equity of a company on a minority-interest basis since little or no empirical evidence exists to convert the control value priced in the private market to a minority value.

Private Market Data Method

The private market data method follows the analytical process of determining the sales price as a ratio to revenues, sales price as a ratio to earnings, and/or sales price as a ratio to book value of comparable (privately-held) companies and applying these ratios to the revenues, earnings, and/or book value of the subject company.

The principal sources of private company comparable sales information are computer databases that report transactional data from sources believed to be reliable and that have direct knowledge of the transactions. Below is a brief description of the databases we researched:

•	BizComps uses small business sales data for the last five years and includes over 2,500 business transactions. “Small business” is defined as less than $ 5 million in actual company value; most of the included transactions involved less than $ 1 million in value. Business brokers report the data. The database began in 1990, and the transactional information is compiled by Asset Business Appraisal, San Diego, California.

•	MidMarket Comps includes over 1,400 business transactions involving companies with a transaction price between $ 1 million and $ 100 million; more than 50% of the transactions are under $ 10 million. Information is obtained from various sources but primarily from documents prepared by the companies themselves. The database began in 1996, and the World M & A Network, Washington, D.C, compile the transactional information.

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•	Pratt’s Stats is the official database of the International Business Brokers Association and the current update includes almost 1,200 business transactions. Its data sources are the International Business Brokers Association, members of the Institute of Certified Business Counselors, the Professional Practice Valuation Study Group, and others. The database began in September 1997, and Business Valuation Resources, Portland, Oregon, compile the transactional information.

Based upon our search of the above databases we did not find any comparable transaction data that could be applied to FAFCO. Accordingly, we did not use this comparable sale methodology.

Public Company Data Method (Guideline Company Method)

The last factor of Revenue Ruling 59-60 requires an appraiser to consider: “The market price of stocks of corporations engaged in the same or similar line of business having their stocks actively traded in a free and open market.” The guideline company method attempts to determine the value of the subject company by comparing it with comparable enterprises traded in active, public markets. This is accomplished by applying comparative market-derived multiples of value, such as a price to earnings ratio, price to revenue ratio, and price to book ratio, to the respective earnings, revenue, and book value of the similar subject company.

Several criteria are considered in determining whether or not publicly traded companies are comparable to the subject company for purposes of applying this methodology. Thus, comparable companies are companies with:

•	Similar capital structure

•	Similar credit status

•	Similar depth of management

•	Similar personnel experience

•	Similar competitive environment

•	Similar maturity of the business

•	Similar product lines

•	Similar distribution channels

•	Similar product diversity

In recognition that few, if any, publicly-traded companies will ever be truly comparable to most non-actively traded businesses, the term “guideline” companies has evolved for companies that are similar to the subject company in a number of respects.

Valuation multiples derived from publicly traded companies can be important determinants of value because they reflect the expectations of market participants. These multiples provide a reading of the market’s psychology and its consensus as to the relative worth of a security. If guideline publicly-traded companies can be found, meaningful valuation multiples for a subject company can be determined by comparing the firm with others in the same industry and, from its relative standing in the industry, inferring subject company market valuation ratios based on industry valuation ratios.

A major limitation in utilizing this methodology is the difficulty in finding true comparables. In

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that regard, the applicability of market data of public companies or private transactions to privately held companies is problematic since public companies tend to be:

•	Larger, usually significantly so, than companies that are private-held; of a size where they participate in more than one industry (more diversified);

•	Either vertically or horizontally integrated;

•	Spread over a broader geographic area;

•	More fully developed with respect to management, financial stability, capitalization, product development and strategic planning, and;

•	Capable of greater growth potential.

In his article “The Myth of Public Company Comparisons”, which was published in the June 1992 issue of Business Valuation Review, S. Chris Summers, AM, CPA, CFA posed the question to all business appraisers, “Is there really such a thing as a comparable company?” Mr. Summers noted the almost universal differences that exist between public and private companies and stated ”... these factors can be expected to disqualify the use of ‘comparables’ for all but a few very large corporations.”

Mr. Summers also noted the lack of comparability even among public companies themselves. At any particular time, a wide range of P/E ratios exists within various industry groupings of public firms and “Attempts to calculate a hypothetical share value for one industry would generally produce ludicrous results when compared to its actual price. And this for companies with virtually no differences in security attributes (i.e. actively traded, widely held). How then can the methodology be expected to accurately reflect the value of private shares?”

The national stock exchanges have many listings of publicly-traded companies that, when examined within the respective SIC code grouping, may be comparable to FAFCO in terms of product line and line of business. However, these companies were not nearly comparable to FAFCO when the above-mentioned relevant criteria, particularly revenue and asset size, were considered. Further, since FAFCO cannot answer all of the above questions in the affirmative, there is no reason to believe that it could access the public markets. Extending Slee’s argument then, we believe it is inappropriate to make public-market valuation multiple inferences, and we did not further consider the use of this method as an indicator of fair market value except as it relates to the substantiation of the possible adjustment to net asset value as described in Section XIII – Valuation Adjustments Analysis.

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XI - VALUATION METHOD SELECTED

Determining the value of non-actively traded securities presents a challenge because of the lack of a ready market. Securities that have an active public market with actual market quotations are more easily valued by reference to the marketplace for the particular security at a point in time. Contrary to this, the value of non-actively traded securities must be determined by a process of careful and impartial analysis.

The principles that have governed this valuation provide a basis for the determination of value where an active market for a company’s securities is lacking. The valuation process attempts to analyze the earning power of a company and the ability of the company to convert this earning power into value. Also, the underlying asset value in the business must be considered. However, the value to a business of its various assets is not the same as the value of its securities and may be only incidentally related.

Earning power is related to the rates of return expected in the financial markets for various types of investment alternatives, with consideration given to past history, expected growth rates, and relative risk..

It is important to note that in the valuation of a non-actively traded business, no single method is an absolute. To produce a sound conclusion, the professional valuator uses as many or as few of the different methods that are appropriate under the given circumstances of the situation and for which the necessary information is available.

Because valuation is not an exact science, it is expected that estimates of value determined by various methods will not be in exact agreement but instead will differ from each other to a greater or lesser extent. Fortunately, experience has shown that comprehensive and thorough analysis can generate ranges of value, which are reasonable and relevant. Further the valuator uses “common sense, informed judgment, and reasonableness” in determining the aggregate significance of the methodologies considered. Until subjected to the ultimate test of the marketplace, however, no value arrived at by a practitioner of business valuation can provide absolute assurance that the “hypothetical willing buyer/willing seller” test of fair market value will be achieved.

Revenue Ruling 59-60, Section 3, Approach to Valuation, Paragraph 2 states:

... valuation of securities is, in essence, a prophecy as to the future and must be based on facts available at the required date of the appraisal. As a generalization, the prices of stocks which are traded in volume in a free and active market by informed persons best reflect the consensus of the investing public as to what the future hold for the corporations and industries represented. When a stock is closely held, is traded infrequently, or is traded in an erratic market, some other measure of value must be used.

Section 4, Factors to Consider, also states:

... in the valuation of the stock of closely held corporations or the stock of corporations where market quotations are either lacking or too scarce to be recognized, all available financial data, as well as all relevant factors affecting the market value, should be considered.

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Method Selected

Our consideration of the relevant factors in the case at hand led us to conclude that the value of FAFCO, for the intended purpose of this report, is most appropriately determined by the capitalization of benefits method. Our income approach is consistent with Revenue Ruling 59-60, Section 5, Weight to be Accorded Various Factors:

The valuation of non-actively traded corporate stock entails the consideration of all relevant factors as stated in section 4. Depending upon the circumstances in each case, certain factors may carry more weight than others because of the nature of the company’s business. To illustrate:

(a)	In general, the appraiser will accord primary consideration to earnings when valuing stocks of companies which sell products or services to the public; conversely, in the investment or holding type company, the appraiser may accord the greatest weight to the assets underlying the security to be valued.

Our final reasoning can be summarized as follows:

1.	FAFCO has profitable historical operating results, which could be utilized in the determination of value.

2.	Since the historical operations provide a factual and defined base of earnings which when adjusted to a normalized level allow for a conversion into value. Additionally, given some volatility in the historical operating results and FAFCO’s inability to accurately project future operations on a discrete year by year basis. This can make an income-based method important in the determination of value.

3.	Asset based methods do not appropriately consider the risks or the earnings capacity of the entity (except as it relates to the excess or non-operating assets).

4.	The use of market transaction data may provide for an indication of how the market would perceive value. FAFCO is a publicly registered but not actively or widely traded security. As such it may be possible to consider the past transactions as a proxy or benchmark for value.

5.	Value is a future concept whereby the value is based upon the ability to receive benefits in the future.

It should be emphasized, however, that, as is the case with publicly traded securities, when expectations for FAFCO change over time, so will its value. Further, the value of a firm may fluctuate over time even though its internal characteristics remain essentially unchanged since the securities market places different significance on income and risk properties of companies as general economic conditions vary.

Having now determined the value of the corporation as a whole, then, an appropriate adjustment must

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be applied to reflect the degree of control (or lack thereof) and liquidity in the block of stock subject to the transfer tax. These valuation adjustments are discussed in Section XIII.

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XII - VALUATION ADJUSTMENTS ANALYSIS

Valuation Adjustments Overview

While control (or lack thereof) and marketability (ability to liquidate) are separate concepts, they are closely related. However, valuation discounts and premiums have little meaning until the base to which they are applied is clearly defined. Control (or lack thereof) and marketability (ability to liquidate) are separate concepts but are closely related. A commonly accepted diagram indicating three different levels of value and how to move between them is shown below.

Exhibit 14–1

Example of Relationship between Control Premiums, Minority Interest Discounts, and Discounts for Lack of Marketability

*Control shares in a privately held company may also be subject to some discount for lack of marketability, but usually not nearly as much as minority shares.

Note: Empirical data to assist in the quantification of discounts for lack of marketability for both minority and controlling interests are presented in the following chapter.

SOURCE: Jay E. Fishman and Shannon Pratt, et al., Guide to Business Valuations, 5th ed. (Fort Worth, TX: Practitioners Publishing Co., 1995). Reprinted with permission.

Lack of Control Adjustment

The level of ownership at which corporate control is acquired varies among firms. Control of publicly-traded corporations with widely dispersed shareholders can often be achieved with as little as 15% to 40% ownership of the outstanding voting shares; a small, non-actively traded company will often require at least a 51% ownership position in the outstanding shares in order to exercise control.

Revenue Ruling 59-60 lays the groundwork for control premium and minority interest discount issues when valuing the equity securities of non-actively traded companies in the following excerpt from Section 4.02(g):

... such stocks should be valued based upon a consideration of all the evidence affecting the fair market value. The size of the block itself is a relevant factor to be considered. Although it is true that a minority interest in an unlisted corporation’s stock is more difficult to sell than a similar block of listed stock, it is equally true that control of a corporation, either actual or in affect, representing as it does an added element of value, may justify a higher value for a specific block of stock [emphasis added].

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In the case at hand, a one-share common equity interest of FAFCO, Inc. is being valued for which value is to be utilized in determining the value of the interest for establishing the value in conjunction with evaluating the possibility of deregistering the stock in FAFCO and buying back certain interests from shareholders. As such, this does not constitute a fairness opinion and we express no opinion on the fairness of any consummated transaction. The fair market value standard of Revenue Ruling 59-60, 1959-1 C.B. 237 considers these parties to be hypothetical persons, rather than specific individuals or entities, and the characteristics of these hypothetical persons are not necessarily the same as the characteristics of the actual seller or the most likely buyer.

The value of an interest in a non-actively traded entity is seldom equal to the proportionate share of the entity’s total value. Certainly, a minority interest in a company is worth less than a controlling interest. However, in the case where the interest held does have the prerogatives of control of the company, it’s operations, it’s management, it’s policies, it’s assets or the liquidation thereof may not be subject to a minority interest adjustment. Prerogatives of control include the ability to:

•	Elect directors and appoint management;

•	Determine management compensation and perquisites;

•	Set policy and change the course of business;

•	Acquire or liquidate assets;

•	Select people with whom to do business and award contracts;

•	Make acquisitions of other companies;

•	Liquidate, dissolve, sell out, or recapitalize the company;

•	Sell or acquire treasury shares;

•	Register the company stock for public offering;

•	Declare and pay dividends;

•	Amend the articles of incorporation or bylaws;

•	Block any of the above actions.

A framework for qualitatively assessing conditions believed to lead to gradations in value impairment has been provided by David Simpson in his article “Minority Interest and Marketability Discounts: A Perspective, Part I”, Business Valuation Review, March 1991. The model below is presented as a way to view various elements that affect control prerogatives.

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IF GREATER THAN A 50% EQUITY INTEREST -	Enterprise Value
100% Ownership	Ñ
Less than 100% Ownership:	|
Able to force liquidation, merger, or restructure	|
Unable to force liquidation, merger, or restructure	|
Able to control full board of directors	|
Unable to control full board of directors	|
Remaining ownership interest is fragmented	|
Remaining ownership interest is not fragmented	|
|
IF LESS THAN A 50% EQUITY INTEREST -	|
Able to force liquidation, merger, or restructure	|
Able to obtain seat on board	|
Remaining ownership interest is fragmented	|
Remaining ownership interest is not fragmented	|
Unable to obtain seat on board	|
Remaining ownership interest is fragmented	|
Remaining ownership interest is not fragmented	|
Unable to force liquidation, merger, or restructure	|
Able to obtain seat on board	|
Remaining ownership interest is fragmented	|
Remaining ownership interest is not fragmented	|
Unable to obtain seat on board	|
Remaining ownership interest is fragmented	Ñ
Remaining ownership interest is not fragmented	One-share common equity interest
Most Impaired Value

In his article, Simpson states: “Each successive condition which limits the power of a shareholder is reason to impose a successively larger discount on enterprise value in order to arrive at fair market value.” The subject common equity interest in question falls at “Most Impaired Value” in the scale. Although the interest will carry a variety of the prerogatives of control it does not constitute absolute control and is therefore subject to some level of discount or adjustment.

The issue of control deals with the relationship between the interest being valued and the total enterprise and covers a broad spectrum of factors. The following is an extended list (as stated above) of the more common prerogatives of control implicit in the above model. By exercising these prerogatives in both a fair market value and real world context, controlling shareholders can effectively reduce or eliminate the return to minority shareholders.

Public market control premium studies provide some guidance in quantifying the minority interest discount, resulting in an estimate of what non-actively traded stock might sell for if a public market existed. Control premiums are measured by the percentage difference between the acquisition price and the price of the freely-traded public shares five trading days before the initial announcement of the acquisition. Additional studies have shown that stocks have some tendency to rise in the anticipation of such events, beginning more than five days prior the announcement. To that extent, the control premium (and the implied minority interest discount) may be understated.

However, it is also important to note that these premiums often reflect additional factors over and above the elements of control, such as the value of synergistic benefits. To that extent, then, it must be acknowledged that the control premium (and the implied minority interest discount) may be overstated.

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Unfortunately, there are no studies that separate the acquisition premium of a strategic buyer from the control premium of a financial buyer.

Because control premiums vary over time, only a summary of the observed control premiums and calculated minority interest discounts since 1995 is presented in the table below. This information was obtained from Mergerstat® Review (Los Angeles, CA: Mergerstat Holdings, LP) and is based on all transactions, regardless of the seller’s industry classification, in which prices were disclosed and premiums were offered (i.e., transactions with “negative premiums” are excluded from the computations).

		Premium Over
Year of	Number of	Freely Traded Market Value		Implied Minority
Buyout	Transactions	Average	Median	Interest Discount [1]

1995	324	44.7%	29.2%	30.9%
1996	381	36.6%	27.3%	26.8%
1997	487	35.7%	27.5%	26.3%
1998	512	40.7%	30.1%	28.9%
1999	723	43.3%	34.6%	30.2%
2000	574	49.2%	41.1%	33.0%

[1] Minority Interest Discount = 1 – [ 1 / (1 + Control Premium) ], using the average control premium.

If negative premiums are considered, observed control premiums and calculated minority interest discounts decline as shown below (only 1999-2000 data is available).

		Premium Over
Year of	Number of	Freely Traded Market Value		Implied Minority
Buyout	Transactions	Average	Median	Interest Discount [1]

1999	791	38.1%	31.4%	27.6%
2000	660	39.1%	35.4%	28.1%

The empirical evidence also indicates that control premiums are paid for both controlling interests and minority interests. To show this, Mergerstat® rearranged the information in the table above to compare the average percent premium offered for a controlling interest (acquisitions of 50.1% or more of a company’s outstanding shares) to that for a minority interest (purchases of 10% to 50%). The results appear below, and the data reveals two trends. First, only a very small portion of the total number of control premium transactions are represented by premiums paid for minority interests. Second, the control premium paid for a minority interest rose from 1994 to 1995, declined unevenly from 1995 to 1997, and then rebounded in 1998.

Interest	1996	#	1997	#	1998	#	1999	#	2000	#

Control	37.1%	358	35.9%	480	40.7%	506	43.5%	707	49.1%	560
Minority	29.4%	16	22.4%	7	39.5%	6	33.0%	16	32.6%	[2]13

		381		487		512		723		573

[2] Excludes acquisition of a 19.5% interest in ATEC Group which yielded a 5-day premium of 329.4%.

Because control premiums can vary by the size of the interest acquired, the table below shows a summary of the observed control premiums for purchase prices of $ 25.0 million or less, the smallest purchase price tracked by Mergerstat®, which would be the closest in value to the Subject Interest.

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		Premium Over
Year of	Number of	Freely Traded Market Value		Implied Minority
Buyout	Transactions	Average	Median	Interest Discount [3]

1996	39	Not Avail.	32.2%	24.4%
1997	52	Not Avail.	36.9%	27.0%
1998	55	Not Avail.	39.8%	28.5%
1999	86	Not Avail.	35.5%	26.2%
2000	89	Not Avail.	42.9%	30.0%

[3] Minority Interest Discount = 1 – [ 1 / (1 + Control Premium) ], using the median control premium.

While it would appear that the control premium studies may provide some useful guidance, it is apparent they may have limited usefulness in a fair market value setting. The limitations of the data was stated by David Simpson in his article “Minority Interest and Marketability Discounts: A Perspective, Part I”, Business Valuation Review, March 1991.

It would seem at first glance that control premiums paid in buyouts of public would be ideal indicators of the magnitude of discount necessary for proper valuation of a minority interest. Yet it becomes apparent that such data is compiled from such a diverse field that its usefulness is limited. This diversity is caused by differences in the degree of control obtained, the industry of the acquired company, the timing of the buyout, the concentration of control among selling shareholders, the perceived benefits or synergies to be obtained by buyers, the receptiveness of management to the offer, and the presence or absence of competitive bids. Finding enough examples from which to draw a valid discount conclusion for a specific degree of control in a specific industry during a given time period is rarely, if ever, possible.

Lack of Marketability Adjustment

The fact that there is not a readily accessible liquid market for non-actively traded interest substantially increases the risks of ownership due to an inability to achieve liquidity within a short period of time. An adjustment for lack of marketability, then, acts as a means of equalizing a minority interest in a non-actively traded entity with a minority interest in a publicly-traded entity, which can be sold easily without a material concession in price merely because of the necessity of sale. This principal was explained in Central Trust Co. v. United States, 305 F. 2d 292 (Ct. Cl., 1962), 62-2 U.S.T.C. 12, 092 by the Court of Claims: “It seems clear ... that an unlisted non-actively traded stock of a corporation in which trading is infrequent and which therefore lacks marketability, is less attractive than a similar stock which is listed on an exchange and has ready access to the investing public.”

Marketability as defined by the Encyclopedia of Banking and Finance is the relative ease and promptness with which a security or commodity may be sold when desired, at a representative current price, without material concession in price merely because of the necessity of sale. Marketability indicates the existence of current buying interest as well as selling interest and is usually indicated by the volume of current transactions and the spread between the bid and asked price for a security—the closer the spread, the closer are the buying and selling interests to agreement on price resulting in actual transitions. To look at it from the standpoint of a dealer maintaining the market, the closer the bid to current transactions and the smaller the markup as to asking prices, the larger the volume will be. By contrast, inactive securities that are rarely trade or

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for which buyers have to be located for sales negotiated are characterized by large spreads between the bid and asked prices. With respect to the investment characteristics of assets, the terms marketability and liquidity are sometimes used interchangeable.

Accordingly, the Encyclopedia of Banking and Finance defines liquidity, as the amount of time required “converting an asset into cash or paying a liability”. For noncurrent assets, liquidity generally refers to marketability. In economics, liquidity is the desire to hold assets in the form of cash. Common elements often included in the concept of liquidity include marketability, realizability, reversibility (as to the difference between buying and selling prices), divisibility of the asset, predictability or capital certainty, and plasticity (ease of maneuvering into and out of various yields after the asset has been acquired). Firms and individuals often prefer to hold money for the sake of holding money. Liquidity may be desired for the following reasons: (1) the transactions motive, (2) the precautionary motive, and (3) the speculative motive. Money is desired to carry out future monetary transactions, to save for a rainy day, or to take advantage of movements in the price level. These definitions are consistent with those utilized in the context of business valuations.

There have been a variety of studies performed in an effort to quantify the necessary adjustments for marketability factors. These studies involved, analyzing the value of restricted stock issues in the public market versus their freely traded issues as well as the value of these stocks once the restrictions terminated.

Revenue Ruling 59-60 lays the groundwork for the discount for lack of marketability in the following excerpt from Section 2.03:

Closely held corporations are those corporations the shares of which are owned by a relatively limited number of stockholders. Often the entire stock issue is held by one family. The result of this situation is that little, if any, trading in the shares takes place. There is, therefore, no established market for the stock and such sales as occur at irregular time intervals seldom reflect all of the elements of a representative transaction as defined by the term “fair market value” [emphasis added].

In its truest sense, a discount for lack of marketability is a means of equalizing a minority interest in a non-actively traded stock with a minority interest in a publicly-traded stock, which can be sold easily without a material concession in price merely because of the necessity of sale. This principal was explained in Central Trust Co. v. United States, 305 F. 2d 292 (Ct. Cl., 1962), 62-2 U.S.T.C. 12, 092 by the Court of Claims: “It seems clear ... that an unlisted non-actively traded stock of a corporation in which trading is infrequent and which therefore lacks marketability, is less attractive than a similar stock which is listed on an exchange and has ready access to the investing public.”

Similar to the minority interest analysis above, a framework for qualitatively assessing conditions believed to lead to gradations in value impairment was provided by David Simpson in his article “Minority Interest and Marketability Discounts: A Perspective, Part II”, Business Valuation Review, March 1991. The model on the following page is presented as a way to view various elements that affect marketability.

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IF SECURITIES ARE PUBLICLY HELD -
Able to sell without restriction:	Maximum Liquidity
Registered:	Ñ
Active market	|
Thin market	One-share common equity interest
Unregistered:	|
Active market	|
Thin market	|
Restricted stock assured of an eventual market:	|
Registered:	|
Active market	|
Thin market	|
Unregistered:	|
Active market	|
Thin market	|
|
IF SECURITIES ARE CLOSELY HELD -	|
No restrictions on sale:	|
Evidence of a market:	|
Meaningful history of dividends	|
No history of dividends	|
No evidence of a market:	|
Meaningful history of dividends	|
No history of dividends	|
Restrictions on sale:	|
Evidence of a market:	|
Meaningful history of dividends	|
No history of dividends	|
No evidence of a market:	|
Meaningful history of dividends	|
No history of dividends	Ñ
Most Impaired Value

Accordingly, we believe that the interest subject to this valuation would be classified at a level of “Registered: Thin Market No Restrictions on sale” on the above scale.

The following is an extended list of general factors identified in empirical studies implicit in the above model and which affect marketability. An analysis of these factors in light of the subject interest being valued can provide some indication as to the degree of marketability, or lack thereof.

1.	Put rights.

2.	Dividend history.

3.	Potential buyers.

4.	Size of minority block.

5.	Prospect of public offering or sale of company.

6.	Restrictive agreements.

Put rights. A put right can guarantee a market under certain conditions and is the most powerful

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factor that could reduce or eliminate a discount for lack of marketability. Put rights are most commonly found in stock owned by ESOPs.

Dividend history. If there is no history of dividend payments, a shareholder is dependent entirely upon the ability to sell the sock in the future to realize any investment return. This is a factor that would serve to increase the discount for lack of marketability.

Potential buyers. The existence of a reasonable number of potential buyers or even one potential strong buyer may indicate evidence of a market that could lessen the discount for lack of marketability.

Size of minority block. Larger blocks may tend to have larger discounts for lack of marketability than smaller blocks since there may be fewer potential buyers for a large block and/or because larger blocks require more funds to finance their purchase than smaller blocks.

Prospect of public offering or outright sale. A company committed to remaining private has no prospect of a public offering; a company that will remain in the hands of a control owner will also lessen the likelihood that a market will be created for a minority interest shareholder. These factors would increase a discount for lack of marketability.

Restrictive agreements. Provisions that limit the ability/right of a shareholder to transfer stock restrict the universe of potential buyers, thus increasing the appropriate discount for lack of marketability. Such agreements are common provisions in shareholders’ agreements of small, closely held companies.

Restricted Stock Studies: Restricted stock studies have offered valuable information giving credence to the existence of a lack of marketability discount for minority interests in stocks that are not widely traded on the open market. SEC Rule 144 of the Securities Act of 1933 defines restricted stocks of publicly traded companies as “securities acquired directly or indirectly from the issuer thereof, or from an affiliate of such issuer, in a transaction or chain of transactions not involving any public offering.” Rule 144 was designed to prohibit the creation of public markets in securities when adequate information was not available to the general investing public.

Essentially then, restricted stocks are similar to “freely traded” stocks except that for a certain period of time, they are restricted from trading on the open market. The restrictions are typically attributable to one of the following:

1.	Contractual agreements between the company and the restricted stockholder;

2.	Company imposed “blackout” periods; or

3.	Restrictions imposed by the SEC.

The provisions of contractual restrictions and blackout periods can apply to the registered and unregistered shares of a publicly traded company and can vary significantly on a case-by-case basis. Restrictions imposed by the SEC are defined by specific rules and are applicable to the unregistered shares of a publicly traded company.

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One method of disposing of a block of restricted stock would be in a private placement. When restricted stock is purchased from an issuer in a private placement, the stock is generally subject to an initial holding period. During the time that all of the restricted stock studies were conducted, this holding period was two years. After the two-year holding period expires, the purchaser is able to “dribble out” the stock, and after three years, is permitted to sell the entire block free of restrictions if the purchaser is not an affiliate of the issuer. Thus, it is important to note that a publicly traded company’s restricted stock is identical in every respect to its publicly traded shares except for the applicable restrictions.

Because private placement transactions are reported to the SEC, the private placement price can be compared to the exchange-traded price of the same but unrestricted stock on the same day. This ability to compare such paired transactions forms the basis of the restricted stock studies and their collective premise: Since the restricted stock participates in dividends, voting, and other rights enjoyed by the holders of the unrestricted shares, the price discounts on restricted stock are due solely to their impaired marketability.

SEC Accounting Release No. 113 acknowledges that restricted stocks lack marketability and, therefore, provides insight that relates to the restricted stock studies being presented:

Restricted stocks are often purchased at a discount, frequently substantial, from the market price of outstanding unrestricted securities of the same class. This reflects the fact that securities which cannot be readily sold in the public market place are less valuable than securities which can be sold, and also the fact that by the direct sale of restricted securities, sellers avoid the expense, time and public disclosure which registration entails.

A capsule summary of the published studies follows below.

SEC Institutional Investor Study

This study, performed by the SEC and published in 1971, covers 398 transactions (with complete data for 278) involving the issuance of restricted stock from January 1, 1966 through June 30, 1969. The study divided purchases into four categories based upon where the unrestricted stock traded: NYSE; ASE; OTC reporting companies; and OTC nonreporting companies. A reporting company is a publicly traded company that must file Forms 10-K, 10-Q, and other information with the SEC. A nonreporting company is a publicly traded company that is not required to file the above forms either because its total assets are less than $ 1 million or the number of stockholders is fewer than 500. An OTC nonreporting company would be considered representative of the non-actively traded company with its lack of public information and smaller size.

Study results indicated that:

•	The average transaction size for a restricted stock purchase was small, about $ 1.2 million per transaction. Higher discounts appear to be associated with smaller transactions, and those transactions are concentrated in the OTC market.

•	There is an “exchange effect” in the results. Discounts were highest for OTC nonreporting companies, followed by OTC reporting companies, then ASE listed stocks, and lastly, NYSE listed stocks. For example, 44% of the OTC-nonreporting were under 30% (implying that 56% of the discounts exceeded 30%) while 84%

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of the NYSE transactions were 30% or less.

•	There was a wide range of transaction discounts. For example, 26 transactions (7% of the sample) occurred at no discount or at a premium of up to 15% and 48 transactions (12% of the sample) had discounts ranging from 50% to 80%.

•	The overall mean discount was 25.8%, which also closely approximated the median. More tha one-half of the OTC nonreporting companies had discounts greater than 30% on the sale of their restricted securities; their mean discount from the freely traded stock was 32.6%.

The Internal Revenue Service issued Revenue Ruling 77-287, “Valuation of Securities Restricted from Immediate Resale”, in 1977 to establish guidelines for the valuation of restricted securities that are restricted from immediate resale under applicable federal securities laws which incorporated the general findings of this study and concluded:

Whether the shares are privately held or publicly traded affects the worth of the shares to the holder. Securities traded on a public market generally are worth more to investors than those that are not traded on a public market.

Gelman Study

Milton Gelman published a study in 1972 detailing his analysis of prices paid for restricted securities by four closed-end investment companies specializing in restricted securities investments. The study was based on 89 transactions occurring between 1968 and 1970, yielding the following results:

Size of Discount	No. of Transactions	% of Total

Less than 20.0%	14	16%
20.0% to 29.9%	22	25%
30.0% to 39.9%	21	23%
40.0% and over	32	36%
Mean		33%
Median		33%

Trout Study

Robert Trout studied purchases of restricted shares by six mutual funds from 1968 to 1972. His multiple regression model included 60 transactions and found an average discount of 33.45% with a standard deviation of 11.7%, meaning about two-thirds of the observed discounts were within a range of about 22% to 45%.

The Trout study reflects the most rigorous statistical analysis of restricted stock transactions found in the early studies. Unfortunately, the explanatory power of the model is not high, with a coefficient of determination (R2) of only 24%, meaning 76% of the observed variation is left unexplained. Trout elaborated on this result as follows:

Most purchases of restricted stock are negotiated between buyer and seller and these agreements have specified characteristics that are not constant among all transactions. These characteristics, such as the exact agreement on registration responsibility, may differ widely among these transactions, and this fact would lead one not to expect any model to be extremely accurate in predicting discounts.

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That being said, Trout concluded his article with the following observation:

The models are useful in predicting the discount which should be accorded a transfer of restricted shares given information about the variables included in the models. Other relevant information, if any, should be used to adjust this predicted discount accordingly before it is applied to any transfer in a valuation case.

Moroney Study

Robert Moroney researched the prices paid for restricted securities by 10 registered investment companies on 146 purchases. The results are summarized below:

Size of Discount	No. of Transactions	% of Total

Less than 20.0%	29	20%
20.0% to 39.9%	72	49%
40.0% to 59.9%	35	24%
60.0% and over	10	7%
Mean		35.6%
Median		33.0%

Moroney also attempted to show the discrepancy between sales of restricted stock of publicly traded companies with the results of court decisions related to discounts for lack of marketability for minority, non-marketable interests of closely-held companies.

Astonishing indeed to many interested people is the discovery that those discounts were as deep as 50 percent, 52 percent, 57 percent, 62 percent, 66 percent, 81 percent, 87 percent, and even 90 percent. Contrast those actual cash deals with the adjudicated discounts of only 10 percent in Bader, 10 percent in Worthen, 12 percent in Central Trust Co., 20 percent in Bartram, 25 percent in deGuebriant, 33 1/3 percent in Obermer, and 35 percent in Drybrough.

Moroney suggested in his report that higher discount rates for lack of marketability be allowed:

Some appraisers have for years had a strong gut feeling that they should use far greater discounts for nonmarketability than the courts had allowed. From now on those appraisers need not stop at 35% merely because it’s perhaps the largest discount clearly approved in a court decision. Appraisers can now cite a number of known arm’s length transactions in which the discount ranged up to 90%.

Maher Study

In a study similar to Moroney’s, J. Michael Maher analyzed 34 restricted stock purchases of four mutual funds during the 1969-1973 period. The study found that the mean discount was 35.4%. When the top and bottom ten percent of purchases were eliminated in order to eliminate outliers, the mean discount moved slightly lower to 34.7%.

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Size of Discount	No. of Transactions	% of Total

Less than 20.0%	8	24%
20.0% to 39.9%	16	47%
40.0% to 59.9%	4	11%
60.0% and over	6	18%
Mean		35.4%
Median		33.3%

Maher concluded:

The result I have reached is that most appraisers underestimate the proper discount for lack of marketability. The results seem to indicate that this discount should be about 35%. Perhaps this makes sense because by committing funds to restricted common stock, the willing buyer (a) would be denied the opportunity to take advantage of other investments, and (b) would continue to have his investment at the risk of the business until the shares could be offered to the public or another buyer is found.

Standard Research Consultants (Pittock/Stryker) Study

In 1983, Standard Research Consultants analyzed private placement transactions to verify the continued validity of the SEC Institutional Investors study. A total of 28 private placements of restricted common stock were selected from October 1978 through June 1982; the discounts ranged from 7% to 91% with a median of 45%. Individual discounts were not provided in the analysis, but the results appear to confirm that (1) consistently profitable companies tend to have lower discounts than inconsistently profitable firms and (2) larger companies, as measured by revenues, tend to have smaller discounts than smaller firms.

Willamette Management Associates Study

From the period of January 1, 1981 through May 31, 1984, 33 purchases of private placement restricted stocks were studied. Willamette found that median of the restricted share prices were 31.2% below the unrestricted share prices. The details of the individual transaction were not provided.

Silber Study

William Silber examined 310 restricted stock transactions from between 1981 and 1989. He selected 69 private placements of common stock of publicly traded companies without warrants and other special provisions, as reported by Securities Data Corporation. The discount ranged from a premium of 12.7% to a discount of 84%, with an average of 33.8%.

Because of the wide variability of the results, Silber divided the transactions into two groups: those with discounts greater than 35% (35 observations) and those with discounts less than 35% (34 observations). This analysis yielded the following results:

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	Restricted		Prior	Market	Dollar Size	Restricted/
Grouping /	Stock	Revenues	Year	Capitalization	of Issue	Total
Statistic	Discount	(millions)	(millions)	(millions)	(millions)	Shares

Over 35% Mean	54%	$13.9	($1.4)	$33.8	$2.7	16.3%
Under 35% Mean	41%	$65.4	$3.2	$74.6	$5.8	10.9%

As can be seen, the over-35% discount group has generally smaller, less profitable, more speculative or less attractive companies (based on market capitalization) than the under 35% discount group. Conversely, the under-35% discount group is comprised of generally larger, more profitable and more attractive companies. From this study we can conclude that an analysis of the facts and circumstances of each individual valuation situation is necessary to estimate the appropriate marketability discount.

FMV Opinions, Inc. (Hall/Polleck) Study

FMV Opinions, Inc. followed up on the SEC Institutional Investor Study by examining over 100 restricted stock transactions from 1979 through April 1992. The average discount indicated by the 13 years in the study was 23%. The study affirmed the SEC Institutional Investor Study in that the size of the discount often is correlated with the amount of earnings, sales, and trading market (exchange).

The study also added three additional factors that impacted the size of the marketability discount: (1) the dollar value of the block of stock, (2) the percentage size of the block being sold, and (3) the market capitalization of the public company issuing the restricted shares. Blocks of stock valued at less than $ 10 million had the highest marketability discount at 20% to 30%. As the size of the block increased past $ 10 million, the discount for marketability decreased to 10% to 20%. For blocks of stock representing in excess of 10% ownership, discounts were higher (20% to 30%) than for blocks with less than 10% ownership. Corporations with market capitalizations in excess of $ 100 million showed discounts of 10% to 20% as compared to corporations with capitalizations below $ 50 million at 30% to 40%.

Management Planning, Inc. Study

Of 49 restricted stock transactions analyzed between 1980 and 1995, Management Planning observed one transaction that took place at a price equal to the market price of the unrestricted stock. The 48 remaining transactions occurred at discounts ranging from a low of 3% to a high of 58%. The mean and median discounts were 27.7% and 28.8%, respectively. The following table provides summary transaction statistics.

.	Restricted		Recent	Market	Value of	Portion of
	Stock	Revenues	Earnings	Capitalization	Shares Sold	Company
Statistic	Discount	(millions)	(millions)	(millions)	(millions)	Sold

Mean	27.7%	$47.5	$2.1	$80.4	$9.5	19.2%
Median	28.1%	$29.8	$0.7	$43.5	$4.9	15.1%

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.	Restricted		Recent	Market	Value of	Portion of
	Stock	Revenues	Earnings	Capitalization	Shares Sold	Company
Statistic	Discount	(millions)	(millions)	(millions)	(millions)	Sold

Minimum	0.0%	$3.2	$0.1	$3.4	$0.4	2.5%
Maximum	57.6%	$29.3	$24.0	$686.5	$100.0	124.8%

In delving further into its study, Management Planning, Inc. analyzed a total of 21 variables suggested by either the SEC Institutional Investor Study or by Revenue Ruling 77-287 as possibly having some bearing on the level of restricted stock discounts. Management Planning found five variables that had a clear tendency to confirm expectations regarding such discounts and which seemed to be the most predictive of their magnitude: revenues (higher revenues, lower discounts); recent earnings (higher earnings, lower discounts); market price/share (higher prices, lower discounts); price stability (higher stability, lower discounts); and earnings stability (higher stability, lower discounts).

		Restricted Stock Discount

Variable/Ranking	Statistic	1st Quartile	2nd Quartile	3rd Quartile	4th Quartile

Revenues	Median	18.7%	22.2%	31.5%	36.6%
(Highest to lowest)	Mean	21.8%	23.9%	31.9%	34.7%
Earnings	Median	16.1%	30.5%	32.7%	39.4%
(Highest to lowest)	Mean	18.0%	30.0%	30.1%	34.1%
Market Price/Share	Median	23.3%	22.2%	29.5%	41.0%
(Highest to lowest)	Mean	23.3%	24.5%	27.3%	37.3%
Price Stability	Median	34.6%	31.6%	19.2%	19.4%
(Lowest to highest)	Mean	34.8%	33.3%	21.0%	22.0%
Earnings Stability	Median	14.1%	26.2%	30.8%	44.8%
(Highest to lowest)	Mean	16.4%	28.8%	27.8%	39.7%

Park/Johnson Study

Using data reported by Securities Data Corporation, Bruce Johnson and James Park examined approximately 200 restricted stock transactions between 1991 and 1995. Any transactions involving stock options and warrants and/or transactions for which financial information about the company was not readily available were excluded, leaving 72 private placements of common stock of publicly-traded companies. The observed discount ranged from a premium of 10% to a discount of 60%, with an average discount of 20.2%.

Park and Johnson examined three factors that impacted the magnitude of the discount: sales (higher sales, lower discounts); net income (higher earnings, lower discounts); and transaction size (larger transactions, lower discounts). Their findings are shown below:

Average Discount	Sales (mils)	Average Discount	Transaction Size (mils)

23.5%	$0 to $10	26.7%	$0 to $5
19.4%	$10 to $50	20.9%	$5 to $10
17.7%	$50 to $200	17.0%	$10 to $25
13.0%	Over $200	10.8%	Over $25

Average Discount	Net Income (mils)	Average Discount	Net Income Margin

22.5%	Negative	22.5%	Negative
26.0%	$0 to $1	23.7%	0% to 5%

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Average Discount	Net Income (mils)	Average Discount	Net Income Margin

18.1%	$1 to $10	15.2%	5% to 10%
6.3%	Over $10	11.6%	Over 10%

Columbia Financial Advisors, Inc. (CFAI) Studies

1996 - 1997 Study. Information reported by Securities Data Company’s U.S. New Issues indicated there were 123 private placements of common stock in the U.S. between January 1, 1996 through April 30, 1997. Any transactions with no offer price or public market price were excluded from the remaining 101 transactions, those with non-U.S. issuers and/or securities that were not traded in the U.S. were eliminated. Of the remaining 29 transactions, six did not involve restricted stock, leaving 23 transactions. The observed discounts ranged from 0.8% to 67.5%, with a mean and median discount of 21% and 14%, respectively. CFAI also noted that higher discounts were seen for those issuing companies whose stock was traded on the OTC and Small Capitalization Markets

1997 - 1998 Study. CFAI conducted a second study to identify the impact for the increased liquidity of restricted securities as a result in the reduction in holding period requirements that became effective April 29, 1997. Using the same screening methodology noted above, CFAI started with 270 private placements of common stock in the U.S. from January 1, 1997 through December 31, 1998 and ended up with 15 transactions. The observed discounts ranged from 0% to 30%, with a mean and median discount of 13% and 9%, respectively.

Summary of Restricted Stock Studies

The table below summarizes the restricted stock studies performed and selected statistics common to each study.

Study	Years Covered	# Obs.	Mean	Median	Low	High

PRE-1990
SEC Institutional Investor Study (a)	1966 – 1969	398	26%	24%	(15%)	80%
Gelman (b)	1968 – 1970	89	33%	33%	<15%	>40%
Trout (c)	1968 – 1972	60	34%	na	na	na
Moroney (d)	1968 – 1972	146	36%	34%	(30%)	90%
Maher (e)	1969 – 1973	34	35%	33%	3%	76%
Standard Research Consultants (f)	1978 – 1982	28	na	45%	7%	91%
Willamette Management Assoc.(g)	1981 – 1984	33	na	31%	na	na
Silber (h)	1981 – 1988	69	34%	na	(13%)	84%
FMV Opinions, Inc. (i)	1979 – 1992	100+	23%	na	na	na
Management Planning, Inc. (j)	1980 – 1995	49	28%	29%	0%	58%
POST-1990
Management Planning, Inc. (j)	1980 – 1995	20	27%	29%	3%	50%
FMV Opinions, Inc. (i)	1991 – 1992	na	21%	na	na	na
Park/Johnson (k)	1991 – 1995	72	20%	na	(10%)	60%
CFAI Studies (l)	1996 - 4/97	23	21%	14%	1%	68%
CFAI Studies (l)	5/97 – 1998	15	13%	9%	0%	30%

(a)  Discounts Involved in Purchases of Common Stock [1966-1969], Institutional Investor Study Report of the Securities and Exchange Commission, H.R. Doc. No. 64, Part 5, 92d Cong., 1st sess. 1971 pp. 2444-2456.

(b)  Milton Gelman, An Economist-Financial Analyst’s Approach to Valuing Stock of a Closely-Held Company, Journal of Taxation, June 1972, pp. 353-354.

(c)  Robert R. Trout, Estimation of the Discount Associated with the Transfer of Restricted Securities, Taxes, June 1977, pp. 381-385.

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(d)  Robert E. Moroney, Most Courts Overvalue Closely-Held Stocks, Taxes, March 1973, pp. 144-154.

(e)  J. Michael Maher, Discounts for Lack of Marketability for Closely-Held Business Interests, Taxes, September 1976, pp. 562-571.

(f)  Revenue Ruling 77-287 Revisited, SRC Quarterly Reports, Spring 1983, pp. 1-3.

(g)  Willamette Management Associates study (unpublished).

(h)  William L. Silber, Discounts on Restricted Stock: The Impact of Illiquidity on Stock Prices, Financial Analysts Journal, July-August 1991, pp. 60-64.

(i)  Lance S. Hall and Timothy C. Polleck, Strategies for Obtaining the Largest Valuation Discounts, Estate Planning, January/February 1994, pp. 38-44.

(j)  Management Planning, Inc., Analysis of Restricted Stock of Public Companies: 1980-1995, published in Quantifying Marketability Discounts-Developing and Supporting Marketability Discounts in the Appraisal of Closely Held Business Interests by Z. Christopher Mercer, 1997, pp. 345-370.

(k)  Bruce A Johnson, Restricted Stock Discounts, 1991-1995, Shannon Pratt’s Business Valuation Update, March 1999, pp. 1-3 and Quantitative Support for Discounts for Lack of Marketability, Business Valuation Review, December 1999, pp. 152-155.

(l)  Aschwald, Kathryn R., Restricted Stock Discounts Decline As Result of 1-Year Holding Period, Shannon Pratt’s Business Valuation Update, May 2000, pp. 1-5.

Spanning 26 years, the level of discounts reported by the studies have been fairly consistent. While the reported average discounts have ranged from 23% to 45%, about two-thirds of the studies performed found the average (or median) discount falling between 31% and 36%. Overall, however, there has been a trend toward lower discounts. The reason may be that, since the early 1990s, Rule 144 permits the public sale in ordinary trading, of limited amounts of restricted securities without registration when certain conditions are met.

As a final clarifying note, the SEC adopted new rules which shorten the effective holding period for restricted securities from two years to one year. This new rule is effective beginning April 29, 1997. However, this change in the holding period for Rule 144 transactions has no impact on the liquidity or marketability of minority interests of closely-held companies that are never expected to become freely traded.

IPO Studies. The focus of lack of marketability studies before the 1980s was the comparison of restricted stock prices to unrestricted stock prices. Analysts and researchers acknowledged that a difference still remained in the discount between a purchase of restricted stock that would eventually sell on the open market and the discount for a non-actively traded stock that may never be publicly traded. To identify this discount, prices of private transactions were compared to the prices after the initial public offering by using data in the registration statements when the companies filed with the SEC to sell to the public. Two firms have performed this type of study: Robert W. Baird & Company and Willamette Management Associates.

Emory Studies

John D. Emory, First Vice President in Appraisal Services at Robert W. Baird & Company, has performed a series of studies on IPOs to determine marketability discount rates. Baird is a large, regional investment banking firm based in Milwaukee, Wisconsin. Emory has performed a total of eight studies on public offerings in eighteen-month segments encompassing 12 years. The time periods

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are as follows: 1980-1981, 1985-1986, 1987-1989, 1989-1990, 1990-1992, 1992-1993, 1994-1995, and 1995-1997.

The source documents for the studies were the IPO prospectuses which required disclosure of security transactions between principals and insiders that took place since the beginning of the registrant’s last fiscal year prior to the offering. The prospectuses were analyzed to determine the relationship between the price at the time of the offering versus the price of the latest private transaction within five months prior to the offering. Emory limited the prospectuses analyzed to companies that were financially sound, so any company with a history of operating losses was eliminated, and to companies that had offerings either by granting options to purchase common stock or through the direct sale of stock. Eliminated from selection were development stage companies and companies whose IPO price was less than $ 5.00.

After the criteria were applied, a total of 310 transactions out of the 2,241 prospectuses analyzed were left for analysis in the eight studies. Taking into account the ensuing public offering and the need to withstand SEC, IRS, or judicial review gave more assurance that the pre-IPO private transaction occurred at fair market value. Emory noted that the eight studies were performed in a myriad of economic conditions, but the results did not change significantly. The following table summarizes Emory’s eight studies:

	# of IPO	# of
Period	Prospectuses	Qualifying *	Discount
Covered	Reviewed	Transactions	Mean	Median

1995 - 1997	732	91	43%	42%
1994 - 1995	318	46	45%	45%
1992 - 1993	443	54	45%	44%
1990 - 1992	266	35	42%	40%
1989 - 1990	157	23	45%	40%
1987 - 1989	98	27	45%	45%
1985 - 1986	130	21	43%	43%
1980 - 1981	97	13	60%	66%

All 8 studies	2,241(Total)	310(Total)	44%	43%

Most of the qualifying transactions reflected options granted at fair market value while other transactions were actual stock sales. Emory found that, on average, sale transactions have higher discounts than option transactions. The mean discount for the 67 sales transactions in the eight studies was 50% percent, and the median was 51%. Emory also concluded that the size of the transaction did not seem to be much of an influence on the size of the discount.

Willamette Management Associates Study

Willamette conducted twelve studies that concentrated on SEC registration statements, primarily Forms S-1 and S-18. These two forms require disclosure of all private transactions of a company’s stock within three years before its public offering. Willamette selected all firms that had successful IPOs and sought to include only arm’s length transactions in the study. Private placements and repurchases of treasury stock were included; however, any stock option transactions or insider sales were eliminated from the study unless there was reason to believe it occurred at full value. Also, eliminated were any

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financial institutions, natural resource companies, offerings priced at or below $ 1.00 per share, and any offerings that included units or warrants. These offerings were deemed to have special or distinguishing characteristics that set them apart from the other transactions in the studies.

The Willamette studies then made comparisons of the price per share on private transactions ranging from 1 to 36 months before the public offering to the price per share at the time of the offering. Since market conditions could change over the 36-month period allowed in the comparison, certain adjustments were necessary. The most important adjustment was to recognize the change in the company’s earnings from the time of the private transaction to the time of the IPO. Therefore, the studies used price/ earnings (P/E) ratios rather than raw prices. For example, if the private transaction was at 6x latest 12 month’s earnings and the IPO at 10x latest 12 month’s earnings, the discount would be 40% ([10 - 6] / 10 = 0.40).

Since companies have a tendency to go public when the market for stocks in their industry is relatively good, an adjustment was also made for changes in industry average P/E ratios. If the industry average price/earnings ratio was 12x at the time of the private transaction and 15x at the time of the public offering, the discount would be reduced proportionately. Following the above example, the amount of the reduction would be 80% (12/15 = 80%) to 32% (0.40 x 0.80 = 32%).

The table below shows a summary of discounts for private transaction P/E multiples compared to public offering P/E multiples and adjusted for changes in industry P/E multiples. The Willamette Studies analyzed 941 transactions from 505 companies (if more tha one transaction met the criteria, all were included). The results showed that median discount for the time periods studied ranged from 31.8% to 73.1%.

	Number of	Number of
	Companies	Transactions	Standard Mean	Trimmed Mean	Median
Period Covered	Analyzed	Analyzed	Discount	Discount (a)	Discount

1975 – 1978	17	31	34.0%	43.4%	52.5%
1979	9	17	55.6%	56.8%	62.7%
1980 – 1982	58	113	48.0%	51.9%	56.5%
1983	85	214	50.1%	55.2%	60.7%
1984	20	33	43.2%	52.9%	73.1%
1985	18	25	41.3%	47.3%	42.6%
1986	47	74	38.5%	44.7%	47.4%
1987	25	40	36.9%	44.9%	43.8%
1988	13	19	41.5%	42.5%	51.8%
1989	9	19	47.3%	46.9%	50.3%
1990	17	23	30.5%	33.0%	48.5%
1991	27	34	24.2%	28.9%	31.8%
1992	36	75	41.9%	47.0%	51.7%
1993	51	110	46.9%	49.9%	53.3%
1994	31	48	31.9%	38.4%	42.0%
1995	42	66	32.2%	47.4%	58.7%

All years	505	941

(a)	Excludes the highest and lowest deciles of indicated discounts.

Pearson Studies

This study of pre-IPO transactions was conducted by Brian Pearson of Valuation Advisors, LLC

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and covered 679 transactions of common stock and options of 336 private companies that ultimately went public in 1999. Pearson reported that 1999 was the sixth largest year for IPOs in the last 20 years and that 57% of all 1999 IPOs were founded in the previous five years.

To be included in the study, the company must have had a stock transaction (sale, purchase, or option) within two years of the IPO as disclosed in the prospectus, and the transaction must have been in common stock. The stock or option price paid in the months prior to the IPO was then compared with the IPO price to determine the implied marketability discount. Most of the transactions involved stock options granted to company owners, executives and employees.

The study broke down the transactions by the length of time between the private company transaction (stock or option) and the IPO. As would be expected, the longer the holding period prior to the IPO, the greater the average discount. The overall average discount for a one-year holding period prior to the IPO was 51.91%; the total average discount was 48.97%. The results for all 679 transactions are shown below.

	Complete Study Results

No. of days before IPO	1-90	91-180	181-270	271-365	1-2 Yrs

No. of transactions	166	163	99	84	167
Average discount	32.45%	52.06%	65.84%	73.69%	77.19%
Avg. one-year discount	51.91%

To see whether the results were influenced by profitability, the study sample was screened to include only those companies that had positive earnings before taxes at the latest reporting period prior to the valuation date. Only 106 of the 679 transactions met these criteria, and the results are summarized below.

	Profitable Companies

No. of days before IPO	1-90	91-180	181-270	271-365	1-2 Yrs

No. of transactions	23	18	17	16	32
Average discount	32.30%	53.44%	54.42%	59.48%	64.06%
Avg. one-year discount	48.40%

Summary of IPO Studies

The pre-IPO studies showed higher average marketability discounts as compared to the restricted stock studies. The pre-IPO studies support a discount of approximately 45% while the restricted stock studies support a discount of approximately 35%. The pre-IPO discounts are generally higher than in the restricted stock studies due, in large part, to the greater degree of uncertainty as to ultimate liquidity, i.e., whereas the restricted stocks will almost certainly be marketable after their holding periods expire, the private transaction studies reflect the fact that an IPO, while contemplated, may not occur.

Based on the above studies, the following similarities and/or differences should be noted in comparing non-actively traded businesses to those of the studies.

•	The smaller the company (i.e., revenues, earnings, market capitalization) the larger was the adjustment for lack of marketability.

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•	The issuers of restricted stock are usually considered low credit risks, this is not necessarily true of non-actively traded businesses.

•	The issuers of restricted stock are publicly traded companies for whom an active market exists for their stock. However, the owners of stock in a non-actively traded business do not have access to an active market for their stock and many non-actively traded businesses will never be traded.

•	Publicly traded companies normally offer annual dividends and/or a record of capital appreciation in share price. However, many non-actively traded businesses do not offer either.

•	Purchasers of restricted stock were usually institutional investors with investment goals and criteria far different then the purchaser of a non-actively traded business. Additionally, institutional investors have different levels of risk perception and risk tolerance than purchasers of non-actively traded business stock.

•	Purchasers of restricted securities fully intend to market the purchased securities in the future, knowing that a ready market will exist in time. However, purchasers of non-actively traded stock have little or no expectation to market their stock in the future and if so, only a limited market exists for them.

These factors provide a foundation to develop criteria, which affects the degree of adjustment for lack of marketability to be applied depending upon the facts and circumstances in each and every case. These criteria include:

•	The availability and reliability of financial information.

•	The number of shareholders.

•	The concentration or domination of control owners.

•	The population of potential buyers.

•	The access to the capital marketplace.

•	The relative size of the business.

•	The volume of comparable private transactions.

•	The consistent business philosophy or lack thereof in a multiple owner entity.

•	The desirability of the business itself.

•	The existence of any restrictive agreements.

•	The historical profitability of the business.

•	The relative liquidity of the business.

•	The depth, quality, competence of the management team.

•	The exposure to potential litigation.

In short, the lack of marketability studies reinforce the belief that non-actively traded minority interests should be significantly adjusted as compared to publicly held minority interests. Reflecting on his work, Emory stated:

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The final question to be answered is that if these kinds of discounts are appropriate for promising situations where marketability is probable, but not a certainty, how much greater should discounts be for the more typical company’s stock that has no marketability, little if any chance of ever becoming marketable, and is in a neutral to unpromising situation?

In summary, the size of the discount for lack of marketability depends on the individual situation. While there is not one discount for lack of marketability applicable at all times to all situations, it is apparent that the lack of marketability is one of the most important components of value, and the public marketplace emphasizes this point.

Judge Laro and the Tax Court in the case of Mandelbaum vs. Commissioner, June 12, 1995 - T.C. Memo 1995-255 further defined these criteria. In this case, both experts relied upon the various restricted stock studies listed above in determining their adjustment. Accordingly, Judge Laro, acknowledged that the restricted stock studies provided a benchmark range of adjustment between thirty-five (35.0%) percent and forty-five (45.0%) percent. However, he also stated that the entity in question should be analyzed to determine whether the adjustment will be within, above or below this benchmark range. The non-exclusive list of areas to consider was stated as follows:

•	The value of the subject corporation’s privately traded securities vis-a-vis its publicly traded securities.

•	The subject corporation’s financial statements.

•	The corporation’s dividend-paying capacity, its history of paying dividends, and the amount of its prior dividends.

•	The nature of the corporation, its history, its position in the industry, and its economic outlook.

•	The corporation’s management.

•	The degree of control transferred with the block of stock to be valued.

•	Any restriction on the transferability of the corporation’s stock.

•	The period of time for which an investor must hold the subject stock to realize a sufficient profit.

•	The corporation’s redemption policy.

•	The cost of effectuating a public offering of the stock to be valued.

Although the entities of the studies are somewhat different then FAFCO, the differences between the study entities and FAFCO would be reflected in the size of the adjustment rather than whether the adjustment is warranted or not. Additionally, these types of adjustments have been validated by various court cases regarding general and limited partnerships including Estate of Barudin, August 26, 1996 – T.C. Memo 1996-395, which involved the valuation of a general partnership which held office buildings and provided regular cash distributions. The courts stated that the interest held had little impact on the effective control of the entity and allowed a combined adjustment from adjusted net assets of forty-five (45.0%) percent. Additionally, in Estate of McCormick –T.C. Memo 1995-371 the courts allowed adjustments ranging from thirty-eight (38.0%) percent to fifty-four (54.0%) percent. Although court cases alone do not provide a basis for making adjustments, they do acknowledge the economic validity of the adjustments.

The restricted stock and pre-IPO studies confirm the fact that unlisted stock is not easily marketable and that non-actively traded stock is not readily transferable without impacting the price. In addition, an analysis of the factors affecting marketability (both in Simpson’s model and in the Mandelbaum decision) lead to similar conclusions. Finally, the inability to readily sell the Subject Interest increases a

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hypothetical willing buyer’s exposure to changing market conditions and increases the risk of ownership. Thus, we specifically considered the following factors that affect the marketability of the Subject Interest in order to quantify the impairment in value:

1.	The average discount indicated by the restricted stock studies is about 35%. A concern when using these studies is the comparability of the data to the specific company and/or interest being appraised. In relating the restricted stock studies to FAFCO and the Subject Interest, we analyzed the following pre-1990 studies:

•	SEC Institutional Investor. There were 112 transactions for OTC nonreporting companies; 63 had discounts exceeding 30%. There were 119 transactions with sales in the range of $ 5 to $ 20 million; 96 had discounts of 30% or less. There were 102 transactions with earnings between $ 0.1 and $ 1 million; 65 had discounts of 30% or less.

•	Silber. With respect to revenues, market capitalization, and (potential) issue size, FAFCO most closely represents the group of companies in the over-35% discount group where the mean discount was 54%.

•	FMV Opinions. The dollar size of the subject interest is less than $ 10 million, putting it into the group with the highest marketability discount of 20% to 30%. The capitalization of FAFCO is below $ 50 million at 30% to 40%.

•	Management Planning. FAFCO’s revenue would place it around or below in the 4th quartile where the median discount was 35%. Its earnings would also fall around or below the 4th quartile where the median discount was 39%. Finally, we postulate that FAFCO’s earnings stability would fall around the 1st or 2nd quartile where the median discount was 14.1% and 26.2%, respectively.

2.	We also considered the pre-IPO studies. The pre-IPO discounts are generally higher than the restricted stock studies due to the greater degree of uncertainty of ultimate liquidity, i.e., whereas the restricted stocks will almost certainly be marketable after their holding periods expire, the pre-IPO studies reflect that an IPO may not occur.

•	The average discount indicated by Emory’s pre-IPO studies is about 45%.

•	The Willamette results showed that the median discount for the time periods studied ranged from a low of 32% to as much as 73%.

•	For profitable companies, such as FAFCO, the Pearson studies show an average discount of 64% in the “1-2 years prior to IPO” category.

3.	The interest is non-actively traded, and the following is an extended list of general factors identified in other empirical studies that are implicit in the Simpson model and Mandelbaum decision which affect marketability:

•	Put rights. There are no put rights associated with the interests. However, FAFCO is a publicly registered and traded security which would typically provide a market for an investor. In that regard, in this case the security is very thinly traded (less than one percent in a six month period) not providing enough liquidity for investors to sell the stock without impacting the market place. (Positive to Neutral)

•	Dividend/distribution history. There is no history of dividends. (Neutral to Negative)

•	Potential buyers. There is no evidence of a market of active potential buyers, nor have any offers to buy been received. (Neutral to Positive)

•	Size of block. The interest is relatively small, thus the universe of potential buyers would

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typically larger. But due to the nature of the interest it does not have control therefore making it a much less desirable investment. (Neutral to Negative)

•	Restrictive agreement. There is no restrictive agreement in place. As such, the ability to transfer or sell the interest will be governed by the underlying state law and security laws. (Negative)

•	Information access and reliability. The size of the interest provides for certain rights to records after the closing of a year. FAFCO has audited financial statements, detailed budgets and projections as well as an oversight audit committee. This can make the information more reliable and give some comfort to an investor. Lastly, FAFCO has filing requirements with the SEC due to its publicly traded nature. (Positive to Neutral)

•	Prospect of public offering or outright sale. FAFCO is a publicly traded company. However, FAFCO has incurred ongoing expenses associated with the filing requirements of the SEC and yet has not found much market acceptance in the trading market. (Neutral to Positive)

4.	Some have stated that investors in stock with expected long holding periods typically have a high tolerance for illiquidity and are more interested in long-term gain (see e.g., John J. Kania’s article “Evolution of the Discount for Lack of Marketability”, Business Valuation Review, March 2001, page 14). The insinuation is that such investors do not expect or require a large discount for lack of marketability. However, we believe that this assumption unnecessarily restricts the universe of all hypothetical willing buyers under the fair market value standard to only those that are interested in investing in illiquid non-actively traded companies. Other assumptions that would seek to similarly restrict the universe of hypothetical willing buyers have not been upheld by the courts (see e.g., Davis, 110 TC No. 35 (1998) with respect to limiting the universe of buyers of two blocks of stock to those that would be capable of making an S-Corporation election).

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5.	We have summarized the above analysis as follows:

Common Equity
Interest

Study	Factor	Discount Range

SEC	Trading market	> 30%
	Revenues	< 30%
	Earnings	< 30%
Silber	Revenues	> 35%
	Earnings	< 35%
	Issue size	> 35%
	Market cap	> 35%
FMV	Block $	20-30%
	Block %	20-30%
	Market cap	30-40%
MPI	Revenues	32%
	Earnings	31-33%
	Stability	14%
Emory	Average	45%
Willamette	Range	32-73%
Qual # 1	Prospect of offering	Neutral to Positive
Qual # 2	Associated cost	Negative
Qual # 3	Redemptions	Positive to Neutral
Qual # 4	Transferability	Neutral to Positive
Qual # 5	Put rights	Positive to Neutral
Qual # 6	Potential buyers	Neutral to Positive
Qual # 7	Dividends	Neutral to Negative
Qual # 8	Holding period	Neutral to Positive
Qual # 9	Size of block	Neural to Positive
Qual #10	Information access	Neural to Positive
Qual #11	Swing vote	None
Qual #12	Unilateral rights	None
Qual #13	Exposure to trapped tax	No
Qual #14	Lower than mkt rtns	No
Qual #15	Ability to liquidate	No

Valuation Adjustment Summary

Based on the above studies and analyses, the following similarities and/or differences should be noted in comparing a non-actively traded business interest to those of the studies. We utilized the above studies as a benchmark for comparison to FAFCO relative to the factors listed earlier.

We believe that these studies have some of the same characteristics, which can be extrapolated to FAFCO and provide a foundation as to how a willing buyer and willing seller would consider the factors of lack of control and marketability. Based on these studies we find the following:

•	Many of the restricted stock studies are mutual funds, which have invested in restricted stock investments. Accordingly, though the studies are not entirely comparable to

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FAFCO they are a good proxy or representative cross-section of empirically derived data for this analysis;

•	FAFCO has relatively low market liquidity, but investors have ready access to the open market as a market for their interests. Accordingly, this has the effect of decreasing the adjustment for lack of marketability;

•	A minority investor does not have control over the operations, liquidation or distribution of the assets of the entity. Accordingly, this has the effect of increasing the adjustment for lack of control. In this case, however, a one-share interest has no control. Accordingly, this has the effect of increasing the lack of control adjustment;

•	FAFCO has not historically accumulated cash through ongoing operations. Accordingly, this has the effect of increasing the adjustment for lack of marketability or liquidity;

•	FAFCO is relatively illiquid with a fair degree of financing. Accordingly, this has the effect of increasing the adjustment for lack of marketability or liquidity;

•	FAFCO’s investors are subject to receiving a return on their investment solely through the liquidation of their interest or cash distributions in the future. Accordingly, the lack of an active market and freely-tradable shares without impacting the price has the effect of increasing the adjustment for lack of marketability or liquidity.

The fact that control premiums and implied minority interest discounts are trending downward is attributable to rising valuations in the stock markets that make acquisitions of controlling interests more costly to consummate.

Further, an investor in FAFCO is subject to less market liquidity, diversification, and greater risks (perceived and actual) than the entities of the studies. Further, FAFCO has a large debt relative to the collateral, which impairs its liquidity. This coupled with the uncertainty as to the future and the inability to have achieved a sustainable growth rate or market penetration creates a lower marketability of the interest. However, given that some market exists, the marketability of the interest is a bit higher than a closely-held interest. As a result, a willing buyer - willing seller would adjust the value accordingly. In that regard, we believe an adjustment for the lack of control of twenty-five percent (25.0%) and an adjustment for lack of marketability of twenty percent (20.0%) is applicable in this case.

Consideration Given to Hypothetical Willing Seller

The hypothetical seller is a willing seller. While sellers may not be interested in selling if market conditions are perceived as being poor, they may be induced to sell “if the price is right” or to obtain liquidity for a higher yielding investment alternative.

The effective rate of the above adjustments on the final conclusion of value is forty percent (40.0%) for the interest. We believe these adjustments are reasonable and consider the position of the hypothetical

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FAFCO, Inc.	Valuation Report

willing seller. This conclusion was based on our analysis that by accepting the above level of adjustments and reinvesting the proceeds, the hypothetical willing seller would achieve the same future value in an alternative investment in a reasonable period of time. Consequently, by investing the proceeds from the adjusted value in other liquid investments at an average range of rates of return of twelve (12.0%) percent to fifteen (15.0%) percent, an investor could achieve a payback of the resulting discount as well as growth in the investment of seven and seventy-five one-hundredths (7.75%) percent in one to four years. Thereafter, the investor would realize the average rate of return of twelve (12.0%) percent to fifteen (15.0%) percent. The rationale for doing so is that it would be reasonable for an investor who held a low risk, slowly appreciating investment to exit that investment and reinvest the proceeds in a higher risk, faster appreciating investment as well as to gain liquidity, diversity and control.

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XIII - CONCLUSION OF VALUE

This report has been expressly prepared to determine the fair market value (on a non-controlling, non-marketable interest basis) of a one-share common equity interest of FAFCO, Inc. as of June 30, 2003, which value is to be used in determining the appropriate number of units to be issued relative to the capital contributed.

In our opinion, and based on a recognized valuation methodology, the fair market value as of June 30, 2003 of a one-share common equity interest was $0.60. This conclusion of value is calculated as follows:

Representative benefits	$785,492
Representative capitalization rate	19.00%

Enterprise operating value (marketable, controlling interest basis)	$4,134,168
Nonoperating assets	$3,100,000
Nonoperating liabilities	(3,325,100)

Nonoperating assets - net	$(225,100)

Enterprise value (marketable, controlling interest basis)	$3,909,070
Total number of shares outstanding	3,855,591

Per share enterprise value	$1.01
Valuation adjustment for lack of control (25.0%)	0.26

Value of interest (marketable, noncontrolling interest basis)	$0.75
Valuation adjustment for lack of marketability (20.0%)	0.15

Fair market value of a one-share common equity interest (non-controlling, non-marketable interest basis)	$0.60

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Appendix A - Statement of General Assumptions and Limiting Conditions

This valuation report has been made subject to the following general assumptions and limiting conditions:

1.	Mel H. Abraham, CPA, CVA, ABV, ASA has no present or contemplated financial interest in FAFCO. Our fees, for this valuation, are based upon our normal hourly billing rates, and in no way are contingent upon the results of our findings.

2.	Events occurring subsequent to the valuation date may affect the value of FAFCO. We have no responsibility or obligation to update this report for events and circumstances occurring subsequent to the date of this report. Any use of the present tense in the report refers to facts as they existed as of the valuation date.

3.	No investigation has been made of, and no responsibility is assumed for, the legal description or for legal matters including title or encumbrances. Title to all property is assumed to be good and marketable unless otherwise stated. All property is further assumed to be free and clear of any or all liens, easements or encumbrances unless otherwise stated.

4.	Information furnished by others, upon which all or portions of this report are based, is believed to be reliable; however, no warranty is given as to the accuracy of such information. FAFCO and its management represented to us that the information supplied to us was complete and correct to the best of their knowledge. It has been assumed that all facts and circumstances that would significantly affect the valuation results have been disclosed to us. Any significant errors in, or omissions from, the information supplied to us will have a corresponding effect on our analyses and conclusions.

5.	We have relied upon various appraisals and/or estimates of value provided by other parties and as such do not provide any additional form of assurance on these values.

6.	Full compliance with all applicable federal, state and local zoning, use, environmental and similar laws and regulations is assumed. Further, it is assumed that all required licenses, certificates of occupancy, consents or other legislative or administrative authority from any local, state or national government or private entity or organization have been or can be obtained or renewed for any use on which the value estimate contained in this report is based.

7.	This report has been made only for the purpose stated and shall not be used for any other purpose. Neither this report nor any portion thereof (including without limitation any conclusions as to value, the identity of Mel H. Abraham, CPA, CVA, ABV, ASA or any individuals signing or associated with this report, or the professional associations or organizations with which they are affiliated) shall be disseminated to third parties by any means without the prior written consent and approval of Mel H. Abraham, CPA, CVA, ABV, ASA. However, this report can be utilized for the specific purposes stated herein.

8.	Neither Mel H. Abraham, CPA, CVA, ABV, ASA nor any individuals signing or associated with this report shall be required by reason of this report to give testimony or appear in court or other legal proceedings, unless specific arrangements therefore have been made.

9.	We have compiled summary financial data and ratios that are contained in the report and various schedules. The data in these schedules represent financial data extracted from FAFCO’s historical financial statements and/or other sources. We have not audited or reviewed this financial data and, accordingly, do not express an opinion or any other form of assurance on it. The financial summaries presented herein do not constitute a complete presentation of FAFCO’s financial statements in accordance with generally accepted accounting principles.

10.	Regarding any forecasts of earnings or cash flows used herein, they have been based upon the identified assumptions and are intended solely to assist in the development of the value conclusion presented in this report. Such forecasts should not be used to obtain credit or for any other purpose. These presentations do not include all disclosures required by the guidelines establish by the American Institute of Certified Public Accountants for the presentation of a financial forecast. We have not compiled or examined theses presentations and express no assurance on them. Some assumptions inevitably will not materialize, and unanticipated events may occur; therefore, the actual results achieved during the projection period will vary from the projection, and the variations may be material.

11.	The various estimates of value presented in this report apply to this valuation only and may not be used out of the context presented herein. This valuation is valid only for the effective date(s) and only for the valuation purpose(s) specified herein.

12.	Mel H. Abraham, CPA, CVA, ABV, ASA does not purport to be a guarantor of value. Valuation of non-actively traded companies is an imprecise science, with value being a question of fact, and reasonable people can differ in their estimates of value. Mel H. Abraham, CPA, CVA, ABV, ASA, however, used conceptually sound and commonly accepted methods and procedures of valuation in determining the estimate of value included in this report.

13.	Responsible and competent management are assumed. Further, the valuation assumes that the existing management will maintain the character and integrity of FAFCO through any sale, reorganization, or reduction of any owner’s and/or manager’s participation in the existing activities of FAFCO.

14.	Although we have considered the attributes of FAFCO’s securities, Mel H. Abraham, CPA, CVA, ABV, ASA is not providing any legal opinion as to the rights and/or restrictions associated with the subject securities under state law. If legal or other expert advice is required, the services of an appropriate professional should be sought.

15.	We were requested to value a specific interest of the entity on a non-marketable, non-controlling interest basis for tax purposes. Thus, the interest value quoted herein is appropriate only to the extent that the rights and/or restrictions associated with such interest do not change as the size of the transferred ownership interest changes.

Appendix B - Valuator’s Certification

I certify that, to the best of my knowledge and belief:

1.	The statements of fact contained in this report are true and correct.

2.	The reported analyses, opinions, and conclusions are limited only by the reported general assumptions and limiting conditions, and are my personal, unbiased professional analyses, opinions, and conclusions.

3.	I made a personal inspection of FAFCO’s facilities and performed a site tour and management interview with the representatives of FAFCO.

4.	I have no present or prospective interest in the entity that is the subject of this report, and I have no personal interest or bias with respect to the parties involved.

5.	My compensation is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

6.	The National Association of Certified Valuation Analysts has a mandatory recertification program. The designated individual who participated in this assignment is in compliance with that requirement.

7.	My analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with The Code of Professional Conduct of the American Institute of Certified Public Accountants, the National Association of Certified Valuation Analysts, and the Uniform Standards of Professional Appraisal Practice.

8.	No one provided significant professional assistance to the individual(s) signing this report.

Mel H. Abraham, CPA, CVA, ABV, ASA

EXHIBIT A

FAFCO, INC.
HISTORICAL FINANCIAL STATEMENT SUMMARIES

EXHIBIT B

FAFCO, INC.
ADJUSTED FINANCIAL STATEMENT SUMMARIES

EXHIBIT C

FAFCO, INC.
COMMON SIZE SUMMARIES

EXHIBIT D

FAFCO, INC.
RATIO ANALYSIS

EXHIBIT E

FAFCO, INC.
COMPARATIVE ANALYSIS INFORMATION

EXHIBIT F

VALUATION ANALYST’S QUALIFICATIONS

EXHIBIT G

SUMMARY OF INFORMATION AND DATA SOURCES

SUMMARY OF INFORMATION AND DATA SOURCES

Internal Documents and Information

Articles of Incorporation for FAFCO, Inc.

Bylaws of FAFCO, Inc.

Organization Chart provided by FAFCO, Inc. management.

Audited financial information for 1998 through 2002 as provided by management.

Other financial documentation prepared and/or provided by FAFCO, Inc. management.

SEC filings of FAFCO as provided by management and the EDGAR system

Selected financial, stock, dividend and business information gathered from interviews and discussions with FAFCO, Inc. management.

Management provided copies of outstanding notes, marketing materials and leases.

External Documents and Information

Abraham, Mel H., CPA, CVA, ABV, ASA “Valuation Issues and Case Law Update” December 1997, updated April 1998, November 1998, May 1999, November 1999, May 2000 and May 2002.

Abraham, Mel H., CPA, CVA, ABV, ASA “Valuation Issues, Problems and Pitfalls Relating to Family Limited Partnerships” November 1997, updated April 1998, May 2000 and May 2002.

Selected financial information obtained from Morningstar Closed-end Mutual Fund Database.

Selected financial information obtained from Robert Morris & Associates Financial Statement Studies.

Selected financial information obtained through the Pratt’s Stats database.

Selected financial information obtained through the BizComp database.

Selected financial information obtained through the M&A Source – Done Deals database.

Jurek PhD., Walter, Business Valuations by Industry. Quality Services Company, 1998

Mezzullo, Louis A., Valuation Rules Under Chapter 14. American Bar Association, 1995

Various news articles and memorandums from industry trade journals and associations.

Plummer, James L. of QED Research, Inc., Palo Alto, CA, “QED Report on Venture Capital Financial Analysis, Survey of 300 Venture Capitalists”.

SUMMARY OF INFORMATION AND DATA SOURCES - continued

External Documents and Information (continued)

Beauchene, Scott L., James G. Rabe and Jeffrey Tarbell, “Estimating Valuation Discounts for Family Limited Partnerships,” Willamette Management Associates, Insights, Autumn 1995, pp. 18-20.

Elliott, Charles L., and Alex W. Howard, “Limited Partnership Units Sales Show Large Discounts from Net Asset Value,” Shannon Pratt’s Business Valuation Update, November 1995, pp. 1-2.

Emory, John D., “The Value of Marketability as Illustrated in Initial Public Offerings of Common Stock-January 1994 through June 1995,” Business Valuation Review, December 1995, pp. 155-160.

Hall, Lance S., and Timothy C. Polacek, “Strategies for Obtaining the Largest Valuation Discounts,” Estate Planning, January/May 3194, p 38-44.

Higgins, Mark C., “The Valuation of Family Limited Partnerships,” Trusts and Estates, September 1995, p. 66.

Johnson, Bruce A., and James R. Park, “Study of Discounts for Limited Partnership Units Traded in a Secondary Market,” Business Valuation Review, September 1995, pp. 99-101.

Fowler, Bradley A., “Valuation of Venture Capital Portfolio Companies – and Other Moving Targets”, Business Valuation Review, March 1990, pp. 13-17.

Fowler, Bradley A., “Venture Capital Rates of Return Revisited”, Business Valuation Review, March 1996, pp. 13-16.

Kam, Steve, Hans Schroeder, and Curt Smith, “The Market Pricing of Syndicated LPs and the Valuation of FLPs,” Trusts & Estates, May 3196, pp. 35-45.

Kasner, Jerry A., “Estate Planning with Family Partnerships,” March 1993.

Katzenstein, Andrew M., “The Latest on Family Partnerships,” November 4, 1995.

Mulligan, Michael D., and Angela Fick Braly, “Family Limited Partnership Can Create Discounts,” Estate Planning, July/August 1994, pp. 195-204.

Pratt, Shannon P., “Limited Partnership Study Documents Large Discounts From Net Asset Value,” Shannon Pratt’s Business Valuation Update, September 1996, pp. 1-2.

Partnership Profiles, Inc., The Partnership Spectrum, May/June 1995 - 2001.

Fishman, Jay E. and O’Rourke, Bonnie, “Whose Fair Market Value Is It Anyway?”, Valuation, Vol. 41, No. 1. Washington D.C.: American Society of Appraisers, June 1997.

Fishman, Jay E., Pratt, Shannon P., Griffith, J. Clifford and Wilson, D. Keith, Guide to Business Valuations. United States of America: Practitioners Publishing Company, Inc., 1997

SUMMARY OF INFORMATION AND DATA SOURCES - continued

External Documents and Information (continued)

Lundquist, J. Peter, ASA, and Brad S. Bickman, CFA, “Analyzing the Needs of the Hypothetical Willing Seller”. Business Valuation Review, Denver, Colorado: American Society of Appraisers, September 1997.

Pratt, Shannon P., Reilly, Robert F., Schweihs, Robert P., Valuing a Business: The Analysis and Appraisal of Closely Held Companies, 4th Edition. Irwin Professional Publishing, 2000.

Simpson, David W., AM, CFA, “Minority Interest and Marketability Discounts: A Prospective, Parts I and II”. Business Valuation Review, Denver, Colorado: American Society of Appraisers, March and June 1991.

National Association of Certified Valuation Analyst, Professional and Report Writing Standards as of June 30, 2003.

Fundamentals, Theory, and Techniques, National Association of Certified Valuation Analysts, Robert L. Green, CPA, CVA, CFE, 1991-2001.

Business Valuation Discounts and Premiums, Shannon Pratt, John Wiley & Sons, Inc., 2001

Comprehensive Guide for the Valuation of Family Limited Partnerships, Bruce A. Johnson and Spencer J. Jefferies.

Valuing a Business: The Analysis and Appraisal of Closely Held Companies, 4th Edition, Irwin Professional Publishing, 2000.

Cost of Capital, Estimation and Application, Shannon Pratt, John Wiley & Sons, Inc., 2nd Edition 2002

Mergerstat Review Studies, Houlihan Lokey Howard & Zukin, Los Angeles, California; 1999.